Exhibit 99.3

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2010 and 2009

and for the years ended

December 31, 2010, 2009 and 2008

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

MBIA Insurance Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of MBIA Insurance Corporation and its subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company has been adversely affected by the financial crisis and economic downturn, has been unable to write meaningful amounts of new insurance business since 2008 and is subject to significant risks and uncertainties that could affect amounts reported in the Company’s financial statements in future periods.

As discussed in Note 3 to the consolidated financial statements, the Company adopted in 2010 new accounting standards for Variable Interest Entities and, in 2009, Financial Guarantee Insurance and Reinsurance Contracts and Recognition and Presentation of Other-Than-Temporary Impairments.

/s/ PricewaterhouseCoopers LLP

New York, NY

March 1, 2011

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share amounts)

	December 31, 2010	December 31, 2009
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $1,497,527 and $1,183,566)	$1,503,356	$1,217,577
Investments carried at fair value (amortized cost $822 and $0)	822	—
Short-term investments, at fair value (amortized cost $672,601 and $965,696)	674,460	970,616
Other investments (includes investments at fair value of $9,803 and $8,127)	11,030	10,148

Total	2,189,668	2,198,341
Cash and cash equivalents	229,062	594,218
Secured loan	975,000	1,600,000
Accrued investment income	21,193	20,050
Premiums receivable	1,588,999	2,020,602
Deferred acquisition costs	764,272	879,207
Prepaid reinsurance premiums	1,988,771	2,439,270
Insurance loss recoverable	2,531,494	2,444,754
Reinsurance recoverable on paid and unpaid losses	229,764	234,875
Property and equipment, at cost (less accumulated depreciation of $59,917 and $113,847)	4,479	72,826
Receivable for investments sold	1,627	3,152
Derivative assets	9,632	775,693
Current income taxes	20,282	308,940
Deferred income taxes, net	881,640	596,303
Other assets	65,518	47,172
Assets of consolidated variable interest entities:
Cash	763,780	—
Investments held-to-maturity, at amortized cost (fair value $2,635,957 and $1,120,319)	2,840,000	1,174,152
Investments held as available for sale, at fair value (amortized cost $0 and $389,151)	—	389,151
Fixed-maturity securities at fair value	5,113,227	128,112
Loans receivable at fair value	2,183,365	481,622
Loan repurchase commitments	835,047	—
Derivative assets	829,319	—
Other assets	1,581	2,201

Total assets	$24,067,720	$16,410,641

Liabilities and Shareholders’ Equity
Liabilities:
Unearned premium revenue	$3,470,192	$4,172,590
Loss and loss adjustment expense reserves	1,129,358	1,580,021
Reinsurance premiums payable	389,749	583,741
Long-term debt	952,655	1,229,227
Deferred fee revenue	610,393	665,326
Payable for investments purchased	82	13,004
Derivative liabilities	4,504,978	4,582,130
Other liabilities	173,792	238,500
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value $6,714,172 and $0)	9,521,208	1,770,098
Derivative liabilities	2,104,242	—
Other liabilities	—	750

Total liabilities	22,856,649	14,835,387

Commitments and contingencies (See Note 19)

Shareholders’ Equity:
Series A non-cumulative perpetual preferred stock, par value $1,000 per share, liquidation value $100,000 per share, authorized—4,000 issued and outstanding—2,759	27,598	27,598
Common stock, par value $220.80 per share; authorized, issued and outstanding—67,936 shares	15,000	15,000
Additional paid-in capital	983,795	982,664
Retained earnings	166,401	640,053
Accumulated other comprehensive income (loss), net of deferred income tax of $130 and $8,820	18,277	(90,061)

Total shareholders’ equity	1,211,071	1,575,254

Total liabilities and shareholders’ equity	$24,067,720	$16,410,641

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Years ended December 31,
	2010	2009	2008
Revenues:
Premiums earned:
Scheduled premiums earned	$247,123	$322,554	$634,523
Refunding premiums earned	4,300	10,369	245,662

Premiums earned (net of ceded premiums of $278,472, $410,200, and $120,991)	251,423	332,923	880,185
Net investment income	119,129	187,956	526,635
Fees and reimbursements	198,714	227,281	9,221
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	(161,952)	(167,031)	(397,370)
Unrealized gains (losses) on insured derivatives	(679,101)	1,650,588	(1,822,679)

Net change in fair value of insured derivatives	(841,053)	1,483,557	(2,220,049)
Net gains (losses) on financial instruments at fair value and foreign exchange	133,496	59,030	184,600
Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	—	—	(8,902)
Other-than-temporary impairments recognized in accumulated other comprehensive loss	—	—	—

Net investment losses related to other-than-temporary impairments	—	—	(8,902)
Net gains on extinguishment of debt	—	13,517	38,927
Other net realized gains (losses)	28,609	(64,678)	(2,273)
Revenues of consolidated variable interest entities:
Net investment income	52,562	96,352	56,045
Net gains (losses) on financial instruments at fair value and foreign exchange	340,836	9,459	—
Net realized gains (losses)	(76,129)	(40,740)	—
Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	—	(263,518)	—
Other-than-temporary impairments recognized in accumulated other comprehensive loss	—	170,724	—

Net investment losses related to other-than-temporary impairments	—	(92,794)	—

Total revenues	207,587	2,211,863	(535,611)
Expenses:
Losses and loss adjustment	159,422	770,236	1,318,001
Amortization of deferred acquisition costs	149,822	216,477	74,805
Operating	127,462	178,123	207,079
Interest	135,952	137,094	134,647
Expenses of consolidated variable interest entities:
Operating	27,373	300	428
Interest	42,063	86,907	55,575

Total expenses	642,094	1,389,137	1,790,535

Income (loss) before income taxes	(434,507)	822,726	(2,326,146)
Provision (benefit) for income taxes	(149,978)	312,008	(971,478)
Equity in net income (loss) of affiliates	336	486	(45)

Net income (loss)	$(284,193)	$511,204	$(1,354,713)

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Years Ended December 31, 2010, 2009 and 2008

(In thousands except share amounts)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance, January 1, 2008	—	$—	100,000	$15,000	$1,704,922	$2,609,820	$213,715	$4,543,457

Comprehensive income (loss):
Net income (loss)	—	—	—	—	—	(1,354,713)	—	(1,354,713)
Other comprehensive income (loss):
Change in unrealized gains and loses on investments net of deferred income taxes of $155,577	—	—	—	—	—	—	(401,860)	(401,860)
Change in foreign currency translation net of deferred income taxes of $10,905	—	—	—	—	—	—	54,242	54,242

Other comprehensive income (loss)								(347,618)

Total comprehensive income (loss)								(1,702,331)

Issuance of perpetual preferred shares	2,759	27,598	—	—	—	—	—	27,598
Capital contribution from MBIA Inc.	—	—	—	—	486,500	—	—	486,500
Share-based compensation net of deferred income taxes of $14,959	—	—	—	—	(7,750)	—	—	(7,750)

Balance, December 31, 2008	2,759	$27,598	100,000	$15,000	$2,183,672	$1,255,107	$(133,903)	$3,347,474

ASC 944-20 transition adjustment net of deferred income taxes of $27,170	—	—	—	—	—	55,346	—	55,346
Comprehensive income (loss):
Net income (loss)	—	—	—	—	—	511,204	—	511,204
Other comprehensive income (loss):
Change in unrealized gains and loses on investments net of deferred income taxes of $69,828	—	—	—	—	—	—	225,256	225,256
Portion of other-than-temporary impairment
losses recognized in other comprehensive loss net of deferred income taxes of $0	—	—	—	—	—	—	(170,724)	(170,724)
Change in foreign currency translation net of deferred income taxes of $887	—	—	—	—	—	—	(10,690)	(10,690)

Other comprehensive income (loss)								43,842

Total comprehensive income (loss)								610,392

Redemption of common shares	—	—	(32,064)	(4,809)	(1,197,125)	—	—	(1,201,934)
Increase in par value of common shares	—	—	—	4,809	(4,809)	—	—	—
Special dividends paid on common shares	—	—	—	—	—	(1,167,850)	—	(1,167,850)
Dividends on preferred shares	—	—	—	—	—	(13,754)	—	(13,754)
Share-based compensation net of deferred income taxes of $4,431	—	—	—	—	926	—	—	926

Balance, December 31, 2009	2,759	$27,598	67,936	$15,000	$982,664	$640,053	$(90,061)	$1,575,254

ASU 2009-17 transition adjustment
Consolidated variable interest entities, net of deferred taxes of $57,320	—	—	—	—	—	(186,297)	131,781	(54,516)
Deconsolidated variable interest entities, net of deferred taxes of $1,756	—	—	—	—	—	(3,162)	85,341	82,179

Total ASU 2009-17 transition adjustment	—	—	—	—	—	(189,459)	217,122	27,663
Comprehensive income (loss):
Net income (loss):	—	—	—	—	—	(284,193)	—	(284,193)
Other comprehensive income (loss):
Change in unrealized gains and loses on investments net of deferred taxes of $8,618	—	—	—	—	—	—	36,062	36,062
Change in foreign currency translation net of deferred taxes of $42,968	—	—	—	—	—	—	(144,846)	(144,846)

Other comprehensive income (loss)								(108,784)

Total comprehensive income (loss)								(392,977)

Capital contribution in connection with the sale of real estate	—	—	—	—	494	—	—	494
Share-based compensation net of deferred taxes of $493	—	—	—	—	637	—	—	637

Balance, December 31, 2010	2,759	$27,598	67,936	$15,000	$983,795	$166,401	$18,277	$1,211,071

	2010	2009	2008
Disclosure of reclassification amount:
Change in unrealized gains and losses on investments arising during the period, net of taxes	$34,793	$49,996	$(313,061)
Reclassification adjustment, net of taxes	1,269	4,536	(88,799)

Change in net unrealized appreciation, net of taxes	$36,062	$54,532	$(401,860)

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net (loss) income	$(284,193)	$511,204	$(1,354,713)
Adjustments to reconcile net (loss) income to net cash (used) provided by operating activities:
Amortization of bond (premiums) discounts, net	(29,892)	(31,796)	26,546
(Increase) decrease in accrued investment income	(2,303)	95,695	27,332
Decrease (increase) in premiums receivable	268,225	341,753	(667)
Decrease (increase) in deferred acquisition costs	120,010	(310,204)	(88,116)
(Decrease) increase in unearned premium revenue	(534,550)	(1,680,455)	316,569
Decrease (increase) in prepaid reinsurance premiums	268,515	(1,909,001)	102,131
(Decrease) increase in reinsurance premiums payable	(46,747)	236,696	1,297
(Decrease) increase in loss and loss adjustment expense reserves	(80,623)	196,692	211,461
Increase in reinsurance recoverable on paid and unpaid losses	(52,975)	(57,882)	(91,507)
Increase in insurance loss recoverable	(772,717)	(1,987,426)	(350,781)
(Increase) decrease in receivable from affiliates	(20,923)	1,148	3,102
Decrease (increase) in receivable from reinsurers on insured derivative contracts	—	110,389	(110,421)
(Decrease) increase in payable to reinsurers on recoverables	(3,958)	(60,473)	114,702
Depreciation	4,549	8,669	9,011
Decrease (increase) in accounts receivable	585	37,977	(28,178)
(Decrease) increase in accrued expenses	(48,820)	(73,028)	106,985
(Decrease) increase in deferred fee revenue	(54,933)	622,741	29,778
Net realized losses on variable interest entities	76,129	40,740	—
Other net realized (gains) losses	(28,609)	64,678	2,273
Investment losses on other than temporarily impaired investments	—	92,794	8,902
Realized gains and other settlements on insured derivatives	(613,063)	—	—
Unrealized losses (gains) on insured derivatives	679,101	(1,650,588)	1,822,679
Net gains on financial instruments at fair value and foreign exchange	(474,332)	(68,489)	(184,600)
Decrease (increase) in current income taxes	288,658	16,751	(176,788)
Deferred income tax (benefit) provision	(172,923)	643,299	(341,001)
Gains on extinguishment of debt	—	(13,517)	(38,927)
Share-based compensation	1,130	5,357	7,209
Other operating	118,238	35,908	(4,568)

Total adjustments to net (loss) income	(1,112,228)	(5,291,572)	1,374,423

Net cash (used) provided by operating activities	(1,396,421)	(4,780,368)	19,710

Cash flows from investing activities:
Purchase of fixed-maturity securities	(587,750)	(825,276)	(4,067,629)
Purchase of controlling interest in an affiliate, net of cash received	(26,693)	—	—
(Decrease) increase in payable for investments purchased	(12,922)	13,622	(35,732)
Sale of fixed-maturity securities	922,570	6,451,899	6,057,729
Decrease (increase) in receivable for investments sold	1,525	7,442	(9,521)
Decrease in loans receivable	860,303	—	—
Redemptions of fixed-maturity securities	544,055	12,518	10,403
Redemptions (purchases) of held-to-maturity investments	—	47,586	(66,677)
Sales (purchases) of short-term investments, net	424,389	383,416	(584,307)
Sales (purchases) of other investments, net	354	24,941	(21,153)
Consolidation and deconsolidation of variable interest entities	771,994	—	—
Capital expenditures	(1,997)	(5,574)	(10,558)
Disposals of fixed assets	66,393	30	—
Other investing	—	149	1,748

Net cash provided by investing activities	2,962,221	6,110,753	1,274,303

Cash flows from financing activities:
Principal paydown of variable interest entity notes	(1,488,589)	(128,372)	(138,472)
Securities sold (purchased) under agreements to resell, net	—	400,000	(2,000,000)
Net proceeds from issuance of perpetual preferred shares	—	—	387,598
Proceeds from issuance of long-term debt	—	276,572	991,133
Proceeds from repayments for secured loan	625,000	—	—
Other borrowings and deposits	—	—	(1,093)
Capital issuance costs	—	—	(13,424)
Repayment of long-term debt	(276,572)	—	(47,345)
Repayment of short-term debt	—	—	(13,383)
Capital contributiion from MBIA Inc.	—	—	486,500
Redemption of common shares and other returns of capital	—	(1,170,562)	—
Redemption of preferred shares	(26,010)	—	—
Special dividend paid on common shares	—	(1,167,850)	—
Dividends paid on preferred shares	(1,005)	(12,748)	—

Net cash used by financing activities	(1,167,176)	(1,802,960)	(348,486)

Net increase (decrease) in cash and cash equivalents	398,624	(472,575)	945,527
Cash and cash equivalents—beginning of year	594,218	1,066,793	121,266

Cash and cash equivalents—end of year	$992,842	$594,218	$1,066,793

Supplemental cash flow disclosures:
Income taxes refunded	$(282,766)	$(342,414)	$(479,191)
Interest paid:
Long-term debt	135,462	136,017	69,611
Other borrowings and deposits	—	—	1,876
Variable interest entity notes	273,581	53,310	55,634
Non cash items:
Share-based compensation	$1,130	$5,357	$7,209
Dividends declared but not paid	—	1,005	—

The accompanying notes are an integral part of the consolidated financial statements.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Businesses, Developments, Risks and Uncertainties

Summary

MBIA Insurance Corporation is a wholly owned subsidiary of MBIA Inc. (“MBIA”). The guarantees of MBIA Insurance Corporation and its subsidiaries, (“MBIA Corp.”) insure structured finance and asset-backed obligations, privately issued bonds used for the financing of public purpose projects, which are primarily located outside of the United States (“U.S.”) and that include toll roads, bridges, airports, public transportation facilities, utilities and other types of infrastructure projects serving a substantial public purpose, and obligations of sovereign and sub-sovereign issuers. Structured finance and asset-backed securities (“ABS”) typically are securities repayable from expected cash flows generated by a specified pool of assets, such as residential and commercial mortgages, insurance policies, consumer loans, corporate loans and bonds, trade and export receivables, leases for equipment, aircraft and real property.

Business Developments

MBIA Corp. has been adversely affected by the financial crisis and economic downturn of 2007 through 2009 and the ongoing residual effects on the commercial and residential real estate sectors. Substantial exposure to the structured finance capital markets, through direct securitizations and re-securitizations, has made MBIA Corp. especially vulnerable to the market’s volatility. The impacts of the economic downturn included downgrades of MBIA Corp.’s credit ratings beginning in mid-year 2008 and substantial incurred insurance losses. MBIA Corp. believes most of the incurred insurance losses were attributable to defaults on ineligible mortgages placed in second-lien mortgage securitizations, but MBIA Corp. also sustained losses in collateralized debt obligations comprising asset-backed collateral (“ABS CDOs”) and, in 2010, in commercial mortgage-backed securities (“CMBS”) pools. The insurance losses negatively impacted the statutory capital, defined under statutory accounting principles (“SAP”) as policyholders’ surplus and contingency reserves, and liquidity position of MBIA Corp. MBIA Corp.’s statutory capital was reduced from $4.3 billion in February 2009 to $2.7 billion as of December 31, 2010. Unrealized losses on insured credit derivatives and invested assets also depressed MBIA Corp.’s shareholders’ equity.

MBIA Corp. has been unable to write meaningful amounts of new insurance business since 2008 and does not expect to write significant new business prior to an upgrade of its credit ratings. As of December 31, 2010, MBIA Insurance Corporation was rated B with a negative outlook by Standard & Poor’s Financial Services LLC (“S&P”) and B3 with a negative outlook by Moody’s Investors Service, Inc. (“Moody’s”).

MBIA Corp. has been actively responding to these developments. In 2008, MBIA Corp. raised $1.4 billion in debt and equity capital to support its business. In 2008, MBIA Corp. was one of the first market participants to recognize the inappropriate underwriting and breaches of representations and warranties in the second-lien mortgage origination and securitization sector and commenced enforcement actions against sellers/servicers who did not honor their contractual obligations to repurchase or replace ineligible loans. As of December 31, 2010, MBIA Corp. had recorded loan put-back recovery assets of $2.5 billion. Additionally, in 2008 and 2009, MBIA Corp. pursued and received approval from the New York State Insurance Department (“NYSID”) to separate MBIA Corp. into two insurance companies, MBIA Corp. and National Public Finance Guarantee Corporation (“National”), to meet the market’s demand for municipal bond insurance from municipal-only companies. The NYSID and MBIA Corp. are both vigorously defending litigation seeking to challenge the NYSID’s decision.

Since 2008, MBIA Corp. has sought to reduce both the absolute amount and the volatility of its liabilities and contingent liabilities primarily through repurchases of securities and commutations of insurance policies. In the period 2008 through 2010, MBIA Corp. undertook actions to mitigate the declines in the liquidity of MBIA Corp. through reinsurance commutations. The impact of these actions has been to mitigate statutory capital erosion and preserve liquidity, and to reduce volatility. MBIA Corp. ended 2010 with $1.2 billion in liquid assets after claim payments and commutations of insured derivatives, compared to $1.1 billion as of December 31, 2009. MBIA Corp. also reduced its use of reinsurance during this period. At the same time, the U.S. economy has grown for the past six quarters, the pace of increase in delinquencies in troubled real estate sectors has declined, and asset values have begun to improve.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Businesses, Developments, Risks and Uncertainties (continued)

Risks and Uncertainties

MBIA Corp.’s consolidated financial statements include estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. The outcome of certain significant risks and uncertainties could cause MBIA Corp. to revise its estimates and assumptions or could cause actual results to differ from MBIA Corp.’s estimates. Significant risks and uncertainties that could affect amounts reported in MBIA Corp.’s consolidated financial statements in future periods include, but are not limited to, the following:

•

If the economy weakens, commercial real estate values decline and commercial real estate servicer behavior does not continue to mitigate potential or actual credit losses in line with current trends, MBIA Corp. could incur substantial additional losses in that sector. As of December 31, 2010, MBIA Corp. had CMBS pool and commercial real estate (“CRE”) collateralized debt obligation (“CDO”) insured par exposure of approximately $35.9 billion and $7.4 billion, respectively, and during 2010, MBIA Corp. increased its statutory loss reserves related to those exposures by $1.1 billion and $35 million, respectively. Refer to “Note 6: Loss and Loss Adjustment Expense Reserves” for information about MBIA Corp.’s estimate of CMBS credit impairments.

•

While incurred losses from insured residential mortgage-backed securities (“RMBS”) have declined from their peaks, they could ultimately be in excess of MBIA Corp.’s current estimated loss reserves. Refer to “Note 6: Loss and Loss Adjustment Expense Reserves” for information about MBIA Corp.’s RMBS loss reserves.

•

While MBIA Corp. has settled a substantial part of its insured ABS CDO exposure at levels within its statutory loss reserves related to those exposures, further economic stress might cause increases in its loss estimates.

•

MBIA Corp.’s efforts to recover losses from the second-lien securitization originators could be delayed, settled at amounts below its contractual claims (approximately $4.4 billion as of December 31, 2010), or potentially settled at amounts below those recorded on its consolidated balance sheets (approximately $2.5 billion as of December 31, 2010) prepared under SAP and accounting principles generally accepted in the U.S. (“GAAP”). Refer to “Note 6: Loss and Loss Adjustment Expense Reserves” for information about MBIA Corp.’s RMBS loss recoveries.

•

MBIA Corp.’s recent financial results have been volatile, which has impacted management’s ability to accurately project future taxable income. Insurance losses incurred beyond those currently projected may cause MBIA Corp. to record allowances against some or all of its deferred tax assets, which totaled $882 million as of December 31, 2010. Refer to “Note 12: Income Taxes” for information about MBIA Corp.’s deferred tax assets.

•

In the event the economy and the markets to which MBIA Corp. is exposed do not improve, or decline, the unrealized losses on insured credit derivatives could increase, causing additional stress in MBIA Corp.’s reported financial results. In addition, volatility in the relationship between MBIA Corp.’s credit spreads and those on underlying collateral assets of insured credit derivatives can create significant unrealized gains and losses in MBIA Corp.’s reported results of operations. Refer to “Note 7: Fair Value of Financial Instruments” for information about MBIA Corp.’s valuation of insured credit derivatives.

While MBIA Corp. believes it continues to have sufficient capital and liquidity to meet all of its obligations for the foreseeable future, if one or more possible adverse outcomes were to be realized, its statutory capital, financial position, results of operations and cash flows could be materially and adversely affected. Statutory capital is a key measure of an insurance company’s financial condition under insurance laws and regulations. Failure to maintain adequate levels of statutory surplus and total statutory capital could lead to intervention by MBIA Corp.’s insurance regulators in its operations and constitute an event of default under certain of MBIA Corp.’s contracts, thereby materially and adversely affecting MBIA Corp.’s financial condition and results of operations.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Businesses, Developments, Risks and Uncertainties (continued)

Structured Finance and International Insurance Business

MBIA Corp. has not written any meaningful amount of business since 2008 and as of December 31, 2010, MBIA Corp. had insured gross par outstanding of $190.2 billion and statutory capital of $2.7 billion. The financial guarantees issued by MBIA Corp. generally provide unconditional and irrevocable guarantees of the payment of the principal of, and interest or other amounts owing on, insured obligations when due or, in the event MBIA Corp. has the right at its discretion to accelerate insured obligations upon default or otherwise, upon MBIA Corp.’s election to accelerate. Certain investment agreement contracts written by MBIA Inc. and its subsidiaries are insured by MBIA Corp. and if MBIA Inc. and its subsidiaries were to have insufficient assets to pay amounts due, MBIA Corp.’s insurance coverage would be drawn upon to make such payments. MBIA Corp. has also insured debt obligations of its affiliates, including medium-term notes issued by MBIA Global Funding, LLC and Meridian Funding Company, LLC and provides reinsurance to its insurance subsidiaries. MBIA Corp. has also written insurance policies guaranteeing the obligations of an affiliate, LaCrosse Financial Products, LLC (“LaCrosse”), under credit default swaps (“CDS”), including termination payments that may become due upon certain events including the insolvency or payment default by MBIA Corp. or LaCrosse. Since the beginning of the economic downturn in 2008, the collateral underlying many of MBIA Corp.’s insured structured finance transactions has experienced diminished value and financial stress. Although MBIA Corp.’s current reserves represent its best estimate of losses that it incurred to date, there is a possibility such losses could increase significantly. A material increase in losses in MBIA Corp.’s structured finance insured portfolio could have a material adverse effect on MBIA Corp.’s statutory capital, financial condition, cash flows, and results of operations. MBIA Corp. writes business both in the U.S. and outside of the U.S. MBIA Corp. owns MBIA UK Insurance Limited (“MBIA UK”), a financial guarantee insurance company licensed in the United Kingdom which writes financial guarantee insurance in the member countries of the European Economic Area and other regions outside the United States. MBIA UK also insures the policies previously insured by MBIA Assurance, S.A. (“MBIA Assurance”), a French insurance company owned by MBIA Corp. which was dissolved in 2007 after the transfer of MBIA Assurance’s obligations to MBIA UK. MBIA Corp. writes financial guarantee insurance in Mexico through MBIA Mexico, S.A. de C.V. (“MBIA Mexico”).

In February 2009, after receiving the required regulatory approvals, MBIA Inc. established and capitalized National as a U.S. public finance-only financial guarantor, which was previously named MBIA Insurance Corp. of Illinois (“MBIA Illinois”) and previously owned by MBIA Insurance Corporation. In connection with the establishment of National, the stock of MBIA Illinois was transferred to a newly established intermediate holding company, which is wholly owned by MBIA Inc. Additionally, National was further capitalized with approximately $2.1 billion from funds distributed by MBIA Insurance Corporation to MBIA Inc. as a dividend and return of capital, which MBIA Inc. contributed to National through the intermediate holding company.

In February 2009, MBIA Corp. entered into a quota share reinsurance agreement effective January 1, 2009 pursuant to which MBIA Insurance Corporation ceded all of its U.S. public finance exposure to National and into an assignment agreement under which MBIA Insurance Corporation assigned its rights and obligations with respect to the U.S. public finance business that MBIA Insurance Corporation assumed from Financial Guaranty Insurance Company (“FGIC”). The exposure transferred to National under the reinsurance and assignment agreements totaled $553.7 billion of net par outstanding. The reinsurance and assignment enables covered policyholders and certain ceding reinsurers to make claims for payment directly against National in accordance with the terms of those agreements.

To provide additional protection to its policyholders, National also issued second-to-pay policies for the benefit of the policyholders covered by the above reinsurance and assignment agreements. These second-to-pay policies, which are direct obligations of National, are held by a trustee and provide that if MBIA Insurance Corporation or FGIC, as applicable, do not pay valid claims of their policyholders, the policyholders will then be able to make claims directly against National.

MBIA Corp. is no longer insuring new credit derivative contracts except in transactions related to the reduction of existing derivative exposure. The structured finance market continues to recover from the global credit crisis with new issuance volume, though increasing, still well below historical averages. It is unclear how or when MBIA Corp. may be able to re-engage this market.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Businesses, Developments, Risks and Uncertainties (continued)

In 2010, the accounting guidance for the consolidation of variable interest entities (“VIEs”) was amended and MBIA Corp. was required to consolidate certain entities that are designed as VIEs where MBIA Corp. has contractual rights under insurance policies to direct the activities of the VIE when performance and other triggers are breached. MBIA Corp. does not believe there is any difference in the risks and profitability of financial guarantees provided to VIEs compared with other financial guarantees written by MBIA Corp. Refer to “Note 3: Recent Accounting Pronouncements” for information about new accounting guidance that affected the consolidation of VIEs in the first quarter of 2010 and the impact on MBIA Corp.’s consolidated financial position and results of operations.

Liquidity

As a financial services company, MBIA Corp. is materially adversely affected by conditions in global financial markets. Current conditions and events in these markets have created substantial liquidity risk for MBIA Corp. Liquidity risk arises in MBIA Corp. when claims on insured exposures result in payment obligations, when operating cash inflows fall due to depressed new business writings, when investment income decreases, when unanticipated expenses arise, or when invested assets experience credit defaults or significant declines in fair value.

As part of its liquidity risk management framework, MBIA Corp. also seeks to evaluate and manage liquidity. There are legal, regulatory and other limitations on MBIA Corp.’s ability to utilize the liquidity resources within the overall enterprise. Unexpected loss payments arising from ineligible mortgage loans in securitizations that MBIA Corp. has insured, dislocation in the global financial markets, the overall economic downturn in the U.S., and the loss of MBIA Corp.’s triple-A insurance financial strength ratings in 2008 significantly increased the liquidity needs and decreased the financial flexibility. MBIA Corp. continued to satisfy all of its payment obligations and MBIA Corp. believes that it has adequate resources to meet its ongoing liquidity needs in both the short-term and the long-term. However, MBIA Corp. could face additional liquidity pressure in all of its operations and businesses through increased liquidity demands or a decrease in its liquidity supply if (i) loss payments on MBIA Corp.’s insured transactions were to rise significantly, including due to ineligible mortgages in securitizations that MBIA Corp. has insured, (ii) market or adverse economic conditions persist for an extended period of time or worsen, (iii) MBIA Corp. is unable to sell assets at values necessary to satisfy payment obligations or is unable to access new capital through the issuance of debt, (iv) MBIA Corp. experiences an unexpected acceleration of payments required to settle liabilities or (v) MBIA Corp. is unable to collect or is delayed in collecting on its contract claim recoveries related to ineligible mortgages in securitizations. These pressures could arise from exposures beyond its residential mortgage-related stress, which to date has been the main cause of stress.

As a result of the transaction executed with Channel Reinsurance Ltd. (“Channel Re”) and its previous shareholders in the third quarter of 2010, MBIA Corp. acquired a substantial portion of the assets previously held by Channel Re. These assets consist primarily of U.S. Treasury and high quality corporate bonds which can readily be sold to raise liquidity at MBIA Corp. The transaction resulted in an increase in MBIA Corp.’s statutory capital position. MBIA Corp. also engaged in several transactions and the early prepayment of a MBIA Inc. loan to its asset/liability products segment to increase liquidity in MBIA Corp. As a result, after $1.8 billion of claim payments in 2010, MBIA Corp. ended the year with a greater amount of liquid assets than it held as of December 31, 2009.

Since the fourth quarter of 2007 through December 31, 2010, MBIA Corp. has made $7.6 billion of cash payments, before reinsurance and collections and including payments made to debt holders of consolidated VIEs, associated with RMBS securitizations and commutations and claim payments relating to CDS contracts referencing CDO-squared, multi-sector CDOs, CMBS pools and CRE CDOs. These cash payments include loss payments of $461 million made in 2010 on behalf of MBIA Corp.’s consolidated VIEs. The total gross insured exposure associated with the commuted insured obligations was $24.7 billion and related to ABS CDOs, CRE CDOs, CMBS pools and high yield corporate CDOs. In MBIA Corp.’s outstanding insured portfolio, these types of insured exposures have exhibited the highest degree of payment volatility and continue to pose material liquidity risk to MBIA Corp.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Businesses, Developments, Risks and Uncertainties (continued)

Of the $7.6 billion, MBIA Corp. has paid $5.5 billion of claims on policies insuring second-lien RMBS securitizations. MBIA Corp. believes these payments were driven by an overwhelming number of ineligible mortgage loans being placed in the securitizations in breach of the representations and warranties of the sellers/servicers. Therefore, payments have been far in excess of the level that might be expected in an economic downturn. As a result of the unprecedented and unexpected mortgage loan defaults driven by placement of ineligible loans in RMBS securitizations, MBIA Corp. could incur payment obligations beyond its current estimate. MBIA Corp. is seeking to enforce its rights to have mortgage sellers/servicers repurchase ineligible loans from securitizations and has recorded a total of $2.5 billion of related recoveries on its U.S. GAAP and statutory balance sheets. These recoveries are being pursued through litigation discussed more fully in “Note 19: Commitments and Contingencies.”

MBIA Corp. believes its current liquidity position is adequate to make expected future payments on its RMBS exposures, but the degree of loss within these transactions has been unprecedented, and continued elevated levels of payments would cause additional stress on its liquidity position.

The references herein to “ineligible” mortgage loans refers to those mortgages that MBIA Corp. believes failed to comply with the representations and warranties made by the sellers/servicers of the securitizations to which those mortgages were sold with respect to such mortgages, including failure to comply with the related underwriting criteria, based on MBIA Corp.’s assessment, which included information provided by third-party review firms, of such mortgages’ compliance with such representations and warranties. MBIA Corp.’s assessment of the ineligibility of individual mortgages could be challenged/disputed by the sellers/servicers of the securitizations in litigation and there is no assurance that MBIA Corp.’s determinations will prevail.

In general, MBIA Corp.’s financial guarantee contracts and CDS contracts cannot be accelerated, thereby mitigating liquidity risk. However, with respect to the insurance of CDS contracts, in certain events, including the insolvency or payment default of the insurer or the issuer of the CDS, the CDS contract may be subject to termination by the counterparty, triggering a claim for the fair value of the contract. Further, in the event of a default in payment of principal, interest or other insured amounts by an insured issuer, MBIA Corp. generally promises to make funds available in the insured amount on the next business day following notification for U.S. transactions and within longer timeframes for international transactions, depending on the terms of the insurance policy. MBIA Corp. provides for this payment, in some cases through a third-party bank, upon receipt of proof of ownership of the obligations due, as well as upon receipt of instruments appointing the insurer as agent for the holders and evidencing the assignment of the rights of the holders with respect to the payments made by the insurer.

Additionally, MBIA Corp. requires cash for the payment of operating expenses, as well as principal and interest related to its surplus notes. MBIA Corp. also provides guarantees to the holders of MBIA Inc.’s asset/liability products debt obligations. If MBIA Inc.’s asset/liability products segment or MBIA Inc. were unable to service the principal and interest payments on its asset/liability debt and investment agreements, the holders of the insured liabilities would make a claim under the MBIA Corp. insurance policies. Finally, in 2008 MBIA Corp. lent $2.0 billion to MBIA Inc.’s asset/liability products segment on a secured basis for the purpose of minimizing the risk that such a claim would be made. The loan matures in the fourth quarter of 2011. During 2010, a total of $625 million was repaid and the amount outstanding was $975 million as of December 31, 2010.

In order to monitor liquidity risk and maintain appropriate liquidity resources for payments associated with MBIA Corp.’s residential mortgage-related exposures, MBIA Corp. employs a stress scenario-based liquidity model using the same “Roll Rate Methodology” as described in “Note 6: Loss and Loss Adjustment Expense Reserves.” Using this methodology, MBIA Corp. estimates the level of payments that would be required to be made under stress-level default assumptions of the underlying collateral taking into account MBIA Corp.’s obligation to cover such defaults under its insurance policies. These estimated payments, together with all other significant operating, financing and investing cash flows are forecasted on a monthly basis for a period covering (i) the next 24-months and (ii) then annually thereafter to the final maturity of the longest dated outstanding insured obligation. The stress-loss scenarios and cash flow forecasts are periodically updated to account for changes in risk factors and to reconcile differences between forecasted and actual payments.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Businesses, Developments, Risks and Uncertainties (continued)

MBIA Corp. manages liquidity with the goal of maintaining cash and liquid securities in an amount in excess of all projected stress scenario payment requirements. To the extent MBIA Corp.’s projected liquidity resources fall short of its target liquidity cushions under the stress-loss scenario testing in the future, MBIA Corp. will seek to increase its cash holdings position, by selling or financing assets in its investment portfolio or drawing upon one or more of its contingent sources of liquidity. MBIA Corp.’s contingent liquidity sources may include cash, investments, other assets owned by its various regulated and unregulated subsidiaries, and capital markets access. Access to this contingent liquidity generally involves the transfer and/or sale of such assets and the need for regulatory or third-party approvals prior to their transfer and/or sale are, therefore, contingent on the receipt of such approvals, among other things. There can be no assurance that such approvals will be received.

Note 2: Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared on the basis of GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. As additional information becomes available or actual amounts become determinable, the recorded estimates are revised and reflected in operating results. Actual results could differ from those estimates.

Certain amounts have been reclassified in prior years’ consolidated financial statements to the current presentation. This includes the reclassification of gains and losses from sales of investment securities to “Net gains (losses) on financial instruments at fair value and foreign exchange” from the previously reported line “Net realized gains (losses)” on the consolidated statements of operations. These reclassifications had no impact on total revenues, expenses, assets, liabilities or shareholders’ equity for all periods presented.

In addition, MBIA Corp. evaluated all events subsequent to December 31, 2010 through March 1, 2011, the date of issuance of the consolidated financial statements, for inclusion in MBIA Corp.’s consolidated financial statements and/or accompanying notes.

Consolidation

The consolidated financial statements include the accounts of MBIA Insurance Corporation, its wholly owned subsidiaries and all other entities in which MBIA Corp. has a controlling financial interest. All material intercompany balances and transactions have been eliminated. MBIA Corp. determines whether it has a controlling financial interest in an entity by first evaluating whether an entity is a voting interest entity or a VIE.

Voting interest entities are entities in which (i) the total equity investment at risk is sufficient to enable an entity to finance its activities independently and (ii) the equity holders have the obligation to absorb losses, the right to receive residual returns and the right to make decisions about the entity’s activities. Voting interest entities are consolidated when MBIA Corp. has a majority voting interest.

VIEs are entities that lack one or more of the characteristics of a voting interest entity. The consolidation of a VIE is required if an entity has a variable interest (such as an equity or debt investment, a beneficial interest, a guarantee, a written put option or a similar obligation) and that variable interest or interests give it a controlling financial interest in the VIE. A controlling financial interest is present when an enterprise has both (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance, and (b) the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The enterprise with a controlling financial interest, known as the primary beneficiary, is required to consolidate the VIE. MBIA Corp. consolidates all VIEs in which it is the primary beneficiary. Refer to “Note 4: Variable Interest Entities” for additional information.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

Investments

MBIA Corp. classifies its fixed-maturity investments as either available-for-sale, held-to-maturity, or trading. Available-for-sale investments are reported in the consolidated balance sheets at fair value, with unrealized gains and losses, net of deferred taxes, reflected in accumulated other comprehensive income (loss) in shareholders’ equity. Bond discounts and premiums are amortized using the effective yield method over the remaining term of the securities. For bonds purchased at a price above par value that also have call features, premiums are amortized to the call date that produces the lowest yield. For mortgage-backed securities (“MBS”) and ABS, discounts and premiums are adjusted quarterly for the effects of actual and expected prepayments on a retrospective basis. For pre-refunded bonds, the remaining term is determined based on the contractual refunding date. Investment income is recorded as earned. Realized gains or losses on the sale of investments are determined by utilizing the first-in, first-out method to identify the investments sold and are included as a separate component of revenues.

Held-to-maturity investments consist mainly of debt securities and notes receivables for which MBIA Corp. has the ability and intent to hold such investments to maturity. These investments are reported in the consolidated balance sheets at amortized cost. Discounts and premiums are amortized using the effective yield method over the remaining term of the assets. Investment income is recorded as earned.

Short-term investments include all fixed-maturity securities with a remaining effective term to maturity of less than one year, commercial paper and money market securities.

Other investments include MBIA Corp.’s investment in equity securities. MBIA Corp. records unrealized gains and losses on equity investments, net of applicable deferred income taxes, in accumulated other comprehensive income (loss) in shareholders’ equity when it does not have a controlling financial interest in or exert significant influence over an entity (generally a voting interest of less than 20%).

Fixed-Maturity Securities Held at Fair Value

Fixed-maturity securities at fair value include all fixed-maturity securities held by MBIA Corp. for which the change in fair value is reflected in earnings. These include securities designated as trading securities as well as those fixed maturity securities for which MBIA Corp. has elected to record at fair value. Investments designated as trading consist primarily of debt securities which are held in portfolios which are actively managed and are subject to frequent buying and selling. Changes in fair value and realized gains and losses from the sale of these securities are reflected in earnings as part of Net gains (losses) on financial instruments at fair value and foreign exchange. Refer to “Note 7: Fair Value of Financial Instruments” for additional disclosures related to securities MBIA Corp. has elected the fair value option.

MBIA Corp. elected, under the fair value option within accounting guidance for financial assets and liabilities, to record certain financial assets and liabilities at fair value. Specifically, MBIA Inc. has elected to apply the fair value option to all financial assets and liabilities of certain consolidated VIEs on a VIE-by-VIE basis.

Other-Than-Temporary Impairments on Investment Securities

MBIA Corp.’s consolidated statements of operations reflects the full impairment (the difference between a security’s amortized cost basis and fair value) on debt securities that MBIA Corp. intends to sell or would more likely than not be required to sell before the expected recovery of the amortized cost basis. For available-for-sale and held-to-maturity debt securities that management has no intent to sell and believes that it is more likely than not such securities will not be required to be sold prior to recovery, only the credit loss component of the impairment is recognized in earnings. For available-for-sale securities, the remaining fair value loss is recognized in accumulated other comprehensive income (loss), net of applicable deferred income taxes.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

MBIA Corp.’s investment portfolios are reviewed no less than quarterly in order to determine whether a credit loss exists. The majority of MBIA Corp.’s investments are available-for-sale securities, for which an impairment evaluation is subject to, but not limited by, the following criteria:

1)	the security’s current fair value is less than current amortized cost by a magnitude of 5% or greater, and the fair value has been less than amortized cost for a period of greater than twelve months; or

2)	the security’s fair value is less than current amortized cost by a magnitude of 20% or greater.

If any of the above criteria are met, further analysis is performed to determine whether a credit loss exists. In assessing whether a decline in value is related to a credit loss, MBIA Corp. considers several factors, including but not limited to (a) the magnitude and duration of the decline, (b) credit indicators and the reasons for the decline, such as general interest rate or credit spread movements, credit rating downgrades, issuer-specific changes in credit spreads, and the financial condition of the issuer, and (c) any guarantees associated with a security such as those provided by investment-grade financial guarantee insurance companies. Credit loss expectations for ABS including CDO are assessed using discounted cash flow modeling. The recoverability of amortized cost for corporate obligations is generally assessed using issuer-specific credit analyses. In general, any change in the amount and/or timing of cash flows received or expected to be received, whether or not such cash flows are contractually defined, is reflected in MBIA Corp.’s cash flow analysis for purposes of assessing an other-than-temporary impairment loss on an impaired security.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and demand deposits with banks with original maturities of less than 90 days.

Secured Loan

The secured loan is accounted for as a collateralized transaction and is recorded at contract value plus accrued interest.

This transaction is entered into with MBIA Investment Management Corp. (“IMC”), a wholly owned subsidiary of MBIA Inc., in connection with IMC’s collateralized municipal investment agreement activity. MBIA Corp. minimizes the credit risk that IMC might be unable to fulfill its contractual obligations by monitoring IMC’s credit exposure and collateral value and requiring additional collateral to be deposited with MBIA Corp. when deemed necessary.

Deferred Acquisition Costs

Deferred acquisition costs include those expenses that relate primarily to, and vary with, the acquisition of new insurance business. MBIA Corp. periodically conducts a study to determine which operating costs have been incurred to acquire new insurance business and qualify for deferral. For business produced directly by MBIA Corp., such costs include compensation of employees involved in underwriting and policy issuance functions, certain rating agency fees, state premium taxes and certain other underwriting expenses, reduced by ceding commission income on premiums ceded to reinsurers. Deferred acquisition costs also generally include ceding commissions paid by MBIA Corp. in connection with assuming business from other financial guarantors. In February 2009, ceding commission income on premiums ceded to National was related to all U.S. public finance exposure, including assumed FGIC business. Such ceding commission exceeded its carrying value of the deferred acquisition costs related to those businesses initially acquired by MBIA Corp., and accordingly, was reflected as deferred revenue. Deferred acquisition costs, net of ceding commissions received, related to non-derivative insured financial guarantee transactions are deferred and amortized over the period in which the related premiums are earned. Acquisition costs related to insured derivative transactions are expensed as incurred.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

Property and Equipment

Property and equipment consists of land, buildings, leasehold improvements, furniture, fixtures and computer equipment and software. All property and equipment is recorded at cost and, except for land, is depreciated over the appropriate useful life of the asset using the straight-line method. Leasehold improvements are amortized over the useful life of the improvement or the remaining term of the lease, whichever is shorter. The cost and related accumulated depreciation applicable to assets sold or retired are removed from the accounts and any gain or loss on disposition is recognized as a component of “Other net realized gains (losses).” Maintenance and repairs are charged to current earnings as incurred.

Property, leasehold improvements and equipment are tested for potential impairment whenever events or changes in circumstances suggest that an asset’s or asset group’s carrying value may not be fully recoverable. An impairment loss, calculated as the difference between the estimated fair value and the carrying value of an asset or asset group, is recognized if the sum of the expected undiscounted cash flows relating to the asset or asset group is less than the corresponding carrying value.

The useful lives of each class of assets are as follows:

Buildings and site improvements	2-31 years
Leasehold improvements	2-10 years
Furniture and fixtures	5-10 years
Computer equipment and software	3-10 years

Derivatives

MBIA Corp. has entered into derivative transactions as an additional form of financial guarantee and for purposes of hedging risks associated with existing assets and liabilities. All derivative instruments are recognized at fair value on the balance sheets as either assets or liabilities depending on the rights or obligations under the contract. MBIA Corp. does not designate any derivatives as hedges.

Certain of MBIA Corp.’s financial guarantees that meet the definition of a derivative are subject to a financial guarantee scope exception, as defined by the accounting guidance for derivative instruments and hedging activities. This scope exception provides that these financial guarantee contracts are not subject to accounting guidance for derivative instruments and should be accounted for as financial guarantee contracts only if:

•

they provide for payments to be made solely to reimburse the guaranteed party for failure of the debtor to satisfy its required payment obligations under a non-derivative contract, either at pre-specified payment dates or accelerated payment dates, as a result of the occurrence of an event of default (as defined in the financial obligation covered by the guarantee contract) or notice of acceleration being made to the debtor by the creditor;

•	payment under the financial guarantee contract is made only if the debtor’s obligation to make payments as a result of conditions as described above is past due; and

•

the guaranteed party is, as a precondition in the contract (or in the back-to-back arrangement, if applicable) for receiving payment of any claim under the guarantee, exposed to the risk of nonpayment both at inception of the financial guarantee contract and throughout its term either through direct legal ownership of the guaranteed obligation or through a back-to-back arrangement with another party that is required by the back-to-back arrangement to maintain direct ownership of the guaranteed obligation.

Financial guarantee contracts which have any of the following would not qualify for the financial guarantee scope exception:

•	payments are required based on changes in the creditworthiness of a referenced credit, rather than failure of that debtor to pay when due (i.e., default);

•	the “guaranteed party” is not actually exposed to loss (that is, it neither owns the referenced asset nor is itself a guarantor of that asset) throughout the term of the contract; or

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

•	the compensation to be paid under the contract could exceed the amount of loss actually incurred by the guaranteed party.

Approximately 48% of MBIA Corp.’s financial guarantee contracts qualify for the scope exception defined above and, therefore, are accounted for as financial guarantee insurance contracts. The remaining contracts do not meet the scope exception, primarily because the guaranteed party is not exposed to the risk of nonpayment both at inception of the financial guarantee contract and throughout its term. These contracts are accounted for as derivatives and reported on MBIA Corp.’s consolidated balance sheets as either assets or liabilities, depending on the rights or obligations under the contract, at fair value. MBIA Corp. refers to these contracts as insured CDS contracts. Insured CDS contracts are not designated as hedges and changes in the fair value are reflected in the consolidated statements of operations as unrealized gains (losses) on insured derivatives.

Refer to “Note 10: Derivative Instruments” for a further discussion of MBIA Corp.’s use of derivatives and their impact on MBIA Corp.’s consolidated financial statements and “Note 7: Fair Value of Financial Instruments” for derivative valuation techniques and fair value disclosures.

Fair Value Measurements – Definition and Hierarchy

In determining fair value, MBIA Corp. uses various valuation approaches, including both market and income approaches. The accounting guidance for fair value measurement establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available and reliable. Observable inputs are those MBIA Corp. believes that market participants would use in pricing the asset or liability developed based on market data. Unobservable inputs are those that reflect MBIA Corp.’s beliefs about the assumptions market participants would use in pricing the asset or liability developed based on the best information available. The hierarchy is broken down into three levels based on the observability and reliability of inputs as follows:

•

Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that MBIA Corp. has the ability to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail any degree of judgment. Assets utilizing Level 1 inputs generally include U.S. Treasuries, foreign government bonds, money market securities, and certain corporate obligations that are highly liquid and actively traded.

•

Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly. Level 2 assets include debt securities with quoted prices that are traded less frequently than exchange-traded instruments, securities which are priced using observable inputs and derivative contracts whose values are determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. Assets and liabilities utilizing Level 2 inputs include U.S. government and agency MBS, most over-the-counter (“OTC”) derivatives, corporate and municipal bonds and certain other MBSs or ABSs.

•

Level 3—Valuations based on inputs that are unobservable and supported by little or no market activity and that are significant to the overall fair value measurement. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. Assets and liabilities utilizing Level 3 inputs include certain MBS, ABS and CDO securities where observable pricing information was not able to be obtained for a significant portion of the underlying assets, complex OTC derivatives (including certain foreign currency options, long-dated options and swaps and certain credit derivatives) and insured derivatives that require significant management judgment and estimation in the valuation.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

The level of activity in a market contributes to the determination of whether an input is observable. An active market is one in which transactions for an asset or liability occurs with sufficient frequency and volume to provide pricing information on an ongoing basis. In determining whether a market is active or inactive, MBIA Corp. considers the following traits to be indicative of an active market:

•	transactions are frequent and observable;

•	prices in the market are current;

•	price quotes among dealers do not vary significantly over time; and

•	sufficient information relevant to valuation is publicly available.

The availability of observable inputs can vary from product to product and period to period and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by MBIA Corp. in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, MBIA Corp.’s own assumptions are set to reflect those that it believes market participants would use in pricing the asset or liability at the measurement date. MBIA Corp. uses prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3. MBIA Corp. has also taken into account its own nonperformance risk and that of its counterparties when measuring fair value.

Refer to “Note 7: Fair Value of Financial Instruments” for additional fair value disclosures.

Loss and Loss Adjustment Expenses

MBIA Corp. recognizes claim liabilities (loss reserves) on a contract-by-contract basis when probability-weighted scenario analyses result in present value of expected net cash outflows to be paid under the contract discounted using a risk-free rate as of the measurement date exceeding the unearned premium revenue. A claim liability is subsequently reassessed each reporting period for expected increases or decreases due to changes in the likelihood of default and potential recoveries. Subsequent changes to the measurement of the claim liability are recognized as claim expense (income) in the period of change. Measurement and recognition of claim liability is reported gross of any reinsurance. MBIA Corp. estimates the likelihood of possible claims payments and possible recoveries using probability-weighted expected cash flows based on information available as of the measurement date, including market information. Accretion of the discount on a claim liability is included in claim expense.

MBIA Corp. recognizes potential recoveries on paid claims based on probability-weighted net cash inflows present valued at applicable risk free rates as of the measurement date. Such amounts are reported within “Insurance loss recoverable” on its consolidated balance sheets. To the extent MBIA Corp. had recorded potential recoveries in its claim liability previous to a claim payment, such recoveries are reclassified to “Insurance loss recoverable” upon payment of the related claim and remeasured each reporting period.

MBIA Corp.’s claim liability, insurance loss recoverable, and accruals for loss adjustment expenses (“LAE”) incurred are disclosed in “Note 6: Loss and Loss Adjustment Expense Reserves.”

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

Financial Guarantee Insurance Premiums

Unearned Premium Revenue and Receivable for Future Premiums

MBIA Corp. recognizes a liability for unearned premium revenue at the inception of financial guarantee insurance and reinsurance contracts on a contract-by-contract basis. Unearned premium revenue recognized at inception of a contract is measured at the present value of the premium due. For most financial guarantee insurance contracts, MBIA Corp. receives the entire premium due at the inception of the contract, and recognizes unearned premium revenue liability at that time. For certain other financial guarantee contracts, MBIA Corp. receives premiums in installments over the term of the contract. Unearned premium revenue and a receivable for future premiums is recognized at the inception of an installment contract, and measured at the present value of premiums expected to be collected over the contract period or expected period using a risk-free discount rate. The expected period is used in the present value determination of unearned premium revenue and receivable for future premiums for contracts where (a) the insured obligation is contractually prepayable, (b) prepayments are probable, (c) the amount and timing of prepayments are reasonably estimable, and (d) a homogenous pool of assets is the underlying collateral for the insured obligation. MBIA Corp. has determined that substantially all of its installment contracts meet the conditions required to be treated as expected period contracts. The receivable for future premiums is reduced as installment premiums are collected. MBIA Corp. reports the accretion of the discount on installment premiums receivable as premium revenue and discloses the amount recognized in “Note 5: Insurance Premiums.” MBIA Corp. assesses the receivable for future premiums for collectability each reporting period, adjusts the receivable for uncollectible amounts and recognizes any write-off as operating expense and discloses the amount recognized in “Note 5: Insurance Premiums.” As premium revenue is recognized, the unearned premium revenue liability is reduced.

Premium Revenue Recognition

MBIA Corp. recognizes and measures premium revenue over the period of the contract in proportion to the amount of insurance protection provided. Premium revenue is measured by applying a constant rate to the insured principal amount outstanding in a given period to recognize a proportionate share of the premium received or expected to be received on a financial guarantee insurance contract. A constant rate for each respective financial guarantee insurance contract is calculated as the ratio of (a) the present value of premium received or expected to be received over the period of the contract to (b) the sum of all insured principal amounts outstanding during each period over the term of the contract.

An issuer of an insured financial obligation may retire the obligation prior to its scheduled maturity through legal defeasance in satisfaction of the obligation according to its indenture, which results in MBIA Corp.’s obligation being extinguished under the financial guarantee contract. MBIA Corp. recognizes any remaining unearned premium revenue on the insured obligation as premium revenue in the period the contract is extinguished to the extent the unearned premium revenue has been collected.

Non-refundable commitment fees are considered insurance premiums and are initially recorded under unearned premium revenue in the consolidated balance sheets when received. Once the related financial guarantee insurance policy is issued, the commitment fees are recognized as premium written and earned using the constant rate method. If the commitment agreement expires before the related financial guarantee is issued, the non-refundable commitment fee is immediately recognized as premium written and earned at that time.

Fee and Reimbursement Revenue Recognition

MBIA Corp. collects insurance related fees for services performed in connection with certain transactions. In addition, MBIA Corp. may be entitled to reimbursement of third-party insurance expenses that it incurs in connection with certain transactions. Depending upon the type of fee received and whether it is related to an insurance policy, the fee is either earned when it is received or deferred and earned over the life of the related transaction. Work, waiver and consent, termination, administrative and management fees are earned when the related services are completed and the fee is received. Structuring fees are earned on a straight-line basis over the life of the related insurance policy. Amounts received from reinsurers in excess of those which are contractually due to MBIA Corp. upon the termination of reinsurance agreements are recorded as fees and earned when received.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

Stock-Based Compensation

MBIA Corp. participates in MBIA Inc.’s long-term incentive plans. MBIA Inc. follows the fair value recognition provisions of the accounting guidance for share-based payment. Under the modified prospective transition method selected by MBIA Corp. under the accounting guidance for stock-based compensation, all equity-based awards granted to employees and existing awards modified on or after January 1, 2003 are accounted for at fair value with compensation expense recorded in net income (loss). Refer to “Note 16: Employee Benefits” for a further discussion regarding the methodology utilized in recognizing employee stock compensation expense.

Foreign Currency Translation

Financial statement assets and liabilities denominated in foreign currencies are translated into U.S. dollars generally using rates of exchange prevailing at the balance sheet date. Operating results are translated at average rates of exchange prevailing during the year. Unrealized gains or losses, net of deferred taxes, resulting from translation of the financial statements of a non-U.S. operation, when the functional currency is other than U.S. dollars, are included in accumulated other comprehensive income (loss) in shareholders’ equity. Foreign currency remeasurement gains and losses resulting from transactions in non-functional currencies are recorded in current earnings. Exchange gains and losses resulting from foreign currency transactions are recorded in current earnings.

Income Taxes

MBIA Corp. is included in the consolidated tax return of MBIA Inc. The tax provision for MBIA Corp. for financial reporting purposes is determined on a stand-alone basis. MBIA Corp. files its U.S. Corporation Income Tax Return as a member of the MBIA Inc. consolidated group and participates in the MBIA Tax Sharing Agreement under which MBIA Corp. is allocated its share of consolidated tax liability or tax benefit as determined under the tax sharing agreement.

Deferred income taxes are recorded with respect to loss carryforwards and temporary differences between the tax bases of assets and liabilities and the reported amounts in MBIA Corp.’s consolidated financial statements that will result in deductible or taxable amounts in future years when the reported amounts of assets and liabilities are recovered or settled. Such temporary differences relate principally to premium revenue recognition, deferred acquisition costs, unrealized appreciation or depreciation of investments and derivatives, invested asset impairments and cancellation of indebtedness income. Valuation allowances are established to reduce deferred tax assets to the amount that more likely than not will be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates in the period in which changes are approved by the relevant authority.

Refer to “Note 12: Income Taxes” for additional information about MBIA Corp.’s income taxes.

Note 3: Recent Accounting Pronouncements

Recently Adopted Accounting Standards

Disclosures about the Credit Quality of Financing Receivables and Allowance for Credit Losses (Accounting Standards Update 2010-20)

In July 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-20, “Receivables (Topic 310)—Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” ASU 2010-20 provides amended disclosure requirements related to certain financing receivables and related allowance for credit losses. The disclosure provisions are effective for MBIA Corp. for the year ended December 31, 2010. These amended principles are related only to disclosures, and do not affect MBIA Corp.’s consolidated balance sheets, results of operations or cash flows. MBIA Corp. accounts for its insurance premiums receivable in accordance with Accounting Standards Codification (“ASC”) 944, “Financial Guarantee Insurance Contracts.” Refer to “Note 5: Insurance Premiums” for disclosures related to MBIA Corp.’s receivable for insurance premiums.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 3: Recent Accounting Pronouncements (continued)

Scope Exception Related to Embedded Credit Derivatives (ASU 2010-11)

In March 2010, the FASB issued ASU 2010-11, “Derivatives and Hedging (Topic 815)—Scope Exception Related to Embedded Credit Derivatives,” to clarify that embedded credit derivatives created by the subordination of one financial instrument to another qualifies for the scope exception and should not be subject to potential bifurcation and separate accounting. Other embedded credit derivative features are considered embedded derivatives and subject to potential bifurcation, provided that the contract is not a derivative in its entirety. MBIA Corp. adopted this standard in the third quarter of 2010. The adoption of this standard did not have a material effect on MBIA Corp.’s consolidated balance sheets, results of operations, or cash flows.

Improving Disclosures about Fair Value Measurements (ASU 2010-06)

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements,” to require additional disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. The standard also clarifies existing disclosures about the level of disaggregation, valuation techniques and inputs to fair value measurements. MBIA Corp. adopted this standard as of the first quarter of 2010 except for the requirement to provide the Level 3 activity of purchases, sales issuances and settlements on a gross basis, which will be effective for MBIA Corp. as of the first quarter of 2011. As this standard only affects disclosures related to fair value, the adoption of this standard did not affect MBIA Corp.’s consolidated balance sheets, results of operations, or cash flows. Refer to “Note 7: Fair Value of Financial Instruments” for these disclosures.

Consolidation of Variable Interest Entities (ASU 2009-17)

In December 2009, the FASB issued ASU 2009-17, “Consolidations (Topic 810)—Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” to require the holder of a variable interest(s) in a VIE to determine whether it holds a controlling financial interest in a VIE. A holder of a variable interest (or combination of variable interests) that has a controlling financial interest in a VIE is considered the primary beneficiary and is required to consolidate the VIE. The accounting guidance deems controlling financial interest as both (a) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and (b) the obligation to absorb losses or the rights to receive benefits of the VIE that could potentially be significant to the VIE. This accounting guidance eliminates the more quantitative approach for determining the primary beneficiary of a VIE. The accounting guidance requires an ongoing reassessment of whether a holder of a variable interest is the primary beneficiary of a VIE. MBIA Corp. adopted this standard in the first quarter of 2010. Refer to “Note 4: Variable Interest Entities” for additional information.

Upon the adoption of the accounting guidance, MBIA Corp. recognized a cumulative transition adjustment of $186 million, net of tax, as a decrease to its beginning retained earnings balance as of January 1, 2010 as a result of consolidated VIEs. The cumulative transition adjustment represents the recognized changes in assets and liabilities resulting from the adoption, including the impact of the fair value option election for certain of the financial assets and liabilities, offset in part by the elimination of intercompany balances with the consolidated VIEs. MBIA Corp. also recognized a cumulative transition adjustment of $3 million, net of tax, as a decrease to its beginning retained earnings balance as of January 1, 2010, related to the deconsolidation of VIEs as a result of the implementation of this accounting guidance. This adjustment was the result of the deconsolidation of the assets and liabilities of previously consolidated VIEs, offset in part by the recognition of financial interests in these deconsolidated VIEs which were previously eliminated in consolidation.

The adjustments to retained earnings were offset by a reduction of accumulated other comprehensive loss, net of deferred taxes of $217 million. This reduction was a result of reclassifying assets of VIEs, which MBIA Corp. had consolidated prior to ASU 2009-17, for which the fair value election was made for the assets of these VIEs, deconsolidation of assets of VIEs that were previously consolidated and the elimination of MBIA Corp.’s investments in newly consolidated VIEs. Prior to January 1, 2010, the assets of these VIEs and MBIA Corp.’s investment in these VIEs were carried as available-for-sale with unrealized gains and losses reflected in accumulated other comprehensive income (loss).

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 3: Recent Accounting Pronouncements (continued)

The following table summarizes the adjustments made to MBIA Corp.’s consolidated assets, liabilities and equity by transition method of consolidation as of January 1, 2010:

	Increase/(Decrease)
In millions	Fair Value Option	Unpaid Principal Balance	Deconsolidated VIEs	Total
Assets:
Total investments	$(444)	$(1,100)	$(172)	$(1,716)
Accrued investment income	(3)	(1)	—	(4)
Premiums receivable	(23)	(127)	—	(150)
Deferred acquisition costs	(7)	—	—	(7)
Insurance loss recoverable	(594)	—	—	(594)
Current income taxes	45	12	2	59
Deferred income taxes, net	(482)	—	—	(482)

Assets of consolidated VIEs:
Cash	320	—	—	320
Investments held-to-maturity	—	2,840	—	2,840
Fixed-maturity securities at fair value	5,380	—	—	5,380
Loans receivable at fair value	2,002	—	—	2,002
Loan repurchase commitments	436	—	—	436
Derivative assets	63	—	—	63
Other assets	2	1	—	3

Total assets	6,695	1,625	(170)	8,150

Liabilities:
Unearned premium revenue	(46)	(92)	—	(138)
Loss and loss adjustment expense reserves	(364)	—	—	(364)
Payable for investments purchased	(1)	—	—	(1)

Liabilities of consolidated VIEs:
Variable interest entity notes	6,372	1,740	(252)	7,860
Derivative liabilities	764	—	—	764
Other liabilities	1	—	—	1

Total liabilities	6,726	1,648	(252)	8,122

Shareholders’ equity:
Retained earnings	(163)	(23)	(3)	(189)
Accumulated other comprehensive income (loss)	132	—	85	217

Total shareholders’ equity	$(31)	$(23)	$82	$28

In connection with the adoption of the amended accounting guidance, MBIA Corp. elected the fair value option for eligible financial assets and financial liabilities for most, but not all, of the consolidated VIEs. MBIA Corp. elected the fair value option for certain VIEs designed as RMBS securitizations, multi-sector CDOs, CMBS pools and CRE CDOs. Financial assets and financial liabilities of consolidated VIEs designed as life insurance securitizations collateralized by surplus notes issued by life insurance companies that can only be used to settle obligations of the respective VIEs were measured at the unpaid principal balance as of January 1, 2010. The financial assets of such VIEs are classified as investments held-to-maturity on MBIA Corp.’s consolidated balance sheets. MBIA Corp. elected the fair value option for the consolidated VIEs designed as RMBS securitizations, multi-sector CDOs, CMBS pools and CRE CDOs because fair value was considered a more appropriate measurement model for the financial assets and financial liabilities to represent the economic performance and business activity of the respective VIEs. MBIA Corp. did not elect the fair value option for consolidated VIEs designed as life insurance securitizations because a held-to-maturity classification for the financial assets held by the consolidated VIEs was considered a more appropriate measurement model to represent the economic performance and business activity of the respective VIEs.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 3: Recent Accounting Pronouncements (continued)

Transfers of Financial Assets (ASU 2009-16)

In December 2009, the FASB issued ASU 2009-16, “Transfers and Servicing (Topic 860)—Accounting for Transfers of Financial Assets,” to remove the concept of a qualified special purpose entity (“SPE”). The accounting guidance also clarifies whether a transferor has surrendered control over transferred financial assets and meets the conditions to derecognize transferred financial assets or a portion of an entire financial asset that meets the definition of a participating interest. The accounting guidance requires enhanced disclosures about transfers of financial assets and a transferor’s continuing involvement with transferred financial assets. MBIA Corp. adopted this standard in the first quarter of 2010. The effects of adoption of this standard are included in the transition adjustment for the adoption of ASU 2009-17.

Recognition and Presentation of Other-Than-Temporary Impairments (ASC 320)

In April 2009, the FASB issued amended accounting guidance related to the recognition and presentation of other-than-temporary impairments. These amended principles prescribe that only the portion of an other-than-temporary impairment on a debt security related to credit loss is recognized in current period earnings, with the remainder recognized in other comprehensive income, if the holder does not intend to sell the security and it is more likely than not that the holder will not be required to sell the security prior to recovery. Previously, the entire other-than-temporary impairment was recognized in current period earnings. MBIA Corp. adopted this standard as of the second quarter of 2009. There was no cumulative-effect adjustment for the adoption of this standard as there were no previously impaired securities which were determined to have portions which would ultimately be recovered. Refer to “Note 9: Investment Income and Gains and Losses” for further information on MBIA Corp.’s investment securities and other-than-temporary impairments.

Financial Guarantee Insurance and Reinsurance Contracts (ASC 944-20)

In May 2008, the FASB issued accounting guidance for financial guarantee insurance and reinsurance contracts effective prospectively as of January 1, 2009. This accounting guidance amends accounting and reporting by insurance enterprises to clarify how existing guidance applies to financial guarantee insurance and reinsurance contracts. The accounting guidance amends the recognition and measurement of premium revenue and claim liabilities, and expands disclosure requirements. Recognition and measurement of unearned premium revenue and receivable for future premiums are also amended. The accounting guidance does not apply to financial guarantee insurance contracts that are derivative instruments included within the scope of derivatives and hedging (ASC 815-15). Refer to “Note 5: Insurance Premiums” for disclosures related to premiums and “Note 6: Loss and Loss Adjustment Expense Reserves” for disclosures related to loss reserves.

Upon the adoption and implementation of the accounting guidance for financial guarantee insurance and reinsurance contracts, MBIA Corp. recognized a cumulative transition adjustment of $55 million net of tax, $83 million pre-tax, as an increase to its beginning retained earnings balance as of January 1, 2009. The cumulative transition adjustment represents the recognized changes in assets and liabilities resulting from the adoption. The following table summarizes the adjustments made to MBIA Corp.’s assets and liabilities as of January 1, 2009 on a pre-tax basis:

In thousands	Increase /(Decrease)
Assets:
Deferred acquisition costs	$8,731
Prepaid reinsurance premiums	313,660
Reinsurance recoverable on paid and unpaid losses	4,563
Premiums receivable	2,287,451
Deferred income taxes, net	(27,170)

Liabilities:
Unearned premium revenue	$2,381,487
Loss and LAE reserves	(174,220)
Reinsurance premiums payable	324,262

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 3: Recent Accounting Pronouncements (continued)

Recent Accounting Developments

Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts (ASU 2010-26)

In October 2010, the FASB issued ASU 2010-26, “Financial Services – Insurance (Topic 944)—Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts.” This amendment specifies which costs incurred in the acquisition of new and renewal insurance contracts should be capitalized. The new guidance is effective for MBIA Corp. beginning January 1, 2012 with early adoption as of January 1, 2011 permitted. MBIA Corp. did not early adopt the guidance as of January 1, 2011 and is currently evaluating the potential impact of adopting this guidance as of January 1, 2012.

Note 4: Variable Interest Entities

MBIA Corp. provides credit enhancement services to issuers of obligations that may involve issuer-sponsored SPEs. An SPE may be considered a VIE to the extent the SPE’s total equity at risk is not sufficient to permit the SPE to finance its activities without additional subordinated financial support or if its equity investors lack any one of the following characteristics (i) the power to direct the activities of the SPE that most significantly impact the entity’s economic performance, or (ii) the obligation to absorb the expected losses of the entity or the right to receive the expected residual returns of the entity. A holder of a variable interest or interests in a VIE is required to assess whether it has a controlling financial interest, and thus is required to consolidate the entity as primary beneficiary. An assessment of a controlling financial interest identifies the primary beneficiary as the variable interest holder that has both of the following characteristics (i) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance, and (ii) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. The primary beneficiary is required to consolidate the VIE. An ongoing reassessment of controlling financial interest is required to be performed based on any substantive changes in facts and circumstances involving the VIE and its variable interests.

MBIA Corp. evaluates issuer-sponsored SPEs initially to determine if an entity is a VIE, and is required to reconsider its initial determination if certain events occur. For all entities determined to be VIEs, MBIA Corp. performs an ongoing reassessment to determine whether its guarantee to provide credit protection on obligations issued by VIEs provides MBIA Corp. with a controlling financial interest. Based on its ongoing reassessment of controlling financial interest, MBIA Corp. determines whether a VIE is required to be consolidated or deconsolidated.

MBIA Corp. makes its determination for consolidation based on a qualitative assessment of the purpose and design of a VIE, the terms and characteristics of variable interests of an entity, and the risks a VIE is designed to create and pass through to holders of variable interests. MBIA Corp. generally provides credit protection on obligations issued by VIEs, and holds certain contractual rights according to the purpose and design of a VIE. MBIA Corp. may have the ability to direct certain activities of a VIE depending on facts and circumstances, including the occurrence of certain contingent events, and these activities may be considered the activities of a VIE that most significantly impact the entity’s economic performance. MBIA Corp. generally considers its guarantee of principal and interest payments of insured obligations, given nonperformance by a VIE, to be an obligation to absorb losses of the entity that could potentially be significant to the VIE. At the time MBIA Corp. determines it has the ability to direct the activities of a VIE that most significantly impact the economic performance of the entity based on facts and circumstances, MBIA Corp. is deemed to have a controlling financial interest in the VIE and is required to consolidate the entity as primary beneficiary. MBIA Corp. performs an ongoing reassessment of controlling financial interest that may result in consolidation or deconsolidation of any VIE. Refer to “Note 3: Recent Accounting Pronouncements” for information on the FASB amendment to consolidation of VIEs.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 4: Variable Interest Entities (continued)

Nonconsolidated VIEs

The following tables present the total assets of nonconsolidated VIEs in which MBIA Corp. holds a variable interest as of December 31, 2010 and 2009. The following tables present MBIA Corp.’s maximum exposure to loss for nonconsolidated VIEs as well as the value of the assets and liabilities MBIA Corp. has recorded for its interest in these VIEs as of December 31, 2010 and 2009. MBIA Corp. has aggregated nonconsolidated VIEs based on the underlying credit exposure of the insured obligation. The nature of MBIA Corp.’s variable interests in nonconsolidated VIEs is related to financial guarantees and insured CDSs and any investments in obligations issued by nonconsolidated VIEs.

The following table presents information related to nonconsolidated VIEs as of December 31, 2010:

	December 31, 2010
In millions	VIE Assets	Maximum Exposure to Loss	Carrying Value of Assets			Carrying Value of Liabilities
			Investments(1)	Premiums Receivable(2)	Insurance Loss Recoverable(3)	Unearned Premium Revenue(4)	Loss and Loss Adjustment Expense Reserves(5)	Derivative Liabilities(6)
Insurance:
Global structured finance:
Collateralized debt obligations	$30,628	$18,068	$126	$78	$—	$68	$—	$360
Mortgage-backed residential	56,828	18,494	71	95	2,270	93	598	3
Mortgage-backed commercial	5,547	3,138	—	2	—	2	—	—
Consumer asset-backed	11,709	6,780	19	30	—	29	—	—
Corporate asset-backed	42,380	22,468	246	325	5	340	—	—

Total global structured finance	$147,092	$68,948	$462	$530	$2,275	$532	$598	$363
Global public finance	42,370	21,201	—	225	—	280	—	—

Total insurance	$189,462	$90,149	$462	$755	$2,275	$812	$598	$363

(1)—Reported within “Investments” on MBIA Corp.’s consolidated balance sheets.

(2)—Reported within “Premiums receivable” on MBIA Corp.’s consolidated balance sheets.

(3)—Reported within “Insurance loss recoverable” on MBIA Corp.’s consolidated balance sheets.

(4)—Reported within “Unearned premium revenue” on MBIA Corp.’s consolidated balance sheets.

(5)—Reported within “Loss and loss adjustment expense reserves” on MBIA Corp.’s consolidated balance sheets.

(6)—Reported within “Derivative liabilities” on MBIA Corp.’s consolidated balance sheets.

The following table presents information related to nonconsolidated VIEs as of December 31, 2009:

	December 31, 2009
			Carrying Value of Assets			Carrying Value of Liabilities
In millions	VIE Assets	Maximum Exposure to Loss	Investments(1)	Premiums Receivable(2)	Insurance Loss Recoverable(3)	Unearned Premium Revenue(4)	Loss and Loss Adjustment Expense Reserves(5)	Derivative Liabilities(6)
Insurance:
Global structured finance:
Collateralized debt obligations	$56,175	$48,399	$141	$100	$—	$90	$148	$1,581
Mortgage-backed residential	74,520	26,518	190	137	2,258	137	1,141	3
Mortgage-backed commercial	6,244	3,403	—	3	—	3	—	1
Consumer asset-backed	16,186	9,568	15	47	—	44	20	—
Corporate asset-backed	55,012	30,760	275	538	5	543	—	3

Total global structured finance	$208,137	$118,648	$621	$825	$2,263	$817	$1,309	$1,588
Global public finance	41,387	19,263	—	190	—	264	—	—

Total insurance	$249,524	$137,911	$621	$1,015	$2,263	$1,081	$1,309	$1,588

(1)—Reported within “Investments” on MBIA Corp.’s consolidated balance sheets.

(2)—Reported within “Premiums receivable” on MBIA Corp.’s consolidated balance sheets.

(3)—Reported within “Insurance loss recoverable” on MBIA Corp.’s consolidated balance sheets.

(4)—Reported within “Unearned premium revenue” on MBIA Corp.’s consolidated balance sheets.

(5)—Reported within “Loss and loss adjustment expense reserves” on MBIA Corp.’s consolidated balance sheets.

(6)—Reported within “Derivative liabilities” on MBIA Corp.’s consolidated balance sheets.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 4: Variable Interest Entities (continued)

The maximum exposure to losses as a result of MBIA Corp.’s variable interest in the VIE is represented by insurance in force. Insurance in force is the maximum future payments of principal and interest, net of cessions to reinsurers, which may be required under commitments to make payments on insured obligations issued by nonconsolidated VIEs, assuming a full credit event occurs. The maximum exposure to loss presented in the preceding tables is included in, and not incremental to, the insurance in force presented in “Note 13: Insurance in Force.”

Consolidated VIEs

The carrying amounts of assets and liabilities of consolidated VIEs were $12.6 billion and $11.6 billion, respectively, as of December 31, 2010 and were $2.2 billion and $1.8 billion, respectively, as of December 31, 2009. The carrying amounts of assets and liabilities are presented separately in “Assets of consolidated variable interest entities” and “Liabilities of consolidated variable interest entities.” Additional VIEs are consolidated or deconsolidated based on an ongoing reassessment of controlling financial interest, when events occur or circumstances arise, and whether the ability to exercise rights that constitute power to direct activities of any VIEs are present according to the design and characteristics of these entities. During the year ended December 31, 2010, MBIA Corp. recognized a $76 million pre-tax loss on initial consolidation of additional VIEs, and recognized no impact to earnings upon the deconsolidation of VIEs during the period.

Holders of insured obligations of issuer-sponsored VIEs related to MBIA Corp. do not have recourse to the general assets of MBIA Corp. In the event of nonpayment of an insured obligation issued by a consolidated VIE, MBIA Corp. is obligated to pay principal and interest, when due, on the respective insured obligation only. MBIA Corp.’s exposure to consolidated VIEs is limited to the credit protection provided on insured obligations and any additional variable interests held by MBIA Corp.

Note 5: Insurance Premiums

MBIA Corp. recognizes and measures premiums related to financial guarantee (non-derivative) insurance and reinsurance contracts in accordance with the accounting principles for financial guarantee insurance contracts.

As of December 31, 2010 and 2009, MBIA Corp. reported premiums receivable of $1.6 billion and $2.0 billion, respectively, primarily related to installment policies for which premiums will be collected over the estimated term of the contracts. Premiums receivable for an installment policy is initially measured at the present value of premiums expected to be collected over the expected period or contract period of the policy using a risk-free discount rate. Premiums receivable for policies that use the expected period of risk due to expected prepayments are adjusted in subsequent measurement periods when prepayment assumptions change using the risk-free discount rate as of the remeasurement date. As of December 31, 2010 and 2009, the weighted average risk-free rate used to discount future installment premiums was 3.1% and 3.0%, respectively, and the weighted average expected collection term of the premiums receivable was 9.16 years and 9.13 years, respectively. For the years ended December 31, 2010 and 2009, the accretion of the premiums receivable was $48 million and $56 million, respectively, and is reported in “Scheduled premiums earned” on MBIA Corp.’s consolidated statements of operations.

MBIA Corp. evaluates whether any premiums receivable are uncollectible at each balance sheet date. If MBIA Corp. determines that premiums are uncollectible, it records a write-off of such amounts in current earnings. The majority of MBIA Corp.’s premiums receivable consists of the present values of future installment premiums that are not yet billed or due. Given that premiums due to MBIA Corp. typically have priority over most other payment obligations, MBIA Corp. determined that the amount of uncollectible premiums as of December 31, 2010 was insignificant.

As of December 31, 2010 and 2009, MBIA Corp. reported reinsurance premiums payable of $390 million and $584 million, respectively which represents the portion of MBIA Corp.’s premiums receivable that is due to reinsurers. The reinsurance premiums payable is accreted and paid to reinsurers as premiums due to MBIA Corp. are accreted and collected.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Insurance Premiums (continued)

The following tables present a roll forward of MBIA Corp.’s premiums receivable for the year ended December 31, 2010 and 2009:

In millions				Adjustments
Premiums Receivable as of December 31, 2009	Accounting Transition Adjustment(1)	Premium Payments Received	Premiums from New Business Written	Changes in Expected Term of Policies	Accretion of Premiums Receivable Discount	Other(2)	Premiums Receivable as of December 31, 2010	Reinsurance Premiums Payable as of December 31, 2010
$ 2,021	$(150)	$(253)	$12	$(42)	$48	$(47)	$1,589	$390

(1)—Reflects the adoption on January 1, 2010 of the amended accounting guidance for the consolidation of VIEs.

(2)—Primarily consists of unrealized gains (losses) due to foreign currency exchange rates.

In millions				Adjustments
Premiums Receivable as of December 31, 2008	Accounting Transition Adjustment(1)	Premium Payments Received	Premiums from New Business Written	Changes in Expected Term of Policies	Accretion of Premiums Receivable Discount	Other(2)	Premiums Receivable as of December 31, 2009	Reinsurance Premiums Payable as of December 31, 2009
$ 8	$2,288	$(291)	$—	$(98)	$56	$58	$2,021	$584

(1)—Reflects the adoption of the accounting principles for the financial guarantee insurance contracts.

(2)—Primarily consists of unrealized gains (losses) due to foreign currency exchange rates.

The following table presents the undiscounted future amount of premiums expected to be collected and the period in which those collections are expected to occur:

In millions	Expected Collection of Premiums
Three months ended:
March 31, 2011	$47
June 30, 2011	65
September 30, 2011	46
December 31, 2011	56

Twelve months ended:
December 31, 2012	189
December 31, 2013	159
December 31, 2014	139
December 31, 2015	129

Five years ended:
December 31, 2020	496
December 31, 2025	317
December 31, 2030 and thereafter	406

Total	$2,049

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Insurance Premiums (continued)

The following table presents the expected unearned premium revenue balance and future expected premiums earnings as of and for the periods presented:

	Unearned Premium Revenue	Expected Future Premium Earnings		Accretion	Total Expected Future Premium Earnings
In millions		Upfront	Installments
December 31, 2010	$3,470
Three months ended:
March 31, 2011	3,376	$45	$49	$11	$105
June 30, 2011	3,284	45	47	11	103
September 30, 2011	3,195	43	46	11	100
December 31, 2011	3,108	43	44	11	98

Twelve months ended:
December 31, 2012	2,786	163	159	41	363
December 31, 2013	2,502	152	132	38	322
December 31, 2014	2,245	141	116	35	292
December 31, 2015	2,008	130	107	32	269

Five years ended:
December 31, 2020	1,104	502	402	122	1,026
December 31, 2025	557	302	245	74	621
December 31, 2030 and thereafter	—	281	276	75	632

Total		$1,847	$1,623	$461	$3,931

Note 6: Loss and Loss Adjustment Expense Reserves

Loss and LAE Process

MBIA Corp.’s Insured Portfolio Management Division (“IPM”) monitors MBIA Corp.’s outstanding insured obligations with the objective of minimizing losses. IPM meets this objective by identifying issuers that, because of deterioration in credit quality or changes in the economic, regulatory or political environment, are at a heightened risk of defaulting on debt service of obligations insured by MBIA Corp. In such cases, IPM works with the issuer, trustee, bond counsel, servicer, underwriter and other interested parties in an attempt to alleviate or remedy the problem and avoid defaults on debt service payments. Once an obligation is insured, MBIA Corp. typically requires the issuer, servicer (if applicable) and the trustee to furnish periodic financial and asset-related information, including audited financial statements, to IPM for review. IPM also monitors publicly available information related to insured obligations. Potential problems uncovered through this review, such as poor financial results, low fund balances, covenant or trigger violations and trustee or servicer problems, or other events that could have an adverse impact on the insured obligation, could result in an immediate surveillance review and an evaluation of possible remedial actions. IPM also monitors and evaluates the impact on issuers of general economic conditions, current and proposed legislation and regulations, as well as state and municipal finances and budget developments.

Insured obligations are monitored periodically. The frequency and extent of such monitoring is based on the criteria and categories described below. Insured obligations that are judged to merit more frequent and extensive monitoring or remediation activities due to a deterioration in the underlying credit quality of the insured obligation or the occurrence of adverse events related to the underlying credit of the issuer are assigned to a surveillance category (“Caution List—Low,” “Caution List—Medium,” “Caution List—High,” or “Classified List”) depending on the extent of credit deterioration or the nature of the adverse events. IPM monitors insured obligations assigned to a surveillance category more frequently and, if needed, develops a remediation plan to address any credit deterioration.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Loss and Loss Adjustment Expense Reserves (continued)

MBIA Corp. does not establish any case basis reserves for insured obligations that are assigned to “Caution List—Low,” “Caution List—Medium,” or “Caution List—High.” In the event MBIA Corp. expects to pay a claim with respect to an insured transaction, it places the insured transaction on its “Classified List” and establishes a case basis reserve. The following provides a description of each surveillance category:

“Caution List—Low”—Includes issuers where debt service protection is adequate under current and anticipated circumstances. However, debt service protection and other measures of credit support and stability may have declined since the transaction was underwritten and the issuer is less able to withstand further adverse events. Transactions in this category generally require more frequent monitoring than transactions that do not appear within a surveillance category. IPM subjects issuers in this category to heightened scrutiny.

“Caution List—Medium”—Includes issuers where debt service protection is adequate under current and anticipated circumstances, although adverse trends have developed and are more pronounced than for “Caution List—Low.” Issuers in this category may have breached one or more covenants or triggers. These issuers are more closely monitored by IPM but generally take remedial action on their own.

“Caution List—High”—Includes issuers where more proactive remedial action is needed but where no defaults on debt service payments are expected. Issuers in this category exhibit more significant weaknesses, such as low debt service coverage, reduced or insufficient collateral protection or inadequate liquidity, which could lead to debt service defaults in the future. Issuers in this category have breached one or more covenants or triggers and have not taken conclusive remedial action. Therefore, IPM adopts a remediation plan and takes more proactive remedial actions.

“Classified List”—Includes all insured obligations where MBIA Corp. has paid a claim or where a claim payment is expected. It also includes insured obligations where a significant LAE payment has been made, or is expected to be made, to mitigate a claim payment. This may include property improvements, bond purchases and commutation payments. Generally, IPM is actively remediating these credits where possible, including restructurings through legal proceedings, usually with the assistance of specialist counsel and advisors.

In establishing case basis loss reserves, MBIA Corp. calculates the present value of probability-weighted estimated loss payments, net of estimated recoveries, using a discount rate equal to the risk-free rate applicable to the currency and the weighted average remaining life of the insurance contract as required by accounting principles for financial guarantee contracts. Yields on U.S. Treasury offerings are used to discount loss reserves denominated in U.S. dollars, which represent the majority of the loss reserves. Similarly, yields on foreign government offerings are used to discount loss reserves denominated in currencies other than the U.S. dollar. If MBIA Corp. were to apply different discount rates, its case basis reserves may have been higher or lower than those established as of December 31, 2010. For example, a higher discount rate applied to expected future payments would have decreased the amount of a case basis reserve established by MBIA Corp. and a lower rate would have increased the amount of a reserve established by MBIA Corp. Similarly, a higher discount rate applied to potential future recoveries would have decreased the amount of a loss recoverable established by MBIA Corp. and a lower rate would have increased the amount of a loss recoverable established by MBIA Corp.

As of December 31, 2010, the majority of MBIA Corp.’s case basis reserves and insurance loss recoveries were related to insured RMBS transactions, which are discussed below. MBIA Corp.’s case basis reserves do not include estimated losses on policies insuring credit derivatives. Policies insuring credit derivative contracts are accounted for as derivatives and carried at fair value. Fair value is calculated using a price that would be paid to transfer the contract in an orderly transaction between market participants at the measurement date. As such, the fair value of MBIA Corp.’s insured credit derivatives considers the price a hypothetical third-party market participant would require to assume the contract and, in general, not the price at which MBIA Corp. may settle the contract, either through litigation or other negotiations with counterparties of its contracts.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Loss and Loss Adjustment Expense Reserves (continued)

RMBS Case Basis Reserves and Recoveries

RMBS Reserves

MBIA Corp.’s RMBS case basis reserves as of December 31, 2010, which relate to RMBS backed by home equity lines of credit (“HELOCs”) and closed-end second mortgages (“CES”), were determined through a process called the “Roll Rate Methodology.” The Roll Rate Methodology is a multi-step process using a database of loan level information, a proprietary internal cash flow model and a commercially available model to estimate expected ultimate cumulative losses on insured bonds. The loss reserve estimates are based on a probability-weighted average of three scenarios of loan losses (base case, stress case and an additional stress case). In calculating ultimate cumulative losses, MBIA Corp. estimates the amount of loans that are expected to be “charged-off” (deemed uncollectible by servicers of the transactions) in the future. MBIA Corp. assumes that such charged-off loans have zero recovery values.

“Roll Rate” is defined as the probability that current loans become delinquent and that loans in the delinquent pipeline are charged-off. Generally, Roll Rates are calculated for the previous three months and averaged. MBIA Corp. assumes that the Roll Rate for 90+ day delinquent loans is 100% except for loans within the additional stress case scenario, where MBIA Corp. assumes a Roll Rate that is calculated using the actual observed average Roll Rate for 90+ day delinquent loans during the past twelve months. As of December 31, 2010, that Roll Rate used in MBIA Corp.’s additional stress case scenario was 97%. Roll Rates for 30-59 days delinquent loans and 60-89 days delinquent loans are calculated on a transaction specific basis. The Roll Rates are applied to the amounts in the respective delinquency buckets based upon delinquencies as of November 30, 2010 to estimate future losses from loans that are delinquent as of the current reporting period.

Roll Rates for loans that are current as of November 30, 2010 (“Current Roll to Loss”) are calculated on a transaction-specific basis. A proportion of loans reported current as of November 30, 2010 is assumed to become delinquent every month, at a Current Roll to Loss rate that persists at a high level for a time and subsequently starts to decline. A key assumption in the model is the period of time in which MBIA Corp. projects high levels of Current Roll to Loss to persist. In MBIA Corp.’s base case, MBIA Corp. assumes that the Current Roll to Loss begins to decline immediately and continues to decline over the next six months to 25% of their levels as of November 2010. In the stress case, the period of elevated delinquency and loss is extended by six months. In the additional stress case, MBIA Corp. assumes that the current trends in delinquencies will remain through mid-2012, after which time they will revert to the base case. For example, as of November 30, 2010, if 10% of the loans are in the 30-59 day delinquent bucket, and recent performance suggests that 30% of those loans will be charged-off, the Current Roll to Loss for the transaction is 3%. In the base case, it is then assumed that the Current Roll to Loss will reduce linearly to 25% of its original value over the next six months (i.e., 3% will linearly reduce to 0.75% over the six months from December 2010 to June 2011). After that six-month period, MBIA Corp. further reduces the Current Roll to Loss to 0% by early 2014 with the expectation that the performing seasoned loans and an economic recovery will eventually result in loan performance reverting to historically low levels of default. In the model, MBIA Corp. assumes that all current loans that become delinquent are “charged-off” after six months of delinquency.

In addition, in MBIA Corp.’s loss reserve models for transactions secured by HELOCs, MBIA Corp. considered borrower draws and repayment rates. For HELOCs, the current three-month average draw rate was used to project future draws on the line. For HELOCs and transactions secured by fixed-rate CES, the three-month average conditional repayment rate was used to project voluntary principal repayments. The current loans generate excess spread which offsets the losses and reduces the payments. Cash flows also assumed a constant basis spread between floating rate assets and floating rate insured debt obligations (the difference between Prime and LIBOR interest rates, minus any applicable fees). For all transactions, cash flow models considered allocations and other structural aspects of the transactions, including managed amortization periods, rapid amortization periods and claims against MBIA Corp.’s insurance policy consistent with such policy’s terms and conditions. For loans that remain current (not delinquent) throughout the projection period, MBIA Corp. assumes that voluntary prepayments occur at the average rate experienced in the most recent three-month period. In

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Loss and Loss Adjustment Expense Reserves (continued)

developing multiple loss scenarios, stress is applied by elongating the Current Roll to Loss rate for various periods, simulating a slower improvement in the transaction performance. The estimated net claims from the procedure above were discounted using a risk-free rate to a net present value reflecting MBIA Corp.’s general obligation to pay claims over time and not on an accelerated basis. The above assumptions represent MBIA Corp.’s best estimates of how transactions will perform over time.

MBIA Corp. monitors portfolio performance on a monthly basis against projected performance, reviewing delinquencies, Roll Rates, and prepayment rates (including voluntary and involuntary). In the event of a material deviation in actual performance from projected performance, MBIA Corp. would increase or decrease the case basis reserves accordingly. If actual performance were to remain at the peak levels MBIA Corp. is modeling for six months longer than in the probability-weighted outcome, the addition to the case basis reserves before considering potential recoveries would be approximately $275 million.

Since the third quarter of 2009, paid claims in each month have been somewhat below that projected in MBIA Corp.’s model. MBIA Corp. has not modified its expectations to reflect this lower paid claims rate. The difference between actual and projected paid claims has not been significant.

MBIA Corp. employs a similar approach to alternative A-paper (“Alt-A”) transactions with limited exceptions. The three major exceptions are: 1) the timelines to charge-off depend on the delinquency bucket of a loan (e.g., a loan in the real estate owned bucket is on average liquidated more quickly than a loan in the foreclosure bucket), 2) MBIA Corp. does not assume a 100% loss severity for charged-off Alt-A loans. The loss severity used for projections is the three-month average of the current loss severities for loans in an Alt-A transaction and 3) Current Roll to Loss stays at November 30, 2010 level for five months before declining to 25% of this level over a 24 month period.

RMBS Recoveries

As of December 31, 2010, MBIA Corp. recorded estimated recoveries of $2.5 billion, gross of income taxes, related to RMBS transactions. Of the total $2.5 billion in recoveries, $1.7 billion is recorded as “Insurance loss recoverable” and $835 million is recorded as “Loan repurchase commitments” on MBIA Corp.’s consolidated balance sheet. As of December 31, 2010, MBIA Corp.’s estimated recoveries, net of reinsurance and income taxes, were $1.6 billion, which was 135% of the its consolidated total shareholders’ equity and the related statutory measure was 59% of its statutory capital. These estimated recoveries relate to MBIA Corp.’s put-back claims of ineligible loans, which have been disputed by the loan sellers/servicers and are currently subject to litigation initiated by MBIA Corp. to pursue recovery. In addition, there is a risk that the sellers/servicers or other responsible parties might not be able to satisfy their put-back obligations. While MBIA Corp. believes that it will prevail in enforcing its contractual rights, there is uncertainty with respect to the ultimate outcome. Although it has been reported that government-sponsored market participants and bond insurers situated similarly to MBIA Corp. have been successful in putting back ineligible mortgage loans to sellers/servicers and receiving compensation and other guarantee insurers situated similarly to MBIA Corp. also have recorded expected recoveries for RMBS transaction losses, there can be no assurance that MBIA Corp. will successfully recover its contract claims.

Beginning in 2008, MBIA Corp. engaged loan level forensic review consultants to re-underwrite/review a sample of the mortgage loan files underlying RMBS transactions insured by MBIA Corp. The securitizations on which MBIA Corp. has recorded losses contain well over 500,000 individual mortgage loans, of which over 48,000 mortgage loans were reviewed within 32 insured issues containing first and second-lien mortgage loan securitizations. MBIA Corp. recorded recoveries related to 27 of these 32 insured issues. It is possible that MBIA Corp. will review loan files within additional insured issues in the future if factors indicate that material recovery rights exist. During their review, the consultants utilized the same underwriting guidelines that the originators were to have used to qualify borrowers when originally underwriting the loans and determined that there were high proportions of ineligible mortgage loans within the sample. The forensic review consultants graded the individual mortgage loans that were sampled into an industry standard three level grading scale, defined as (i) Level 1—

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Loss and Loss Adjustment Expense Reserves (continued)

loans complied with specific underwriting guidelines, (ii) Level 2—loans contained some deviation from underwriting guidelines but also contained sufficient compensating factors, and (iii) Level 3—loans contained material deviation from the underwriting guidelines without any compensating factors.

Prior to the fourth quarter of 2009, MBIA Corp. believed that the distribution of possible outcomes was evenly distributed around the par amount of loans reviewed that were eligible for put-back. Thus, the probability-weighted expected recovery value was equivalent to the par amount of the losses from files that were reviewed and found to have credit or credit and compliance breaches. In the fourth quarter of 2009 and subsequent, based on new information that became available, MBIA Corp. estimated that it would more likely recover substantially more than the value of files already reviewed than not. Accordingly, MBIA Corp. developed probability-based scenarios which were primarily based upon loan file reviews combined with extrapolation-based scenarios which included scenarios for the recoupment of expected future charge-offs from non-performing loans as well as a scenario of recovering total incurred losses. Importantly, MBIA Corp.’s put-back claims are not only related to non-performing loans but to any loan where representations and warranties were breached.

During the fourth quarter of 2010, two important developments transpired which have led MBIA Corp. to conclude that the practice of reviewing loans for purposes of assessing put-back recoveries is no longer necessary. First, MBIA Corp. has determined that a sufficient number of loans in each securitization have already been reviewed to demonstrate widespread breaches of the contractual provisions of the agreements with the sponsors. Second, MBIA Corp. received a favorable decision on the sampling motion in the Countrywide litigation (MBIA Insurance Corp. v. Countrywide Home Loans, Inc., et al, Index No. 08-602825 (N.Y. Sup. Ct.)). That decision indicates that MBIA Corp. can present representative samples of loans from each of the securitizations at issue in the case to establish its causes of action, including its breach-of-contract claims.

As a result of the above developments, MBIA Corp. revised its put-back recovery scenarios in the fourth quarter of 2010. MBIA Corp. replaced prior scenarios that were primarily based on loan file reviews with probability-based scenarios primarily based on the percentage of incurred losses MBIA Corp. expects to collect. MBIA Corp.’s recovery estimates are based on five scenarios that include full recovery of its incurred losses and limited/reduced recoveries due to litigation delays and risks and/or potential financial distress of the sellers/servicers. Probabilities are assigned across these scenarios, with most of the probability weight on partial recovery scenarios. However, based on MBIA Corp.’s assessment of the strength of its contract claims, MBIA Corp. believes it is entitled to collect the full amount of its incurred losses, which totaled $4.4 billion as of December 31, 2010.

MBIA Corp. has developed estimates of breach rates primarily based upon loans with credit breaches or credit and compliance breaches because MBIA Corp. believes that loans with these types of breaches are not judgmental and cannot be cured. The results of the loan file reviews across all insured issues have indicated breach rates in these categories in excess of 80%. Breach rates were determined by dividing the number of loans that contained credit and/or credit and compliance breaches by the total number of loans reviewed for a particular transaction.

MBIA Corp. has not recognized potential recoveries related to sellers/servicers that MBIA Corp. has determined did not have sufficient capital and resources to honor their obligations. MBIA Corp. assesses the potential financial distress of the sellers/servicers using external credit ratings and other factors. The impact of such factors on cash flows related to expected recoveries is incorporated into MBIA Corp.’s probability-weighted scenarios. The indicative scenarios and related probabilities assigned to each scenario based on MBIA Corp.’s judgment about their relative likelihoods of being realized are used to develop a distribution of possible outcomes. The probability of the scenario in which no recoveries are realized is trivial. The sum of the probabilities assigned to all scenarios is 100%. Expected cash inflows from recoveries are discounted using the current risk-free rate associated with the underlying transaction, which ranged from 2.11% to 3.45% depending upon the transaction’s expected average life.

MBIA Corp.’s potential recoveries are typically based on either salvage rights, the rights conferred to MBIA Corp. through the transactional documents (inclusive of the insurance agreement), or subrogation rights embedded

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Loss and Loss Adjustment Expense Reserves (continued)

within financial guarantee insurance policies. The RMBS transactions with respect to which MBIA Corp. has estimated put-back recoveries provide MBIA Corp. with such rights. Expected salvage and subrogation recoveries, as well as recoveries from other remediation efforts, reduce MBIA Corp.’s claim liability. Once a claim payment has been made, the claim liability has been satisfied and MBIA Corp.’s right to recovery is no longer considered an offset to future expected claim payments, but is recorded as a salvage asset. The amount of recoveries recorded by MBIA Corp. is limited to paid claims plus the present value of projected future claim payments. As claim payments are made, the recorded amount of potential recoveries may exceed the remaining amount of claim liability for a given policy. As of December 31, 2010, the expected value of recoveries related to RMBS paid claims reported in “Insurance loss recoverable” was $1.7 billion. Additionally, $835 million was recorded as “Loan repurchase commitments” within consolidated VIEs.

To date, sellers/servicers have not substituted loans which MBIA Corp. has put back, and the amount of loans repurchased has been insignificant. The unsatisfactory resolution of these put-backs has led MBIA Corp. to initiate litigation against five of the sellers/servicers to enforce their obligations. MBIA Corp. has alleged several causes of action in its complaints, including breach of contract, fraudulent inducement and indemnification. MBIA Corp.’s aggregate $2.5 billion of estimated potential recoveries do not include damages from causes of action other than breach of contract. Irrespective of amounts recorded in its financial statements, MBIA Corp. is seeking to recover the full amount of its incurred losses and other damages. Currently, MBIA Corp. has received four decisions with regard to the motions to dismiss MBIA Corp.’s claims, all of which have denied the defendants’ motions to dismiss, allowing each of the cases to proceed on, at minimum, the fraud and breach-of-contract claims. All of these decisions are being appealed. The motion to dismiss in the fifth case has just been filed. Additional information on the status of these litigations can be found in the “Recovery Litigation” discussion within “Note 19: Commitments and Contingencies.”

MBIA Corp.’s assessment of the recovery outlook for insured RMBS issues is principally based on the following factors:

1.	the strength of MBIA Corp.’s existing contract claims related to ineligible loan substitution/repurchase obligations;

2.	the improvement in the financial strength of issuers due to mergers and acquisitions and/or government assistance, which should facilitate their ability to comply with required loan repurchase/substitution obligations. MBIA Corp. is not aware of any provisions that explicitly preclude or limit the successors’ obligations to honor the obligations of the original sponsor. MBIA Corp’s assessment of any credit risk associated with these sponsors (or their successors) is reflected in MBIA Corp.’s probability-weighted potential recovery scenarios;

3.	evidence of loan repurchase/substitution compliance by sellers/servicers for put-back requests made by other harmed parties with respect to ineligible loans; this factor is further enhanced by (i) Bank of America’s disclosure that it has resolved $8.0 billion of repurchase requests in the fourth quarter of 2010; (ii) the recent Fannie Mae settlements announced on December 23, 2010 with Ally Bank and with Bank of America (which also involved Freddie Mac) announced on December 31, 2010, and (iii) MBIA Corp.’s settlement agreement entered into on July 16, 2010 between MBIA Corp. and the sponsor of several MBIA Corp.-insured mortgage loan securitizations in which MBIA Corp. received a payment in exchange for a release relating to its representation and warranty claims against the sponsor. This settlement also resolves all of MBIA Corp.’s representation and warranty claims against the sponsor on mutually beneficial terms and is substantially consistent with the recoveries previously recorded by MBIA Corp. related to these exposures;

4.	the favorable outcome for MBIA Corp. on defendants’ motions to dismiss in the actions captioned MBIA Insurance Corp. v. Countrywide Home Loans, Inc., et al, Index No. 08-602825 (N.Y. Sup. Ct.) and MBIA Insurance Corp. v. Residential Funding Co., LLC, Index No. 603552/08 (N.Y. Sup. Ct.), MBIA v GMAC and MBIA Insurance Corp. v. Credit Suisse Securities where the respective courts each allowed MBIA’s fraud claims against the Countrywide, RFC, GMAC and Credit Suisse Securities defendants to proceed;

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Loss and Loss Adjustment Expense Reserves (continued)

5.	the favorable outcome for MBIA Corp. on its motion to present evidence of Countrywide’s liability and damages through the introduction of a statistically valid random sample of loans rather than on a loan-by-loan basis; and

6.	loan repurchase reserves which have been publicly disclosed by certain sellers/servicers to cover such obligations.

MBIA Corp. will continue to consider all relevant facts and circumstances, including the factors described above, in developing its assumptions on expected cash inflows, probability of potential recoveries (including the outcome of litigation) and recovery period. The estimated amount and likelihood of potential recoveries are expected to be revised and supplemented as developments in the pending litigation proceedings occur or new litigation is initiated. While MBIA Corp. believes it will be successful in realizing recoveries from contractual and other claims, the ultimate amounts recovered may be materially different from those recorded by MBIA Corp. given the inherent uncertainty of the manner of resolving the claims (e.g., litigation) and the assumptions used in the required estimation process for accounting purposes which are based, in part, on judgments and other information that are not easily corroborated by historical data or other relevant benchmarks.

All of MBIA Corp.’s policies insuring RMBS for which litigation has been initiated against sellers/servicers are in the form of financial guarantee insurance contracts. MBIA Corp. has not recorded a gain contingency with respect to pending litigation.

Loss and LAE Activity

MBIA Corp.’s losses and LAE for the year ended December 31, 2010 are presented in the following table:

In millions	Non-RMBS	RMBS	Total
Losses and LAE related to payments	$779	$659	$1,438
Recoveries of actual and expected payments	(537)	(656)	(1,193)

Gross losses incurred	242	3	245
Reinsurance	(80)	(6)	(86)

Losses and loss adjustment expenses	$162	$(3)	$159

During 2010, MBIA Corp. incurred $159 million of loss and LAE expense, which was primarily driven by ABS CDO transactions. Losses and LAE expenses related to ABS CDOs was $118 million, after the elimination of a $71 million expense as a result of consolidating VIEs, and was driven by continued credit deterioration within the sector. These losses were partially offset by a net benefit of $3 million related to RMBS transactions, which is net of the elimination of a $60 million net benefit as a result of consolidating VIEs. The $656 million of RMBS recoveries of actual and expected payments in the preceding table comprised $609 million in actual and expected recoveries resulting from ineligible mortgages loans included in insured second-lien residential mortgage and Alt-A securitization exposures that are subject to contractual obligations by sellers/servicers to repurchase or replace such mortgages and $47 million related to excess interest cash flows within the securitizations. Current period changes in MBIA Corp.’s estimate of potential recoveries may impact the amount recorded as an asset for insurance loss recoverable, the amount of expected recoveries on unpaid losses netted against the gross loss and LAE reserves liability, or both. MBIA Corp. cedes all U.S. public finance business to National.

Total paid losses, net of reinsurance and collections, for the year ended December 31, 2010 was $1.0 billion, after eliminating $42 million of net payments made on behalf of consolidated VIEs and primarily related to insured RMBS transactions. For the year ended December 31, 2010, the change in insurance loss recoverable related to paid losses totaled $759 million, after eliminating $19 million of recoveries related to VIEs, and were primarily related to insured RMBS transactions.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Loss and Loss Adjustment Expense Reserves (continued)

The following table provides information about the financial guarantees and related claim liability included in each of MBIA Corp.’s surveillance categories as of December 31, 2010:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	199	43	12	179	433
Number of issues(1)	40	26	12	110	188
Remaining weighted average contract period (in years)	9.4	6.9	9.1	9.4	9.2
Gross insured contractual payments outstanding(2):
Principal	$5,041	$1,419	$1,446	$11,190	$19,096
Interest	3,439	536	746	6,132	10,853

Total	$8,480	$1,955	$2,192	$17,322	$29,949

Gross claim liability	$—	$—	$—	$2,692	$2,692
Less:
Gross potential recoveries	—	—	—	4,045	4,045
Discount, net	—	—	—	27	27

Net claim liability (recoverable)	$—	$—	$—	$(1,380)	$(1,380)

Unearned premium revenue	$148	$16	$72	$141	$377

(1)—An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2)—Represents contractual principal and interest payments due by the issuer of the obligations insured by MBIA Corp.

The gross claim liability of $2.7 billion reported in the preceding table represents MBIA Corp.’s estimate of undiscounted probability-weighted future claim payments, which primarily relate to insured RMBS transactions. The gross potential recoveries of $4.0 billion reported in the preceding table represent MBIA Corp.’s estimate of undiscounted probability-weighted recoveries of actual claim payments and recoveries of estimated future claim payments, and also primarily relate to insured RMBS transactions. Both amounts reflect the elimination of claim liabilities and potential recoveries related to VIEs consolidated by MBIA Corp.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Loss and Loss Adjustment Expense Reserves (continued)

The following table provides information about the financial guarantees and related claim liability included in each of MBIA Corp.’s surveillance categories as of December 31, 2009:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	217	79	19	129	444
Number of issues(1)	51	30	15	95	191
Remaining weighted average contract period (in years)	10.4	11.5	5.5	8.0	8.8
Gross insured contractual payments outstanding (2):
Principal	$7,081	$2,581	$1,806	$14,639	$26,107
Interest	4,786	2,111	380	5,887	13,164

Total	$11,867	$4,692	$2,186	$20,526	$39,271

Gross claim liability	$—	$—	$—	$2,750	$2,750
Less:
Gross potential recoveries	—	—	—	3,380	3,380
Discount, net	—	—	—	42	42

Net claim liability (recoverable)	$—	$—	$—	$(672)	$(672)

Unearned premium revenue	$247	$43	$27	$113	$430

(1)—An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2)—Represents contractual principal and interest payments due by the issuer of the obligations insured by MBIA Corp.

The gross claim liability of $2.8 billion and gross potential recoveries of $3.4 billion reported in the preceding table primarily relate to insured RMBS transactions.

The following table provides the components of MBIA Corp.’s insurance loss reserves and recoverables for insured obligations within MBIA Corp.’s classified list as reported on MBIA Corp.’s consolidated balance sheets as of December 31, 2010 and 2009. The loss reserves (claim liability) and insurance claim loss recoverable included in the following table represent the present value of the probability-weighted future claim payments and recoveries reported in the preceding tables.

	As of December 31,
In millions	2010	2009
Loss reserves (claim liability)	$1,059	$1,510
LAE reserves	70	70

Loss and LAE reserves	$1,129	$1,580

Insurance claim loss recoverable	$(2,531)	$(2,413)
LAE insurance loss recoverable	—	(32)

Insurance loss recoverable	$(2,531)	$(2,445)

Reinsurance recoverable on unpaid losses	$224	$219
Reinsurance recoverable on LAE reserves	6	3
Reinsurance recoverable on paid losses	—	13

Reinsurance recoverable on paid and unpaid losses	$230	$235

Loss and LAE reserves of $1.1 billion include $2.0 billion of reserves for expected future payments offset by expected recoveries of such future payments of $896 million. The insurance loss recoverable reported in the preceding table primarily relates to estimated recoveries of payments made by MBIA Corp. resulting from ineligible mortgage loans in certain insured second-lien residential mortgage loan securitizations that are subject

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Loss and Loss Adjustment Expense Reserves (continued)

to a contractual obligation by the sellers/servicers to repurchase or replace the ineligible mortgage loans and expected future recoveries on RMBS transactions resulting from expected excess spread generated by performing loans in such transactions. MBIA Corp. estimates that it will be reimbursed for the majority of its potential recoveries related to ineligible mortgage loans, which represent the majority of MBIA Corp.’s insurance loss recoverable, by year end 2012.

With respect to MBIA Corp.’s RMBS exposure, before the elimination of amounts related to consolidated VIEs, MBIA Corp. had 44 insured issues designated as “Classified List” with gross principal and interest payments outstanding of $10.2 billion and $4.2 billion, respectively. The gross claim liability and gross potential recoveries related to these 44 issues were $1.5 billion and $4.3 billion, respectively. MBIA Corp. has performed loan file reviews on 30 of the 44 issues and recorded recoveries on 27 of those 30 issues that included loan file reviews. As of December 31, 2010, the 27 insured issues, those for which MBIA Corp. performed loan file reviews and recorded recoveries, had gross principal and interest payments outstanding of $8.9 billion and $3.6 billion, respectively. The gross claim liability and gross potential recoveries related to the 27 issues were $1.2 billion and $4.2 billion, respectively. The gross potential recoveries of $4.2 billion include estimated recoveries based on MBIA Corp.’s incurred loss to date.

The following table presents changes in MBIA Corp.’s loss and LAE reserve for the year ended December 31, 2010. Changes in the loss and LAE reserve attributable to the accretion of the claim liability discount, changes in discount rates, changes in assumptions, changes in the timing and amounts of estimated payments and recoveries and changes in LAE are recorded in “Losses and loss adjustment” expenses in MBIA Corp.’s consolidated statements of operations. As of December 31, 2010 and 2009, the weighted average risk-free rate used to discount MBIA Corp.’s loss reserve (claim liability) was 2.73% and 3.14%, respectively. LAE reserves are expected to be settled within a one year period and are not discounted.

In millions	Changes in Loss and LAE Reserve for the Year Ended December 31, 2010
Gross Loss and LAE Reserve as of December 31, 2009	Accounting Transition Adjustment(1)	Loss Payments for Cases with Reserves	Accretion of Claim Liability Discount	Changes in Discount Rates	Changes in Timing of Payments	Changes in Amount of Net Payments	Changes in Assumptions	Changes in Unearned Premium Revenue	Change in LAE Reserves	Gross Loss and LAE Reserve as of December 31, 2010
$1,580	$(364)	$(1,046)	$8	$28	$39	$(3)	$914	$(28)	$1	$1,129

(1)—Reflects the adoption of the accounting principles for the consolidation of VIEs.

The decrease in gross loss and LAE reserves reflected in the preceding table was primarily due to a decrease in reserves related to payment activity and an adjustment of $364 million related to the adoption of the amended accounting principles for the consolidation of VIEs. Offsetting these were changes in assumptions of $914 million due to additional defaults and charge-offs of ineligible mortgage loans in insured RMBS issues outstanding as of December 31, 2009.

The following table presents changes in MBIA Corp.’s loss and LAE reserve for the year ended December 31, 2009:

In millions	Changes in Loss and LAE Reserve for the Year Ended December 31, 2009
Gross Loss and LAE Reserve as of December 31, 2008	Accounting Transition Adjustment(1)	Loss Payments for Cases with Reserves	Accretion of Claim Liability Discount	Changes in Discount Rates	Changes in Timing of Payments	Changes in Amount of Net Payments	Changes in Assumptions	Changes in Unearned Premium Revenue	Change in LAE Reserves	Gross Loss and LAE Reserve as of December 31, 2009
$1,558	$(183)	$(2,274)	$5	$(19)	$285	$105	$2,084	$(43)	$62	$1,580

(1)—Reflects the adoption of the accounting principles for financial guarantee insurance contracts as described in “Note 3: Recent Accounting Pronouncements.”

The increase in gross loss and LAE reserves reflected in the preceding table was primarily due to changes in assumptions of $2.1 billion due to additional defaults and charge-offs of ineligible mortgage loans in insured RMBS issues that were primarily outstanding as of December 31, 2008. Offsetting this was a decrease in reserves of $2.3 billion related to payment activity.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Loss and Loss Adjustment Expense Reserves (continued)

The following table presents changes in MBIA Corp.’s insurance loss recoverable and changes in recoveries on unpaid losses reported within MBIA Corp.’s claim liability for the year ended December 31, 2010. Changes in insurance loss recoverable attributable to the accretion of the discount on the recoverable, changes in discount rates, changes is assumptions, changes in the timing and amounts of estimated collections and changes in LAE are recorded in “Losses and loss adjustment” expenses in MBIA Corp.’s consolidated statements of operations.

		Changes in Insurance Loss Recoverable and Recoveries on Unpaid Losses for the Year Ended December 31, 2010
In millions	Gross Reserve as of December 31, 2009	Accounting Transition Adjustment(1)	Collections for Cases with Recoveries	Accretion of Recoveries	Changes in Discount Rates	Changes in Timing of Collections	Changes in Amount of Collections	Changes in Assumptions	Change in LAE Recoveries	Gross Reserve as of December 31, 2010
Insurance Loss Recoverable	$2,445	$(594)	$(81)	$36	$(10)	$33	$(56)	$790	$(32)	$2,531
Recoveries on Unpaid Losses	831	(215)	—	15	(1)	—	(8)	259	15	896

Total	$3,276	$(809)	$(81)	$51	$(11)	$33	$(64)	$1,049	$(17)	$3,427

(1)—Reflects the adoption on January 1, 2010 of the amended accounting guidance for the consolidation of VIEs.

MBIA Corp.’s insurance loss recoverable in the preceding table increased $86 million primarily due to changes in assumptions driven by estimates of potential recoveries primarily on issues outstanding as of December 31, 2009 resulting from ineligible mortgages included in insured second-lien residential mortgage and Alt-A securitization exposures that are subject to contractual obligations by sellers/servicers to repurchase or replace such mortgages, offset by a decrease due to the adoption of the amended accounting principles for the consolidation of VIEs. Recoveries on unpaid losses increased by $65 million primarily due to changes in assumption offset by a decrease due to the adoption of the amended accounting principles for the consolidation of VIEs.

The following table presents changes in MBIA Corp.’s insurance loss recoverable for the year ended December 31, 2009:

		Changes in Insurance Loss Recoverable for the Year Ended December 31, 2009
In millions	Gross Reserve as of December 31, 2008	Collections for Cases with Recoveries	Accretion of Recoveries	Changes in Discount Rates	Changes in Timing of Collections	Changes in Amount of Collections	Changes in Assumptions	Change in LAE Recoveries	Gross Reserve as of December 31, 2009
Insurance Loss Recoverable	$459	$(59)	$13	$(61)	$1	$—	$2,060	$32	$2,445

The insurance loss recoverable in the preceding table increased by $2.0 billion primarily driven by an increase in changes in assumptions from estimates of potential recoveries resulting from ineligible mortgages included in insured second-lien residential mortgage and Alt-A securitization exposures that are subject to contractual obligations by sellers/servicers to repurchase or replace such mortgages.

The following table presents MBIA Corp.’s total estimated recoveries from ineligible mortgage loans included in certain insured first and second-lien mortgage loan securitizations. The total estimated recoveries from ineligible loans of $2.5 billion as of December 31, 2010 includes $1.7 billion recorded as “Insurance loss recoverable” and $835 million recorded as “Loan repurchase commitments” on MBIA Corp.’s consolidated balance sheet.

In millions
Total Estimated Recoveries from Ineligible Loans as of December 31, 2009	Accretion of Future Collections	Changes in Discount Rates	Recoveries (Collections)	Changes in Assumptions	Total Estimated Recoveries from Ineligible Loans as of December 31, 2010
$1,575	$51	$21	$(67)	$937	$2,517

The $937 million of changes in assumptions in the preceding table primarily resulted from probability-weighted scenarios as described within the preceding “RMBS Recoveries” section.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Loss and Loss Adjustment Expense Reserves (continued)

Remediation actions may involve, among other things, waivers or renegotiations of financial covenants or triggers, waivers of contractual provisions, the granting of consents, transfer of servicing, consideration of restructuring plans, acceleration, security or collateral enforcement, actions in bankruptcy or receivership, litigation and similar actions. The types of remedial actions pursued are based on the insured obligation’s risk type and the nature and scope of the event giving rise to the remediation. As part of any such remedial actions, MBIA Corp. seeks to improve its security position and to obtain concessions from the issuer of the insured obligation. From time to time, the issuer of an MBIA-insured obligation may, with the consent of MBIA Corp., restructure the insured obligation by extending the term, increasing or decreasing the par amount or decreasing the related interest rate, with MBIA Corp. insuring the restructured obligation.

Costs associated with remediating insured obligations assigned to MBIA Corp.’s “Caution List—Low,” “Caution List—Medium,” “Caution List—High” and “Classified List” are recorded as LAE. LAE is recorded as part of MBIA Corp.’s provision for its loss reserves and included in “Losses and loss adjustment” expense on MBIA Corp.’s consolidated statements of operations. The following table presents the expenses (gross and net of reinsurance) related to remedial actions for insured obligations:

	Years ended December 31,
In millions	2010	2009	2008
Loss adjustment expense incurred, gross	$91	$270	$20
Loss adjustment expense incurred, net	$65	$173	$(7)

Credit Impairments Related to Structured CMBS Pools and CRE CDOs Accounted for as Derivatives

Most of the structured CMBS pools and CRE CDOs insured by MBIA Corp. are accounted for as insured credit derivatives and are carried at their fair values in MBIA Corp.’s consolidated financial statements. The fair value of an insured derivative contract will be influenced by a variety of market and transaction-specific factors that may be unrelated to potential future claim payments. In the absence of credit impairments, or the termination of derivatives at losses, the cumulative unrealized losses recorded from fair valuing insured derivatives should reverse before or at the maturity of the contracts.

Since insured credit derivatives have similar terms, conditions, risks, and economic profiles to financial guarantee insurance policies, they are evaluated for economic impairment periodically in the same way that loss and LAE reserves are estimated for financial guarantee policies. Credit impairments on insured derivatives represent the present value of estimated expected future claim payments, net of recoveries, for such transactions using a discount rate of 5.93%, the same rate used to calculate statutory loss reserves. These credit impairments may differ from the fair values recorded in MBIA Corp.’s consolidated financial statements. Although MBIA Corp.’s consolidated statements of operations includes the changes in the fair values of these transactions, MBIA Corp. regards the changes in credit impairment estimates as critical information for investors as it provides information about loss payments MBIA Corp. expects to make.

For the year ended December 31, 2010, the aggregate credit impairment on the structured CMBS pools and CRE CDO portfolios was estimated to be $1.1 billion. The impairment is estimated using MBIA Corp.’s loss reserve methodology, determined as the present value of the probability–weighted potential future losses, net of estimated recoveries, across multiple scenarios as described below. Although the pace of increases in the delinquency rate has slowed and many loans are being modified, liquidations have taken place. Some loans were liquidated with minimal losses of 1% to 2% while others experienced near complete losses. These have led to losses in the CMBS market and, in many cases, have resulted in reductions of enhancement to the individual CMBS bonds within the structured CMBS pools insured by MBIA Corp. In a few cases, these losses have resulted in minimal deductible erosion in certain insured transactions. Bond level enhancement and pool level deductibles are structural features intended to mitigate losses to MBIA Corp. As that protection is eroded, impairments increase even in the absence of significant further collateral deterioration.

In the CRE CDO portfolio, transaction specific structures require managers to report reduced enhancement according to certain guidelines which often include downgrades even when the bond is still performing. Because

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Loss and Loss Adjustment Expense Reserves (continued)

of this as well as additional collateral defaults, reported enhancement has been reduced significantly in some CRE CDOs. Because of this many of the CRE CDO positions are amortizing more quickly than originally expected as most or all interest that would have been allocated to more junior classes within the CDO has been diverted and redirected to pay down the senior most classes insured by MBIA Corp.

MBIA Corp. has developed multiple scenarios to consider the range of potential outcomes in the CRE market and their impact on MBIA Corp. The approaches require substantial judgments about the future performance of the underlying loans. The first approach considers the range of commutations achieved in the course of 2010, which included commutations of nineteen structured CMBS pools and CRE CDO policies totaling $7.0 billion of gross insured exposure. Additionally, one structured CMBS pool with $1.0 billion of gross insured exposure was contractually terminated. This approach results in an estimated price to commute the remaining policies with price estimates based on this experience. The second approach considers current delinquency rates and uses current and projected net operating income (“NOI”) and capitalization rates (“Cap Rates”) to project losses under two scenarios. In the first scenario, NOI and Cap Rates remain flat with no improvement over the remaining life of the loans (often six to seven more years). In the second scenario loans are stratified by size with larger loans being valued utilizing lower Cap Rates than for smaller loans. This scenario also assumes that Cap Rates and NOIs remain flat for the near term and then begin to improve slowly. In this scenario, any loan with a balance greater than $75 million with a debt service coverage ratio less than 1.0x or that was reported as being in any stage of delinquency, was reviewed individually so that performance and loss severity could be more accurately determined. Specific loan level assumptions for this large loan subset were then incorporated into this scenario.

A third approach stratifies loans into debt service coverage buckets and uses default probabilities implied by a third-party default study for each bucket to project defaults. The implied defaults are converted into losses using a loss severity. This approach relies on year-end financial statements at the property level. In modeling these scenarios, MBIA Corp. has received financial statements for 2009 or later on approximately 84% of the properties in the pools. As MBIA Corp. continues to see more current market performance statistics regarding modifications and liquidations in this cycle, MBIA Corp. will continue to de-emphasize this more actuarial-based approach and focus more on those scenarios which best reflect current market observations.

A fourth approach stratifies loans into buckets based on delinquency status (including a “current” bucket) and utilizes recent Roll Rates actually experienced within each of the commercial mortgage-backed index (“CMBX”) series in order to formulate an assumption to predict future delinquencies. Ultimately, this generates losses over a projected time horizon based on the assumption that loss severities will remain at the peak level for a given time period and then decrease over time. This approach was applied in two scenarios. In the first scenario, MBIA Corp. assumes that 90% of the loans greater than 90 days delinquent (and those projected to roll into late stage delinquency from the current and lesser stage levels of delinquency) are liquidated. In the second scenario, MBIA Corp. assumes that 75% of these loans are liquidated and 25% are modified and returned to current. These estimates are based on the levels of modifications that took place in the fixed-rate conduit universe in 2010. Whether CMBS collateral is included in a structured pool or in a CRE CDO, MBIA Corp. believes the modeling related to the underlying bond should be the same. Additionally, for one of the transactions, small allocations of other collateral were included (specifically Real Estate Investment Trust debt and RMBS/ABS). This collateral was modeled in keeping with protocol used for modeling other asset classes at MBIA Corp., including multi-sector CDOs.

The loss severities projected by these scenarios vary widely, from moderate to substantial losses. MBIA Corp. assigns a wide range of probabilities to these scenarios, with lower severity scenarios being weighted more heavily than higher severity scenarios. This reflects the view that liquidations will continue to be mitigated by loan extensions and modifications, and that property values and NOIs have bottomed for many sectors and markets in the U.S. For the year ended December 31, 2010, the probability-weighted loss estimate was $1.1 billion. If macroeconomic stress escalates or there is a “double dip” recession, higher delinquencies, higher levels of liquidations of delinquent loans and higher severities of loss upon liquidation, MBIA Corp. may incur substantial additional losses.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Loss and Loss Adjustment Expense Reserves (continued)

Actual losses will be a function of the proportion of loans in the pools that are foreclosed and liquidated and the loss severities associated with those liquidations. If the deductibles in MBIA Corp.’s insured transactions and underlying referenced CMBS transactions are fully eroded, additional property level losses upon foreclosure and liquidations could result in substantial losses for MBIA Corp. Since foreclosures and liquidations have only recently begun to take place during this economic cycle, particularly for larger loans and assets, ultimate loss rates remain uncertain.

Note 7: Fair Value of Financial Instruments

Financial Instruments

The following table presents the carrying value and fair value of financial instruments reported on MBIA Corp.’s consolidated balance sheets as of December 31, 2010 and 2009:

	As of December 31, 2010		As of December 31, 2009
In millions	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Assets:
Investments held as available-for-sale and investments held at fair value	$2,179	$2,179	$2,187	$2,187
Other investments	11	11	10	10
Cash and cash equivalents	229	229	594	594
Secured loan	975	591	1,600	780
Receivable for investments sold	2	2	3	3
Derivative assets	10	10	776	776
Assets of consolidated VIEs:
Cash	764	764	—	—
Investments held-to-maturity	2,840	2,636	1,174	1,120
Fixed maturity securities at fair value	5,113	5,113	—	—
Fixed-maturity securities held as available-for-sale and held as trading	—	—	518	518
Loans receivable	2,183	2,183	482	482
Loan repurchase commitments	835	835	—	—
Derivative assets	829	829	—	—
Liabilities:
Long-term debt	953	512	1,229	711
Payable for investments purchased	—	—	14	14
Derivative liabilities	4,505	4,505	4,582	4,582
Liabilities of consolidated VIEs:
Variable interest entity notes	9,521	9,350	1,770	1,662
Derivative liabilities	2,104	2,104	—	—
Financial Guarantees:
Gross	4,600	3,906	5,753	4,777
Ceded	2,219	2,509	2,674	2,848

Valuation Techniques

Valuation techniques for financial instruments measured at fair value and included in the preceding table are described below. MBIA Corp.’s assets and liabilities recorded at fair value have been categorized according to the fair value hierarchy based on the lowest level input that is significant to the fair value measurement in its entirety.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

Fixed-Maturity Securities (including short-term investments) Held as Available-for-sale, and Investments Held at Fair Value

U.S. Treasury and government agency—U.S. Treasury securities are valued based on quoted market prices in active markets. Fair value of U.S. Treasuries is based on live trading feeds. U.S. Treasury securities are categorized in Level 1 of the fair value hierarchy. Government agency securities include debentures and other agency mortgage pass-through certificates as well as to-be-announced (“TBA”) securities. TBA securities are liquid and have quoted market prices based on live data feeds. Fair value of mortgage pass-through certificates is obtained via a simulation model, which considers different rate scenarios and historical activity to calculate a spread to the comparable TBA security. Government agency securities generally use market-based and observable inputs. As such, these securities are classified as Level 2 of the fair value hierarchy.

Foreign governments—Foreign government obligations are generally valued based on quoted market prices in active markets and are categorized in Level 1 of the fair value hierarchy. When quoted market prices are not available, fair value is determined using a valuation model based on observable inputs including interest rate yield curves, cross-currency basis index spreads, and country credit spreads for structures similar to the financial instrument in terms of issuer, maturity and seniority. These financial instruments are generally categorized in Level 2 of the fair value hierarchy. Bonds that contain significant inputs that are not observable are categorized as Level 3.

Corporate obligations—Corporate obligations are valued using recently executed transaction prices or quoted market prices where observable. When observable price quotations are not available, fair value is determined using a valuation model based on observable inputs including interest rate yield curves, CDS spreads for similar instruments, and diversity scores. Corporate obligations are generally categorized in Level 2 of the fair value hierarchy or categorized in Level 3 when significant inputs are unobservable. Corporate obligations are classified as Level 1 of the fair value hierarchy when quoted market prices in an active market for identical financial instruments are available.

Mortgage-backed securities and asset-backed securities—MBSs and ABSs are valued using recently executed transaction prices. When position-specific quoted prices are not available, MBSs and ABSs are valued based on quoted prices for similar securities. If quoted prices are not available, MBSs and ABSs are valued using a valuation model based on observable inputs including interest rate yield curves, spreads, prepayments and volatilities, and categorized in Level 2 of the fair value hierarchy. MBSs and ABSs are categorized in Level 3 of the fair value hierarchy when significant inputs are unobservable.

State and municipal bonds—State and municipal bonds are valued using recently executed transaction prices, quoted prices or valuation models based on observable inputs including interest rate yield curves, bond or CDS spreads and volatility. State and municipal bonds are generally categorized in Level 2 of the fair value hierarchy or categorized in Level 3 when significant inputs are unobservable.

Investments Held-To-Maturity

The fair values of investments held-to-maturity are determined using recently executed transaction prices or quoted prices when available. When position-specific quoted prices are not available fair values of investments held-to-maturity are based on quoted prices of similar securities. When quoted prices for similar investments are not available, fair values are based on valuation models using observable inputs including interest rate yield curves and bond spreads of similar securities.

Other Investments

Other investments include MBIA Corp.’s interest in equity securities. Fair value of other investments is determined by using quoted prices, live trades, or valuation models that use market-based and observable inputs. Other investments are categorized in Level 1 or Level 2 of the fair value hierarchy.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

Cash and Cash Equivalents, Receivable for Investments Sold and Payable for Investments Purchased

The carrying amounts of cash and cash equivalents, receivable for investments sold and payable for investments purchased approximate fair values due to the short maturities of these instruments.

Secured Loan

The fair value of the secured loan is determined based on the underlying securities received. The underlying securities received are generally corporate bonds. The fair value of these corporate bonds is obtained using recently executed transactions or market price quotations where observable. When observable price quotations are not available, fair value is determined based on cash flow models with yield curves, bond or single name CDS spreads and diversity scores as key inputs.

Loans Receivable at Fair Value

Loans receivable at fair value comprise loans held by consolidated VIEs consisting of residential mortgage loans, commercial mortgage loans and other whole business loans. Fair values of residential mortgage loans are determined using quoted prices for MBS with similar characteristics and adjusted for the fair values of the financial guarantee obligations provided by MBIA Corp. on the related MBS. Fair values of commercial mortgage loans and other whole business loans are valued based on quoted prices similar of collateralized MBS. Loans receivable at fair value are categorized in Level 3 of the fair value hierarchy.

Loan Repurchase Commitments

Loan repurchase commitments are obligations owed by the sellers/servicers of mortgage loans to RMBS trusts consolidated under the amended accounting principles for the consolidation of VIEs. This asset represents the rights of the trusts against the sellers/servicers for representations and warranties that the securitized residential mortgage loans sold to the trust comply with stated underwriting guidelines and for the sellers/servicers to cure, replace, or repurchase mortgage loans that fail to comply. Fair value measurement of loan repurchase commitments represents the amounts owed by the sellers/servicers to the trusts. Loan repurchase commitments are not securities and no identical or comparable market transaction information is observable or available. Loan repurchase commitments at fair value are categorized in Level 3 of the fair value hierarchy. Fair values of loan repurchase commitments are determined using discounted cash flow techniques based on observable inputs including:

•	estimates of future cash flows for the asset;

•	expectations about possible variations in the amount and/or timing of the cash flows representing the uncertainty inherent in the cash flows;

•	time value of money, represented by the rate on risk-free monetary assets;

•	the price for bearing the uncertainty inherent in the cash flows (risk premium); and

•	other case-specific factors that would be considered by market participants.

Refer to the discussion of “RMBS Recoveries” within “Note 6: Loss and Loss Adjustment Expense Reserves” for a further description of how these estimates of future cash flows for the assets are determined, as well as the additional risk margins and discounts applied.

Variable Interest Entity Notes

The fair values of VIE notes are determined based on recently executed transaction prices or quoted prices where observable. When position-specific quoted prices are not observable, fair values are based on quoted prices of similar securities. Fair values based on quoted prices of similar securities may be adjusted for factors unique to

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

the securities, including any credit enhancement. When observable quoted prices are not available, fair value is determined based on discounted cash flow techniques of the underlying collateral using observable inputs including interest rate yield curves and bond spreads of similar securities. VIE notes are categorized in Level 2 or Level 3 of the fair value hierarchy based on the lowest level input that is significant to the fair value measurement in its entirety.

Long-term Debt

Long-term debt consists of surplus notes. The fair value of the surplus notes is estimated based on quoted market prices for the same or similar securities.

Insured Credit Derivatives

Derivative contracts of MBIA Corp. primarily consist of insured credit derivatives which cannot be legally traded and generally do not have observable market prices. MBIA Corp. determines the fair values of insured credit derivatives using valuation models. These models include the Binomial Expansion Technique (“BET”) model and an internally developed model referred to as the “Direct Price Model”. For a limited number of other insured credit derivatives, fair values are determined using the Black-Scholes option pricing model and a dual-default model, depending on the type and structure of the contract. The valuation of insured derivatives includes the impact of MBIA Corp.’s own credit standing. All of these derivatives are categorized as Level 3 of the fair value hierarchy as their fair value is derived using significant unobservable inputs.

Description of MBIA Corp.’s Insured Credit Derivatives

As of December 31, 2010, MBIA Corp. had $103.5 billion of gross par outstanding on insured derivatives. The majority of MBIA Corp.’s derivatives are “credit derivatives” that reference structured pools of cash securities and CDS. MBIA Corp. generally insured the most senior liabilities of such transactions, and at transaction closing MBIA Corp.’s exposure generally had more subordination than needed to achieve triple-A ratings from credit rating agencies (referred to as “Super Triple-A” exposure). The collateral backing MBIA Corp.’s insured derivatives was cash securities and CDSs referencing primarily corporate, asset-backed, residential mortgage- backed, commercial mortgage-backed, CRE loans, and CDO securities. As of December 31, 2010, the gross par outstanding on MBIA Corp.’s insured credit derivatives totaled $99.5 billion. The remaining $4.0 billion of gross par outstanding on insured derivatives as of December 31, 2010 primarily related to insured “interest rate” and “inflation-linked” swaps for which MBIA Corp. has insured counterparty credit risk.

Most of MBIA Corp.’s insured CDS contracts require that MBIA Corp. make payments for losses of the principal outstanding under the contracts when losses on the underlying referenced collateral exceed a predetermined deductible. MBIA Corp.’s gross par outstanding and maximum payment obligation under these contracts as of December 31, 2010 was $76.6 billion. The underlying referenced collateral for contracts executed in this manner largely consist of investment grade corporate debt and structured CMBS pools. MBIA Corp.’s multi-sector and CDO-squared transactions contain substantial RMBS-related collateral. As of December 31, 2010, MBIA Corp. also had $23.9 billion gross par outstanding on insured CDS contracts that require MBIA Corp. to make timely interest and ultimate principal payments.

Considerations Regarding an Observable Market for MBIA Corp.’s Insured Derivatives

MBIA Corp.’s insured derivatives are not transferable and quoted prices or market transactions are generally not available for identical or similar contracts. While market prices are generally available for traded securities and market standard CDS contracts, MBIA Corp.’s insured derivatives are unique thus comparisons to market standard CDS contracts are unreliable. Market standard CDS contracts are instruments that reference securities such as corporate bonds in which quoted prices are observable for the underlying reference obligation. Market standard CDS contracts also include provisions requiring collateral posting, and cash settlement upon default of the underlying reference obligation.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

MBIA Corp.’s insured CDS contracts are designed to replicate MBIA Corp.’s financial guarantee insurance policies, and do not contain typical CDS market standard features for collateral posting or cash settlement upon default of the underlying reference obligation. MBIA Corp.’s insured CDS contracts provided credit protection on collateralized securities or reference portfolios of securities, and benefit from credit enhancement, including a stated deductible or subordination. MBIA Corp. is not required to post collateral in any circumstance. MBIA Corp.’s payments under an insured derivative contract are due after an aggregate amount of losses are incurred on the underlying reference obligations in excess of the deductible or subordination amounts. Once such losses exceed the deductible or the subordination amounts, MBIA Corp. is generally obligated to pay losses, net of recoveries, on any subsequent defaults on the reference obligation. Certain insured CDS contracts also provide for further deferrals of payment at the option of MBIA Corp. In the event of MBIA Corp.’s failure to pay an amount due under the insured CDS by MBIA Corp. or the insolvency of MBIA Corp., the counterparty may terminate the insured CDS and make a claim for the amount due, which would be based on the fair value of the insured CDS at such time. An additional difference between MBIA Corp.’s insured derivatives and typical market standard CDS contracts is that MBIA Corp.’s contract, like its financial guarantee contracts, generally cannot be accelerated by the counterparty in the ordinary course of business but only upon the occurrence of certain events including the failure to pay an amount due under the CDS or the insolvency of the financial guarantee insurer of the CDS, MBIA Insurance Corporation or MBIA UK. Similar to MBIA Corp.’s financial guarantee insurance, all insured CDS policies are unconditional and irrevocable obligations and are not transferable unless the transferees are also licensed to write financial guarantee insurance policies. Since insured CDS contracts are accounted for as derivatives under relevant accounting guidance for derivative instruments and hedging activities, MBIA Corp. did not defer the charges associated with underwriting the CDS policies and they were expensed at origination.

Occasionally, insured CDS contracts are terminated by agreement between MBIA Corp. and the counterparty. When these contracts are terminated, any settlement amounts paid are evaluated and considered as a data point in pricing other similar insured derivative contracts whenever possible.

Valuation Models Used

Approximately 68% of the balance sheet fair value of insured credit derivatives as of December 31, 2010 is valued using the BET Model. Approximately 31% of the balance sheet fair value of insured credit derivatives as of December 31, 2010 was valued using the internally developed Direct Price Model. An immaterial amount of insured credit derivatives were valued using other methods, including the Black-Scholes option pricing model and a dual default model.

A. Description of the BET Model

1. Valuation Model Overview

The BET model was originally developed by Moody’s to estimate the loss distribution on a diverse pool of assets. MBIA Corp. has modified this technique in an effort to incorporate more market information and to provide more flexibility in handling pools of inhomogeneous assets. The modifications are: (a) MBIA Corp. uses market credit spreads to determine default probability instead of using historical loss experience and (b) for collateral pools where the spread distribution is characterized by extremes, MBIA Corp. models each segment of the pool individually instead of using an overall pool average.

The BET model estimates what a bond insurer would charge to guarantee a transaction at the measurement date, based on the market-implied default risk of the underlying collateral and the remaining structural protection in a deductible or subordination. This approach assumes that bond insurers would be willing to accept these contracts from MBIA Corp. at a price equal to what MBIA Corp. could issue them for in the current market. While the premium charged by financial guarantors is not a direct input into MBIA Corp.’s model, the model estimates such premium and this premium increases as the probability of loss increases, driven by various factors including rising credit spreads, negative credit migration, lower recovery rates, lower diversity score and erosion of deductible or subordination.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

Inputs to the process of determining fair value for structured transactions using the BET model includes estimates of collateral loss, allocation of loss to separate tranches of the capital structure and calculation of the change in value.

•	Estimates of aggregated collateral loss are calculated by reference to the following (described in further detail under “BET Model Inputs” below):

•	credit spreads of the underlying collateral based on actual spreads or spreads on similar collateral with similar ratings, or in some cases is benchmarked;

•	diversity score of the collateral pool as an indication of correlation of collateral defaults; and

•	recovery rate for all defaulted collateral.

•	Allocation of losses to separate tranches of the capital structure according to priority of payments in a transaction.

•

The unrealized gain or loss on a transaction inception to date is the difference between the original price of the risk (the original market-implied expected loss) and the current price of the risk based on the assumed market-implied expected losses derived from the model.

Additional structural assumptions of the BET model are:

•	Default probabilities are determined by three factors: credit spread, recovery rate after default and the time period under risk.

•	Frequencies of defaults are modeled evenly over time.

•	Collateral assets are generally considered on an average basis rather than being modeled on an individual basis.

•

Collateral asset correlation is modeled using a diversity score, which is calculated based on industry or sector concentrations. Recovery rates are based on historical averages and updated based on market evidence.

2. Model Strengths and Weaknesses

The primary strengths of the BET model are:

•

The model takes account of transaction structure and key drivers of fair value. Transaction structure includes par insured, weighted average life, level of deductible or subordination (if any) and composition of collateral.

•

The model is a consistent approach to marking positions that minimizes the level of subjectivity. MBIA Corp. has also developed a hierarchy for usage of various market-based spread inputs that reduces the level of subjectivity, especially during periods of high illiquidity.

•

The model uses market-based inputs including credit spreads for underlying reference collateral, recovery rates specific to the type and credit rating of referenced collateral, diversity score of the entire collateral pool, MBIA’s CDS and derivative recovery rate level.

The primary weaknesses of the BET model are:

•	As of December 31, 2010, some of the model inputs were either unobservable or derived from illiquid markets which might adversely impact the model’s reliability.

•

The BET model requires an input for collateral spreads. However, some securities are quoted only in price terms. For securities that trade substantially below par, the calculation of spreads from price to spread can be subjective.

•	Results may be affected by using average spreads and a single diversity factor, rather than using specific spreads for each piece of underlying collateral and collateral-specific correlation.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

3. BET Model Inputs

a. Credit spreads

The average spread of collateral is a key input as MBIA Corp. assumes credit spreads reflect the market’s assessment of default probability for each piece of collateral. Spreads are obtained from market data sources published by third parties (e.g., dealer spread tables for assets most closely resembling collateral within MBIA Corp.’s transactions) as well as collateral-specific spreads on the underlying reference obligations provided by trustees or market sources. Also, when these sources are not available, MBIA Corp. benchmarks spreads or prices. This data is reviewed on an ongoing basis for reasonableness and applicability to MBIA Corp.’s derivative portfolio. MBIA Corp. also calculates spreads based on quoted prices and on internal assumptions about expected life when pricing information is available and spread information is not.

The actual calculation of pool average spread varies depending on whether MBIA Corp. is able to use collateral-specific credit spreads or generic spreads as an input.

•

If collateral-specific spreads are available, the spread for each individual piece of collateral is identified and a weighted average is calculated by weighting each spread by the corresponding par exposure.

•

If collateral-specific credit spreads are not available, MBIA Corp. uses generic spread tables based on asset class and average rating of the collateral pool. Average credit rating for the collateral is calculated from the weighted average rating factor (“WARF”) for the collateral portfolio and then mapped to an appropriate spread. WARF is based on a 10,000 point scale designed by Moody’s where lower numbers indicate better credit quality. Ratings are not spaced equally on this scale because the marginal difference in default probability at higher rating quality is much less than at lower rating levels. MBIA Corp. obtains WARF from the most recent trustee’s report or MBIA Corp. calculates it based on the collateral credit ratings. For a WARF calculation, MBIA Corp. identifies the credit ratings of all collateral (using, in order of preference as available, Moody’s, S&P or Fitch ratings), then converts those credit ratings into a rating factor on the WARF scale, averages those factors (weighted by par) to create a portfolio WARF, and then maps the portfolio WARF back into an average credit rating for the pool. MBIA Corp. then applies this pool rating to a market spread table or index appropriate for the collateral type to determine the generic spread for the pool, which becomes the market-implied default input into the BET model.

•	If there is a high dispersion of ratings within a collateral pool, the collateral is segmented into different rating groups and the rating of each group is used in calculating the overall average.

•

When spreads are not available on either a collateral-specific basis or ratings-based generic basis, MBIA Corp. uses its hierarchy of spread sources (discussed below) to identify the most appropriate spread for that asset class to be used in the model.

MBIA Corp. uses the spread hierarchy listed below in determining which source of spread information to use, with the rule being to use CDS spreads where available and cash security spreads as the next alternative. Cash security spreads reflect trading activity in funded fixed-income instruments while CDS spreads reflect trading levels for non-funded derivative instruments. While both markets are driven in part by an assessment of the credit quality of the referenced security, there are factors which create significant differences. These factors include CDS spreads driven by speculative activity as the CDS market facilitates both long and short positions without ownership of the underlying security, allowing for significant leverage.

Spread Hierarchy:

(1)	Collateral-specific credit spreads when observable.

(2)	Sector-specific spreads tables by asset class and rating.

(3)	Corporate spreads, including Bloomberg and Risk Metrics spread tables based on rating.

(4)	Benchmark from most relevant market source when corporate spreads are not directly relevant.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

If current market-based spreads are not available, then MBIA Corp. applies either sector-specific spreads from spread tables provided by dealers or corporate spread tables. The sector-specific spread applied depends on the nature of the underlying collateral. Transactions with corporate collateral use the corporate spread table. Transactions with asset-backed collateral use one or more of the dealer asset-backed tables. If there are no observable market spreads for the specific collateral, and sector-specific and corporate spread tables are not appropriate to estimate the spread for a specific type of collateral, MBIA Corp. uses the fourth alternative in its hierarchy. This includes using tranched corporate collateral, where MBIA Corp. applies corporate spreads as an input with an adjustment for its tranched exposure.

As of December 31, 2010, sector-specific spreads were used in 7% of the transactions valued using the BET model. Corporate spreads were used in 37% of the transactions and spreads benchmarked from the most relevant spread source were used for 56% of the transactions. When determining the percentages above, there were some transactions where MBIA Corp. incorporated multiple levels within the hierarchy, including using actual collateral-specific credit spreads in combination with a calculated spread based on an assumed relationship. In these cases, MBIA Corp. classified the transaction as being benchmarked from the most relevant spread source even though the majority of the average spread was from actual collateral-specific spreads. The spread source can also be identified by whether or not it is based on collateral WARF. No collateral-specific spreads are based on WARF, sector-specific spreads and corporate spreads are based on WARF and some benchmarked spreads are based on WARF. WARF-sourced and/or ratings-sourced credit spread was used for 86% of the transactions.

Over time the data inputs change as new sources become available, existing sources are discontinued or are no longer considered to be reliable, or the most appropriate. It is always MBIA Corp.’s objective to move to higher levels on the spread hierarchy table defined above. However, MBIA Corp. may on occasion move to lower priority inputs due to the discontinuation of data sources or due to MBIA Corp. considering higher priority inputs no longer representative of market spreads.

b. Diversity Scores

Diversity scores are a means of estimating the diversification in a portfolio. The diversity score estimates the number of uncorrelated assets that are assumed to have the same loss distribution as the actual portfolio of correlated assets. A lower diversity score represents higher assumed correlation, increasing the chances of a large number of defaults, and thereby increasing the risk of loss in the senior tranche. A lower diversity score will generally have a negative impact on the valuation for MBIA Corp.’s senior tranche. The calculation methodology for a diversity score includes the extent to which a portfolio is diversified by industry or asset class, which is either calculated internally or reported by the trustee on a regular basis. Diversity scores are calculated at transaction origination, and adjusted as the collateral pool changes over time. MBIA Corp.’s internal modeling of the diversity score is based on methods developed by Moody’s.

c. Recovery Rate

Recovery rate represents the percentage of par expected to be recovered after an asset defaults, indicating the severity of a potential loss. MBIA Corp. generally uses rating agency recovery assumptions which may be adjusted to account for differences between the characteristics and performance of the collateral used by the rating agencies and the actual collateral in MBIA Corp.-insured transactions. MBIA Corp. may also adjust rating agency assumptions based on the performance of the collateral manager and on empirical market data.

d. Input Adjustments for Insured CMBS Derivatives in the Current Market

Current Commercial Mortgage-Backed Index Input Adjustment

Approximately $39.1 billion gross par of MBIA Corp.’s insured derivative transactions as of December 31, 2010 include substantial amounts of CMBS and commercial mortgage collateral. Since CMBX is now quoted in price terms and the BET model requires a spread input, it is necessary to convert CMBX prices to spreads. Through the third quarter of 2010, MBIA Corp. assumed that a portion of the CMBX price reflected market illiquidity. MBIA Corp. assumed this illiquidity component was the difference between par and the price of the highest priced

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

CMBX triple-A series. MBIA Corp. assumed that the price of each CMBX index has two components: an illiquidity component and a loss component. The market implied losses were assumed to be the difference of par less the liquidity adjusted price. These loss estimates were converted to spreads using an internal estimate of duration. Beginning in the fourth quarter of 2010, MBIA Corp. determined that it would not be appropriate to continue to use a CMBS illiquidity component in the models due to the increased liquidity in the marketplace. This adjustment increased MBIA Corp.’s derivative liability by approximately $119 million.

e. Nonperformance Risk

MBIA Corp.’s valuation methodology for insured credit derivative liabilities incorporates MBIA Corp.’s own nonperformance risk. MBIA Corp. calculates the fair value by discounting the market value loss estimated through the BET model at discount rates which include MBIA Corp.’s CDS spreads as of December 31, 2010. The CDS spreads assigned to each deal are based on the weighted average life of the deal. MBIA Corp. limits the nonperformance impact so that the derivative liability could not be lower than MBIA Corp.’s recovery derivative price multiplied by the unadjusted derivative liability.

B. Description of Direct Price Model

1. Valuation Model Overview

The Direct Price Model was developed internally to address weaknesses in MBIA Corp.’s BET model specific to valuing insured multi-sector CDOs. There are three significant model inputs used in determining fair value using the direct pricing model. Significant inputs include market prices obtained or estimated for all collateral within a transaction, the present value of the market-implied potential losses calculated for the transaction, and the impact of nonperformance risk.

2. Model Strengths and Weaknesses

The primary strengths of the Direct Price Model are:

•

The model takes account of transaction structure and key drivers of market value. The transaction structure includes par insured, legal final maturity, level of deductible or subordination (if any) and composition of collateral.

•

The model is a consistent approach to marking positions that minimizes the level of subjectivity. Model structure, inputs and operation are well documented by MBIA Corp.’s internal controls, creating a strong controls process in execution of the model.

•

The model uses market inputs for each transaction with the most relevant being market prices for collateral, MBIA Corp.’s CDS and derivative recovery rate level and interest rates. Most of the market inputs are observable.

The primary weaknesses of the Direct Price Model are:

•	There is no market in which to test and verify the fair values generated by MBIA Corp.’s model.

•

The model does not take into account potential future volatility of collateral prices. When the market value of collateral is substantially lower than insured par and there is no or little subordination left in a transaction, which is the case for most of the transactions marked with this model, MBIA Corp. believes this assumption still allows a reasonable estimate of fair value.

3. Model Inputs

•	Collateral prices

Fair value of collateral is based on quoted prices when available. When quoted prices are not available, a matrix pricing grid is used based on security type and rating to determine the fair value of collateral, which applies an average based on securities with the same rating and security type categories.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

•	Interest rates

The present value of the market-implied potential losses was calculated assuming that MBIA Corp. deferred all principal losses to the legal final maturity. This was done through a cash flow model that calculates potential interest payments in each period and the potential principal loss at the legal final maturity date. These cash flows were discounted using the LIBOR flat swap curve.

•	Nonperformance risk

The methodology for calculating MBIA Corp.’s nonperformance risk is the same as used for the BET model. Due to the current level of MBIA Corp. CDS spread rates and the long tenure of these transactions, the derivative recovery rate was used to estimate nonperformance risk for all transactions marked by this model.

Overall Model Results

As of December 31, 2010, MBIA Corp.’s net insured derivative liability of $4.5 billion comprised the fair values of insured derivatives included in “Derivative assets” and “Derivative liabilities” on MBIA Corp.’s consolidated balance sheets of $10 million and $4.5 billion, respectively, based on the results of the aforementioned pricing models. In the current environment the most significant driver of changes in fair value is nonperformance risk. In aggregate, the nonperformance calculation results in a pre-tax net insured derivative liability which is $12.1 billion and $14.8 billion lower than the net liability that would have been estimated if MBIA Corp. excluded nonperformance risk in its valuation as of December 31, 2010 and 2009, respectively. Nonperformance risk is a fair value concept and does not contradict MBIA Corp.’s internal view, based on fundamental credit analysis of MBIA Corp.’s economic condition, that MBIA Corp. will be able to pay all claims when due.

MBIA Corp. reviews the model results on a quarterly basis to assess the appropriateness of the assumptions and results in light of current market activity and conditions. This review is performed by internal staff with relevant expertise. If live market spreads are observable for similar transactions, those spreads are an integral part of the analysis. New insured transactions that resemble existing (previously insured) transactions are considered, as well as negotiated settlements of existing transactions. This data is rare or non-existent in recent periods. MBIA Corp. did negotiate settlements of three insured CDS transactions in July 2010 and 27 in December 2010. In assessing the reasonableness of the fair value estimate for insured CDS, MBIA Corp. considered the executed prices for those transactions as well as a review of internal consistency with its methodology.

Financial Guarantees

Gross Financial Guarantees—The fair value of gross financial guarantees is determined using discounted cash flow techniques based on inputs that include (i) assumptions of expected losses on financial guarantee policies where loss reserves have not been established, (ii) amount of losses expected on financial guarantee policies where loss reserves have been recognized, (iii) the cost of capital reserves required to support the financial guarantee liability, and (iv) discount rates. The MBIA Corp. CDS spread and recovery rate are used as the discount rate for MBIA Corp. Discount rates are adjusted to reflect nonperformance risk of MBIA Corp. Fair value of gross guarantees does not consider future installment premium receipts or returns on invested upfront premiums as inputs.

The carrying value of MBIA Corp.’s gross financial guarantee liability consists of unearned premium revenue and loss and LAE reserves as reported on MBIA Corp.’s consolidated balance sheets.

Ceded Financial Guarantees—The fair value of ceded financial guarantees is determined by applying the percentage ceded to reinsurers to the related fair value of the gross financial guarantees. The carrying value of ceded financial guarantee liability consists of prepaid reinsurance premiums and reinsurance recoverable on paid and unpaid losses as reported on MBIA Corp.’s consolidated balance sheets.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

Fair Value Measurements

The following fair value hierarchy tables present information about MBIA Corp.’s assets (including short-term investments) and liabilities measured at fair value on a recurring basis as of December 31, 2010 and 2009:

	Fair Value Measurements at Reporting Date Using			Balance as of December 31, 2010
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Investments:
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$425	$25	$—	$450
Foreign governments	409	48	11	468
Corporate obligations	—	732	4	736
Mortgage-backed securities:
Residential mortgage-backed agency	—	84	—	84
Residential mortgage-backed non-agency	—	97	5	102
Commercial mortgage-backed	—	105	3	108
Asset-backed securities:
Collateralized debt obligations	—	2	13	15
Other asset-backed	—	21	70	91

Total	834	1,114	106	2,054
State and municipal bonds:
Tax-exempt bonds	—	44	15	59
Taxable bonds	—	17	—	17

Total state and municipal bonds	—	61	15	76
Other fixed-maturity investments:
Money market securities	49	—	—	49

Total fixed-maturity investments	883	1,175	121	2,179
Other investments:
Other investments	8	2	—	10
Derivative assets:
Credit derivatives	—	10	—	10
Assets of consolidated VIEs:
U.S. Treasury and government agency	4	—	—	4
Corporate obligations	7	360	80	447
Mortgage-backed securities:
Residential mortgage-backed agency	—	37	—	37
Residential mortgage-backed non-agency	—	2,600	22	2,622
Commercial mortgage-backed	—	904	23	927
Asset-backed securities:
Collateralized debt obligations	—	548	189	737
Other asset backed	—	254	81	335
State and municipal taxable and tax-exempt bonds	—	4	—	4

Total fixed maturity securities held at fair value:	11	4,707	395	5,113
Loans receivable	—	—	2,183	2,183
Loan repurchase commitments	—	—	835	835
Derivative assets:
Credit derivatives	—	—	817	817
Interest rate derivatives	—	12	—	12

Total derivative assets	—	12	817	829

Total assets	$902	$5,906	$4,351	$11,159

Liabilities:
Derivative liabilities:
Credit derivatives	$—	$25	$4,480	$4,505

Total derivative liabilities	—	25	4,480	4,505
Liabilities of consolidated VIEs:
Variable interest entity notes	—	2,006	4,708	6,714
Derivative liabilities:
Credit derivatives	—	—	1,455	1,455
Interest rate derivatives	—	635	—	635
Currency rate derivatives	—	—	14	14

Total derivative liabilities	—	635	1,469	2,104

Total liabilities	$—	$2,666	$10,657	$13,323

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

	Fair Value Measurements at Reporting Date Using			Balance as of December 31, 2009
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Investments:
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$129	$3	$—	$132
Foreign governments	470	57	12	539
Corporate obligations	—	53	70	123
Mortgage-backed securities:
Residential mortgage-backed agency	—	4	—	4
Residential mortgage-backed non-agency	—	190	—	190
Commercial mortgage-backed	—	46	—	46
Asset-backed securities:
Collateralized debt obligations	—	—	14	14
Other asset-backed	—	320	34	354

Total	599	673	130	1,402
State and municipal bonds:
Tax-exempt bonds	—	63	50	113
Other fixed-maturity investments:
Money market securities	674	—	—	674
Other investments:
Other investments	8	—	—	8
Derivative assets
Noninsured Derivatives
Credit Derivatives	—	13	752	765
Currency Derivatives	—	11		11

Total derivative assets	—	24	752	776
Assets of consolidated VIEs:
Corporate obligations	8	120	—	128
Mortgage-backed securities:
Residential mortgage-backed non-agency	—	—	151	151
Commercial mortgage-backed	—	—	3	3
Asset-backed securities:
Collateralized debt obligations	—	—	42	42
Other asset backed	—	—	193	193

Total assets	$1,289	$880	$1,321	$3,490

Liabilities:
Derivative liabilities
Credit derivatives	$—	$32	$4,550	$4,582

Total liabilities	$—	$32	$4,550	$4,582

Level 3 Analysis

Level 3 assets were $4.4 billion and $1.3 billion as of December 31, 2010 and 2009, respectively, and represented approximately 39% and 38%, of total assets measured at fair value, respectively. Level 3 liabilities were $10.7 billion and $4.6 billion as of December 31, 2010 and 2009, respectively, and represented approximately 80% and 99% of total liabilities measured at fair value, respectively.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

The following tables present information about changes in Level 3 assets (including short-term investments) and liabilities measured at fair value on a recurring basis for the years ended December 31, 2010 and 2009:

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Year Ended December 31, 2010

In millions	Balance, Beginning of Year	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of December 31, 2010
Assets:
Foreign governments	$12	$—	$—	$—	$1	$5	$—	$(7)	$11	$—
Corporate obligations	70	(1)	—	7	(2)	10	—	(80)	4	—
Residential mortgage-backed non-agency	—	—	—	—	—	5	—	—	5	—
Commercial mortgage-backed	—	—	—	—	—	2	2	(1)	3	—
Collateralized debt obligations	14	—	—	1	—	(1)	—	(1)	13	—
Other asset-backed	34	—	—	(63)	—	93	12	(6)	70	—
State and municipal tax-exempt bonds	50	—	—	2	—	(37)	—	—	15	—
Assets of consolidated VIEs:
Corporate obligations	—	—	6	—	—	81	3	(10)	80	(19)
Residential mortgage-backed non-agency	151	—	(2)	—	—	(118)	2	(11)	22	4
Commercial mortgage-backed	3	—	19	—	—	23	2	(24)	23	(1)
Collateralized debt obligations	42	—	(71)	—	—	216	9	(7)	189	8
Other asset-backed	193	—	97	—	—	(150)	—	(59)	81	3
Loans receivable	—	—	36	—	21	2,126	—	—	2,183	36
Loan repurchase commitments	—	—	—	—	—	835	—	—	835	—

Total assets	$569	$(1)	$85	$(53)	$20	$3,090	$30	$(206)	$3,534	$31

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

In millions	Balance, Beginning of Year	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Liabilities Still Held as of December 31, 2010
Liabilities:
Credit derivatives, net	$3,798	$282	$682	$—	$—	$(282)	$—	$—	$4,480	$1,410
Liabilities of consolidated VIEs:
VIE notes	—	—	557	—	39	4,112	—	—	4,708	557
Credit derivatives, net	—	—	(47)	—	—	685	—	—	638	(47)
Currency derivatives, net	—	—	—	—	—	14	—	—	14	—

Total liabilities	$3,798	$282	$1,192	$—	$39	$4,529	$—	$—	$9,840	$1,920

(1)—Transferred in and out at the end of the period.

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Year Ended December 31, 2009

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers in (out) of Level 3(1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of December 31, 2009
Assets:
Foreign governments	$104	$—	$—	$(2)	$(1)	$(17)	$(72)	$12	$—
Corporate obligations	119	1	—	(18)	—	(19)	(13)	70	—
Residential mortgage-backed non-agency	16	—	—	(5)	—	9	(20)	—	—
Collateralized debt obligations	—	—	—	—	—	14		14	—
Other asset-backed	40	(9)	—	19	—	65	(81)	34	—
State and municipal tax-exempt bonds	49	—	—	(1)	—	2	—	50	—
Assets of consolidated VIEs:
Residential mortgage-backed non-agency	213	—	(6)	(47)	—	(9)	—	151	—
Commercial mortgage-backed	—	—	—	—	—	3	—	3	—
Collateralized debt obligations	51	—	(2)	(5)	—	(2)	—	42	—
Other asset-backed	368	—	(85)	(86)	—	(4)	—	193

Total assets	$960	$(8)	$(93)	$(145)	$(1)	$42	$(186)	$569	$—

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers in (out) of Level 3(1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Liabilities Still Held as of December31, 2009
Liabilities:
Derivatives, net	$5,468	$(291)	$(1,360)	$—	$—	$—	$(19)	$3,798	$(1,140)

Total liabilities	$5,468	$(291)	$(1,360)	$—	$—	$—	$(19)	$3,798	$(1,140)

(1)—Transferred in and out at the end of the period.

Transfers into and out of Level 3 were $30 million and $206 million, respectively, for the year ended December 31, 2010. Transfers into and out of Level 2 were $206 million and $30 million, respectively, for the year ended December 31, 2010. Transfers into Level 3 were principally for other asset-backed securities and collateralized debt obligations where inputs, which are significant to their valuation, became unobservable during the quarter. Transfers out of Level 3 were principally for corporate obligations and other asset backed securities. These Level 2 inputs included spreads, prepayment speeds, default speeds, defaulted severities, yield curves observable at commonly quoted intervals, and market corroborated inputs. There were no transfers into or out of Level 1. For the year ended December 31, 2010, the net unrealized loss related to the transfers into Level 3 was $44 thousand and the net unrealized loss related to the transfers out of Level 3 was $3 million.

Transfers into and out of Level 3 were $43 million and $248 million, respectively, for the year ended December 31, 2009. Transfers out of Level 3 were principally for other asset-backed securities, foreign governments, RMBS non-agency and corporate obligations where inputs, which are significant to their valuation, became unobservable or observable during the period. These inputs included spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs. For the year ended December 31, 2009, the net unrealized loss related to the transfers into Level 3 was zero and the net unrealized gain related to the transfers out of Level 3 was $23 million.

All fair value hierarchy designations are made at the end of each accounting period.

Gains and losses (realized and unrealized) included in earnings pertaining to Level 3 assets and liabilities for the years ended December 31, 2010 and 2009 are reported on the consolidated statements of operations as follows:

	December 31, 2010
In millions	Unrealized Gains (Losses) on Insured Derivatives	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	Consolidated VIEs
				Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange
Total gains (losses) included in earnings	$(682)	$(282)	$(1)	$—	$(425)

Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held as of December 31, 2010	$(1,410)	$—	$—	$—	$(479)

	December 31, 2009
In millions	Unrealized Gains (Losses) on Insured Derivatives	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	Consolidated VIEs
				Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange
Total gains (losses) included in earnings	$1,360	$283	$—	$—	$—

Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held as of December 31, 2009	$1,140	$—	$—	$—	$—

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Fair Value of Financial Instruments (continued)

Fair Value Option

MBIA Corp. elected to record at fair value certain financial instruments of the VIEs that have been consolidated in connection with the adoption of the accounting guidance for consolidation of VIEs. Refer to “Note 3: Recent Accounting Pronouncements” for a description of the adoption and election of the aforementioned accounting guidance.

The following table presents the changes in fair value included in MBIA Corp.’s consolidated statement of operations for the year ended December 31, 2010, for all financial instruments for which the fair value option was elected:

	Year Ended December 31, 2010
In millions	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	Net Realized Gains (Losses)	Total Changes in Fair Value
Fixed-maturity securities held at fair value	$374	$29	$403
Loans receivable at fair value:
Residential mortgage loans	295	452	747
Other loans	(26)	—	(26)
Loan repurchase commitments	336	63	399
Other assets	26	394	420
Long-term debt	(599)	(565)	(1,164)

The following table reflects the difference between the aggregate fair value and the aggregate remaining contractual principal balance outstanding as of December 31, 2010, for loans and long-term debt for which the fair value option has been elected.

	As of December 31, 2010
In millions	Contractual Outstanding Principal	Fair Value	Difference
Loans receivable at fair value:
Residential mortgage loans	$3,334	$2,014	$1,320
Residential mortgage loans (90 days or more past due)	243	—	243
Other loans	412	124	288
Other loans (90 days or more past due)	149	45	104

Total loans receivable at fair value	$4,138	$2,183	$1,955
Long-term debt	$17,619	$6,714	$10,905

Substantially all gains and losses included in earnings during the year ended December 31, 2010 on loans receivable and long-term debt reported in the preceding table are attributable to credit risk. This is primarily due to the high rate of defaults on loans and the collateral supporting the long-term debt, resulting in depressed pricing of the financial instruments.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 8: Investments

MBIA Corp.’s fixed-maturity portfolio consists of high-quality (average rating double-A) taxable and tax-exempt investments of diversified maturities. Other investments are primarily comprised of equity investments. The following tables present the amortized cost, fair value and other-than-temporary impairments of available-for-sale fixed-maturity and other investments included in the consolidated investment portfolio of MBIA Corp. as of December 31, 2010 and 2009:

	December 31, 2010
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Other-Than- Temporary Impairments(1)
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$452	$1	$(3)	$450	$—
Foreign governments	450	18	—	468	—
Corporate obligations	737	3	(4)	736	—
Mortgage-backed securities:
Residential mortgage-backed agency	84	—	—	84	—
Residential mortgage-backed non-agency	74	30	(2)	102	—
Commercial mortgage-backed	84	24	—	108	—
Asset-backed securities:
Collateralized debt obligations	13	1	—	14	—
Other asset-backed	153	1	(63)	91	—

Total	2,047	78	(72)	2,053	—
State and municipal bonds:
Tax-exempt bonds	57	2	—	59	—
Taxable bonds	17	—	—	17	—

Total state and municipal bonds	74	2	—	76	—

Total fixed-maturity investments	2,121	80	(72)	2,129	—

Other investments:
Other investments	9	1	—	10	—
Money market securities	49	—	—	49	—

Total other investments	58	1	—	59	—

Total available-for-sale investments	$2,179	$81	$(72)	$2,188	$—

(1)—Represents the amount of other-than-temporary losses recognized in accumulated other comprehensive income (loss).

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 8: Investments (continued)

In millions	December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Other-Than- Temporary Impairments(1)
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$132	$1	$(1)	$132	$—
Foreign governments	517	22	—	539	—
Corporate obligations	133	3	(13)	123	—
Mortgage-backed securities:
Residential mortgage-backed agency	4	—	—	4	—
Residential mortgage-backed non-agency	170	36	(16)	190	—
Commercial mortgage-backed	46	1	(1)	46	—
Asset-backed securities:
Collateralized debt obligations	14	—	—	14	—
Other asset-backed	349	10	(5)	354	—

Total	1,365	73	(36)	1,402	—
State and municipal bonds:
Tax-exempt bonds	111	3	(2)	112	—

Total state and municipal bonds	111	3	(2)	112	—

Total fixed-maturity investments	1,476	76	(38)	1,514	—
Other investments:
Other investments	8	—	—	8	—
Money market securities	674	—	—	674	—

Total other investments	682	—	—	682	—
Assets of consolidated VIEs:
Mortgage-backed securities:
Residential mortgage-backed non-agency	191	—	(40)	151	(69)
Commercial mortgage-backed	4	—	(1)	3	(1)
Asset-backed securities:
Collateralized debt obligations	53	—	(11)	42	(15)
Other asset-backed	278	—	(85)	193	(86)

Total assets of consolidated VIEs	526	—	(137)	389	(171)

Total available-for-sale investments	$2,684	$76	$(175)	$2,585	$(171)

(1)—Represents the amount of other-than-temporary losses recognized in accumulated other comprehensive income (loss).

Fixed-maturity investments carried at fair value of $5 million and $8 million as of December 31, 2010 and 2009, respectively, were on deposit with various regulatory authorities to comply with insurance laws.

The following table presents the distribution by contractual maturity of available-for-sale fixed-maturity investments at amortized cost and fair value as of December 31, 2010. Contractual maturity may differ from expected maturity because borrowers may have the right to call or prepay obligations.

In millions	Amortized Cost	Fair Value
Due in one year or less	$593	$594
Due after one year through five years	612	628
Due after five years through ten years	323	326
Due after ten years through fifteen years	95	95
Due after fifteen years	90	87
Mortgage-backed	242	294
Asset-backed	166	105

Total fixed-maturity investments	$2,121	$2,129

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 8: Investments (continued)

Investments that are held-to-maturity are reported on MBIA Corp.’s consolidated balance sheets at amortized cost. These investments, which primarily relate to MBIA Corp.’s consolidated VIEs, primarily consist of ABS and loans issued by major national and international corporations and other structured finance clients. As of December 31, 2010, the amortized cost and fair value of held-to-maturity investments totaled $2.8 billion and $2.6 billion, respectively. There were no unrecognized gross gains and unrecognized gross losses were $204 million. As of December 31, 2009, the amortized cost and fair value of held-to-maturity investments totaled $1.2 billion and $1.1 billion, respectively. There were no unrecognized gross gains and unrecognized gross losses were $54 million as of December 31, 2009. The following table presents the distribution of held-to-maturity investments by contractual maturity at amortized cost as of December 31, 2010:

In millions	Amortized Cost	Fair Value	Consolidated VIEs
			Amortized Cost	Fair Value
Due in one year or less	$—	$—	$—	$—
Due after one year through five years(1)	1	1	—	—
Due after five years through ten years	—	—	—	—
Due after ten years through fifteen years	—	—	—	—
Due after fifteen years	—	—	—	—
Mortgage-backed	—	—	—	—
Asset-backed	—	—	2,840	2,636

Total held-to-maturity investments	$1	$1	$2,840	$2,636

(1)—Relates to tax credit investments reported in “Other investments” on the consolidated balance sheet.

As of December 31, 2010 and 2009, MBIA Corp. recorded net unrealized gains of $9 million and net unrealized losses of $99 million, respectively, on available-for-sale securities, comprised of fixed-maturity and other investments, which included $72 million and $175 million, respectively, of gross unrealized losses. The following tables present the gross unrealized losses included in accumulated other comprehensive income (loss) as of December 31, 2010 and 2009 related to available-for-sale fixed-maturity and other investments. These tables segregate investments that have been in a continuous unrealized loss position for less than twelve months from those that have been in a continuous unrealized loss position for twelve months or longer.

	December 31, 2010
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$330	$(3)	$—	$—	$330	$(3)
Foreign governments	32	—	—	—	32	—
Corporate obligations	250	(1)	7	(3)	257	(4)
Mortgage-backed securities:
Residential mortgage-backed agency	60	—	—	—	60	—
Residential mortgage-backed non-agency	16	(1)	8	(1)	24	(2)
Commercial mortgage-backed	7	—	—	—	7	—
Asset-backed securities:
Collateralized debt obligations	2	—	—	—	2	—
Other asset-backed	16	(1)	48	(62)	64	(63)

Total	713	(6)	63	(66)	776	(72)
State and municipal bonds:
Tax-exempt bonds	19	—	—	—	19	—
Taxable bonds	7	—	—	—	7	—

Total state and municipal bonds	26	—	—	—	26	—

Total	$739	$(6)	$63	$(66)	$802	$(72)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 8: Investments (continued)

	December 31, 2009
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$29	$(1)	$—	$—	$29	$(1)
Foreign governments	1	—	37	—	38	—
Corporate obligations	68	(11)	20	(2)	88	(13)
Mortgage-backed securities:
Residential mortgage-backed non-agency	61	(11)	26	(5)	87	(16)
Commercial mortgage-backed	16	(1)	0	0	16	(1)
Asset-backed securities:
Other asset-backed	69	(2)	17	(3)	86	(5)

Total	244	(26)	100	(10)	344	(36)
State and municipal bonds:
Tax-exempt bonds	21	(1)	29	(1)	50	(2)

Total state and municipal bonds	21	(1)	29	(1)	50	(2)
Assets of consolidated VIEs:
Mortgage-backed securities:
Residential mortgage-backed non-agency	151	(40)	—	—	151	(40)
Commercial mortgage-backed	3	(1)	—	—	3	(1)
Asset-backed securities:
Collateralized debt obligations	42	(11)	—	—	42	(11)
Other asset-backed	193	(85)	—	—	193	(85)

Total assets of consolidated VIEs	389	(137)	—	—	389	(137)

Total	$654	$(164)	$129	$(11)	$783	$(175)

The following table presents the gross unrealized losses of held-to-maturity investments as of December 31, 2010 and 2009. Held-to-maturity investments are reported at amortized cost on MBIA Corp.’s consolidated balance sheets. The table segregates investments that have been in a continuous unrealized loss position for less than twelve months from those that have been in a continuous unrealized loss position for twelve months or longer.

	December 31, 2010
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Assets of consolidated VIEs:
Other asset-backed	$—	$—	$2,635	$(204)	$2,635	$(204)

Total	$—	$—	$2,635	$(204)	$2,635	$(204)

	December 31, 2009
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Assets of consolidated VIEs:
Other asset-backed	$1,046	$(54)	$—	$—	$1,046	$(54)

Total	$1,046	$(54)	$—	$—	$1,046	$(54)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 8: Investments (continued)

As of December 31, 2010 and December 31, 2009, MBIA Corp.’s available-for-sale fixed-maturity investment, other investment and held-to-maturity investment portfolios’ gross unrealized losses totaled $276 million and $229 million, respectively. The weighted average contractual maturity of securities in an unrealized loss position as of December 31, 2010 and 2009 was 24 years. As of December 31, 2010, there were 34 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $270 million. Within the 34 securities, the book value of 31 securities exceeded market value by more than 5%. As of December 31, 2009, there were 53 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $12 million. Within the 53 securities, the book value of 32 securities exceeded market value by more than 5%.

MBIA Corp. has evaluated on a security-by-security basis whether the unrealized losses in its investment portfolios were other-than-temporary considering duration and severity of unrealized losses, the circumstances that gave rise to the unrealized losses, and whether MBIA Corp. has the intent to sell the securities or more likely than not will be required to sell the securities before their anticipated recovery. Based on its evaluation, MBIA Corp. determined that the unrealized losses on the remaining securities were temporary in nature because its impairment analysis, including projected future cash flows, indicated that MBIA Corp. would be able to recover the amortized cost of impaired assets. MBIA Corp. also concluded that it does not have the intent to sell securities in an unrealized loss position and it is more likely than not that it will not have to sell these securities before recovery of their cost basis. In making this conclusion, MBIA Corp. examined the cash flow projections for its investment portfolios, the potential sources and uses of cash in its businesses, and the cash resources available to its business other than sales of securities. It also considered the existence of any risk management or other plans as of December 31, 2010 that would require the sale of impaired securities. On a quarterly basis, MBIA Corp. re-evaluates the unrealized losses in its investment portfolios to determine whether an impairment loss should be realized in current earnings. Refer to “Note 9: Investment Income and Gains and Losses” for information on realized losses due to other-than-temporary impairments.

Note 9: Investment Income and Gains and Losses

The following table includes MBIA Corp.’s total investment income:

	Years Ended December 31,
In millions	2010	2009	2008
Gross investment income:
Fixed-maturity	$83	$154	$485
Held-to-maturity	0	1	—
Short-term investments	16	7	35
Other investments	30	62	20
Consolidated VIEs	52	67	57

Gross investment income	181	291	597
Investment expenses	9	7	14

Net investment income	172	284	583
Realized gains and losses:
Fixed-maturity:
Gains	8	41	105
Losses	(1)	(18)	(140)

Net	7	23	(35)
Other investments:
Gains	0	2	2
Losses	(0)	(2)	—

Net	—	—	2
Consolidated VIEs:
Gains	—	12	—
Losses	—	(95)	—

Net	—	(83)	—
Total net realized gains (losses)(1)	7	(60)	(33)

Total investment income	$179	$224	$550

(1)—These balances are included in the “Net gains (losses) on financial instruments at fair value and foreign exchange” and “Net investment losses related to other-than-temporary impairments” line items on MBIA Corp.’s consolidated statements of operations.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 9: Investment Income and Gains and Losses (continued)

Net realized gains (losses) from fixed-maturity investments are generated as a result of the ongoing management of all of MBIA Corp.’s investment portfolios in 2010, 2009 and 2008.

For the year ended December 31, 2009, net realized losses from consolidated VIEs of $83 million resulted from other-than-temporary impairments of residential mortgage-backed and asset-backed securities of $93 million and offset by net gains on trading securities of $10 million.

For the year ended December 31, 2008, net realized losses from fixed-maturity securities of $35 million included an other-than-temporary impairments of an other asset-backed security of $9 million. The remaining net realized losses in 2008 were primarily due to sales of securities.

The portion of other-than-temporary impairment losses on fixed-maturity securities that does not represent credit losses is recognized in accumulated other comprehensive income (loss). The following table presents the amount of credit loss impairments recognized in earnings on fixed-maturity securities held by MBIA Corp. as of the dates indicated, for which a portion of the other-than-temporary impairment losses was recognized in accumulated other comprehensive income (loss), and the corresponding changes in such amounts.

In millions	Years Ended December 31,
Credit Losses Recognized in Earnings Related to Other- Than-Temporary Impairments	2010	2009
Beginning Balance	$93	$—
Accounting Transition Adjustment(1)	(93)	—
Additions for credit loss impairments recognized in the current period on securities not previously impaired	—	93

Ending Balance	$—	$93

(1)—Reflects the adoption of the accounting principles for the consolidation of VIEs.

For ABS (e.g., RMBSs and CDOs), MBIA Corp. estimated expected future cash flows of each security by estimating the expected future cash flows of the underlying collateral and applying those collateral cash flows, together with any credit enhancements such as subordination interests owned by third parties, to the security. The expected future cash flows of the underlying collateral are determined using the remaining contractual cash flows adjusted for future expected credit losses (which consider current delinquencies and nonperforming assets, future expected default rates and collateral value by vintage and geographic region) and prepayments. The expected cash flows of the security are then discounted at the interest rate used to recognize interest income on the security to arrive at a present value amount. The following table presents a summary of the significant inputs considered in determining the measurement of the credit loss component recognized in earnings for each significant class of ABS for the year ended December 31, 2009. There were no credit loss impairments in 2010.

Asset-backed Securities
Expected size of losses(1):
Range(2)	10.83% to 41.03%
Weighted average(3)	29.04%
Current subordination levels(4):
Range(2)	0.00% to 78.92%
Weighted average(3)	10.89%
Prepayment speed (annual CPR)(5):
Range(2)	3.00 to 15.00
Weighted average(3)	13.65

(1)—Represents future expected credit losses on impaired assets expressed as a percentage of total outstanding balance.

(2)—Represents the range of inputs/assumptions based upon the individual securities within each category.

(3)—Calculated by weighting the relevant input/assumption for each individual security by outstanding notional of the security.

(4)—Represents current level of credit protection (subordination) for the securities, expressed as a percentage of the balance of the collateral group backing the bond.

(5)—Values represent high and low points of lifetime vectors of constant prepayment rates.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 9: Investment Income and Gains and Losses (continued)

Net unrealized gains (losses), including the portion of other-than-temporary impairments and related deferred income taxes, reported in accumulated other comprehensive income (loss) within shareholders’ equity consisted of:

	As of December 31,
In millions	2010	2009
Fixed-maturity:
Gains	$80	$73
Losses	(72)	(175)
Foreign exchange	(28)	(78)

Net(1)	(20)	(180)
Other investments:
Gains	1	—
Losses	—	—

Net	1	—

Total	(19)	(180)
Deferred income taxes (benefit) provision	(5)	5

Unrealized gains (losses), net	$(14)	$(185)

(1)—The balance at December 31, 2009 includes $137 million of net unrealized losses from consolidated VIEs.

The change in net unrealized gains (losses), including the portion of other-than-temporary impairments and related deferred income taxes, included in accumulated other comprehensive income (loss) within shareholders’ equity consisted of:

	As of December 31,
In millions	2010	2009
Fixed-maturity(1)	$160	$120
Other investments	1	4

Total	161	124
Deferred income tax (credited) charged	(10)	69

Change in unrealized gains (losses), net	$171	$55

(1)—The 12 month change at December 31, 2010 included $134 million of net unrealized gains due to the transition adjustment for the adoption of the accounting principles for consolidation of VIEs.

Note 10: Derivative Instruments

MBIA Corp. accounts for derivative transactions in accordance with the accounting principles for derivative and hedging activities, as amended, which requires that all such transactions be recorded on MBIA Corp.’s consolidated balance sheets at fair value. Fair value of derivative instruments is defined as the price that would be received to sell a derivative asset or paid to transfer a derivative liability (an exit price) in an orderly transaction between market participants at the measurement date.

Changes in the fair value of derivatives, excluding insured derivatives, are recorded each period in current earnings within “Net gains (losses) on financial instruments at fair value and foreign exchange.” Changes in the fair value of insured derivatives are recorded each period in current earnings within “Net change in fair value of insured derivatives.” The net change in the fair value of MBIA Corp.’s insured derivatives has two primary components: (i) realized gains (losses) and other settlements on insured derivatives and (ii) unrealized gains (losses) on insured derivatives. “Realized gains (losses) and other settlements on insured derivatives” include (i) premiums received and receivable on written CDS contracts, (ii) premiums paid and payable to reinsurers in

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 10: Derivative Instruments (continued)

respect of CDS contracts, (iii) net amounts received or paid on reinsurance commutations, (iv) losses paid and payable to CDS contract counterparties due to the occurrence of a credit event or settlement agreement, (v) losses recovered and recoverable on purchased CDS contracts due to the occurrence of a credit event or settlement agreement and (vi) fees relating to CDS contracts. The “Unrealized gains (losses) on insured derivatives” include all other changes in fair value of the insured derivative contracts.

MBIA Corp. has entered into derivative transactions that it viewed as an extension of its core financial guarantee business but which do not qualify for the financial guarantee scope exception and, therefore, must be recorded at fair value in MBIA Corp.’s consolidated balance sheets. MBIA Corp. has insured derivatives primarily consisting of structured pools of CDS contracts that MBIA Corp. intends to hold for the entire term of the contract absent a negotiated settlement with the counterparty. MBIA Corp. reduces risks embedded in its insured portfolio through the use of reinsurance. This includes cessions of insured derivatives under reinsurance agreements, in which MBIA Corp. economically hedges a portion of the credit and market risk associated with its insured credit derivative portfolio. Such arrangements are also accounted for as derivatives and recorded in MBIA Corp.’s financial statements at fair value. At December 31, 2010, the amount of these arrangements was immaterial.

Variable Interest Entities

The consolidated variable interest entities have entered into derivative transactions primarily consisting of interest rate and CDS contracts. Interest rate swaps are entered into to hedge the risks associated with fluctuations in interest rates or fair values of certain contracts. CDS contracts are entered into to hedge credit risk or to replicate investments in cash assets.

Credit Derivatives Sold

The following table presents information about credit derivatives sold (insured) by MBIA Corp. that were outstanding as of December 31, 2010. Credit ratings represent the lower of underlying ratings currently assigned by Moody’s, S&P or MBIA.

In millions	Weighted Average Remaining Expected Maturity	Notional Value
Credit Derivatives Sold		AAA	AA	A	BBB	Below BBB	Total Notional	Fair Value Asset (Liability)
Insured credit default swaps	7.5 Years	$20,721	$18,530	$11,323	$15,356	$34,341	$100,271	$(4,455)
Non-insured credit default swaps-VIE	4.8 Years	—	—	—	—	2,612	2,612	(1,455)
Insured swaps	16.4 Years	—	290	3,403	4,372	676	8,741	(11)
All others	8.5 Years	—	—	113	—	195	308	(39)

Total notional		$20,721	$18,820	$14,839	$19,728	$37,824	$111,932

Total fair value		$(41)	$(86)	$(315)	$(477)	$(5,041)		$(5,960)

The following table presents information about credit derivatives sold (insured) by MBIA Corp. that were outstanding as of December 31, 2009. Credit ratings represent the lower of underlying ratings currently assigned by Moody’s, S&P or MBIA.

In millions	Weighted Average Remaining Expected Maturity	Notional Value
Credit Derivatives Sold		AAA	AA	A	BBB	Below BBB	Total Notional	Fair Value Asset (Liability)
Insured credit default swaps	9.1 Years	$36,417	$27,279	$37,526	$5,155	$20,114	$126,491	$(4,545)
Insured swaps	15.8 Years	—	338	4,272	4,924	1,518	11,052	(12)
All others	10.6 Years	1	159	121	—	36	317	(25)

Total notional		$36,418	$27,776	$41,919	$10,079	$21,668	$137,860

Total fair value		$(186)	$(474)	$(1,182)	$(242)	$(2,498)		$(4,582)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 10: Derivative Instruments (continued)

Referenced credit ratings assigned by MBIA Corp. to insured credit derivatives are derived by MBIA Corp.’s surveillance group. In assigning an internal rating, current status reports from issuers and trustees, as well as publicly available transaction-specific information, are reviewed. Also, where appropriate, cash flow analyses and collateral valuations are considered. The maximum potential amount of future payments (undiscounted) on CDS contracts are estimated as the notional value plus any additional debt service costs, such as interest or other amounts owing on CDS contracts. The maximum amount of future payments that MBIA Corp. may be required to make under these guarantees is $116.1 billion. This amount is net of $775 million of insured derivatives ceded under reinsurance agreements in which MBIA Corp. economically hedges a portion of the credit and market risk associated with its insured derivatives. The maximum potential amount of future payments (undiscounted) on insured swaps are estimated as the notional value of such contracts.

MBIA Corp. may hold recourse provisions with third parties in derivative transactions through both reinsurance and subrogation rights. MBIA Corp.’s reinsurance arrangements provide that should MBIA Corp. pays a claim under a guarantee of a derivative contract, then MBIA Corp. could collect amounts from any reinsurers that have reinsured the guarantee on either a proportional or non-proportional basis, depending upon the underlying reinsurance agreement. MBIA Corp. may also have recourse through subrogation rights whereby if MBIA Corp. makes a claim payment, it is entitled to any rights of the insured counterparty, including the right to any assets held as collateral.

Financial Statement Impact

As of December 31, 2010 and 2009, MBIA Corp. reported derivative assets of $839 million and $776 million, respectively, and derivative liabilities of $6.6 billion and $4.6 billion, respectively, which are shown separately on the consolidated balance sheets. The following table presents the amount of derivative assets and liabilities by instrument as of December 31, 2010:

In millions
Derivative Instruments	Notional Amount Outstanding	Derivative Assets		Derivative Liabilities
		Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Not designated as hedging instruments:
Insured credit default swaps	$100,296	Derivative assets	$—	Derivative liabilities	$(4,455)
Non-insured credit default swaps-VIE	3,973	Derivative assets-VIE	817	Derivative liabilities-VIE	(1,455)
Insured swaps	13,501	Derivative assets	10	Derivative liabilities	(11)
Interest rate swaps-VIE	14,054	Derivative assets-VIE	2	Derivative liabilities-VIE	(635)
Cross Currency Swaps-VIE	137	Derivative assets-VIE	—	Derivative liabilities-VIE	(14)
All other	420	Derivative assets	—	Derivative liabilities	(39)
All other-VIE	592	Derivative assets-VIE	10	Derivative liabilities-VIE	—

Total derivatives	$132,973		$839		$(6,609)

The following table presents the amount of derivative assets and liabilities by instrument as of December 31, 2009:

In millions
Derivative Instruments	Notional Amount Outstanding	Derivative Assets		Derivative Liabilities
		Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Not designated as hedging instruments:
Insured credit default swaps	$147,153	Derivative assets	$756	Derivative liabilities	$(4,545)
Insured swaps	17,024	Derivative assets	9	Derivative liabilities	(12)
All other	429	Derivative assets	11	Derivative liabilities	(25)

Total derivatives	$164,606		$776		$(4,582)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 10: Derivative Instruments (continued)

The following table shows the effect of derivative instruments on the consolidated statements of operations for the year ended December 31, 2010:

In millions
Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Net Gain (Loss) Recognized in Income
Insured credit default swaps	Unrealized gains (losses) on insured derivatives	$(668)
Insured credit default swaps	Realized gains (losses) and other settlements on insured derivatives	(162)
Non-insured credit default swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	48
Insured swaps	Unrealized gains (losses) on insured derivatives	2
Interest rate swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	5
All other	Unrealized gains (losses) on insured derivatives	(13)
All other	Net gains (losses) on financial instruments at fair value and foreign exchange	(10)
All other-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(16)

Total		$(814)

The following table shows the effect of derivative instruments on the consolidated statements of operations for the year ended December 31, 2009:

In millions
Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Net Gain (Loss) Recognized in Income
Insured credit default swaps	Unrealized gains (losses) on insured derivatives	$1,660
Insured credit default swaps	Realized gains (losses) and other settlements on insured derivatives	(167)
Insured swaps	Unrealized gains (losses) on insured derivatives	1
All other	Unrealized gains (losses) on insured derivatives	(13)

Total		$1,481

Note 11: Debt

Long-Term Debt

On January 16, 2008, MBIA Corp. issued $1.0 billion of 14% fixed-to-floating rate surplus notes due January 15, 2033. As of December 31, 2010 and 2009, the par amount outstanding was $953 million. The surplus notes have an initial interest rate of 14% until January 15, 2013 and thereafter at an interest rate of three-month LIBOR plus 11.26%. Interest and principal payments on the surplus notes are subject to prior approval by the Superintendent of the NYSID. The surplus notes are callable at par at MBIA Corp.’s option on the fifth anniversary of the date of issuance and every fifth anniversary thereafter, subject to prior approval by the Superintendent and other restrictions. The cash received from the issuance of surplus notes was used for general business purposes and the deferred debt issuance costs are being amortized over the term of the surplus notes. To date, MBIA Corp. has repurchased a total of $47 million par value outstanding of its surplus notes at a weighted average price of $77.08.

In the third quarter of 2010, MBIA Corp. repaid all remaining debt outstanding under the Federal Reserve’s Term Asset-Backed Securities Loan Facility (“TALF”). Principal amounts outstanding under TALF loans totaled $277 million as of December 31, 2009 and were repaid using the proceeds from the ABS financed by the TALF loans.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 11: Debt (continued)

The aggregate maturity of long-term debt obligations, excluding accrued interest and premiums or discounts, as of December 31, 2010 for each of the next five years and thereafter commencing in 2011 was:

In millions	2011	2012	2013	2014	2015	After 2015	Total
14% Surplus Notes due 2033(1)	$—	$—	$953	$—	$—	$—	$953

Total debt obligations due	$—	$—	$953	$—	$—	$—	$953

(1)—Callable on January 15, 2013 and every fifth anniversary thereafter at 100.00.

Debt of Consolidated Variable Interest Entities

Variable Interest Entity Notes

Variable interest entity notes are variable interest rate debt instruments denominated in U.S. dollars issued by consolidated VIEs. Variable interest entity notes are collateralized by assets held by the consolidated VIEs, and are non-recourse to the general credit of MBIA. As of December 31, 2010, variable interest entity notes consisting of debt instruments issued by issuer-sponsored consolidated VIEs totaled $9.5 billion. Variable interest entity notes of issuer-sponsored consolidated VIEs by maturity are as follows:

In millions	Principal Amount(1)
Maturity date:
2011	$688
2012	381
2013	397
2014	396
2015	1,034
Thereafter	6,625

Total	$9,521

(1)—Included $6.7 billion of variable interest entity notes accounted for at fair value at December 31, 2010.

Note 12: Income Taxes

Income tax expense (benefit) on income (loss) and shareholders’ equity consisted of:

	Years ended December 31,
In millions	2010	2009	2008
Current taxes:
Federal	$23	$(306)	$(641)
Foreign	—	(25)	11
Deferred taxes:
Federal	(188)	606	(346)
Foreign	15	37	5

(Benefit) provision for income taxes	(150)	312	(971)

Income taxes charged (credited) to shareholders’ equity related to:
Total adjustments due to the adoption of new accounting standards	(59)	(27)	—
Change in unrealized gains and losses on investments	(9)	(70)	(156)
Change in foreign currency translation	(43)	(1)	(11)
Share-based compensation	(1)	(4)	15

Total income taxes charged (credited) to shareholders’ equity	(112)	(102)	(152)

Total effect of income taxes	$(262)	$210	$(1,123)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 12: Income Taxes (continued)

The provision (benefit) for income taxes gives effect to permanent differences between financial and taxable income. Accordingly, MBIA Corp.’s effective income tax rate differs from the statutory rate due to the tax effect of the following permanent differences:

	Years ended December 31,
	2010	2009	2008
Federal income tax computed at the statutory rate	35.0%	35.0%	35.0%
Impact to taxes resulting from:
Tax-exempt interest	0.4%	-0.9%	3.8%
Gain on exercise of put option on MBIA Corp’s stock	0.0%	0.0%	3.8%
Change in valuation allowance	2.5%	2.9%	0.0%
Other	-3.4%	0.9%	-0.8%

Effective tax rate	34.5%	37.9%	41.8%

MBIA Corp. recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

The tax effects of temporary differences that give rise to deferred tax assets and liabilities as of December 31, 2010 and 2009 are presented in the following table:

	As of December 31,
In millions	2010	2009
Deferred tax liabilities:
Unearned premium revenue	$269	$280
Loss and loss adjustment expense reserves	357	238
Deferral of cancellation of indebtedness income	5	—
Net unrealized gains on investments	—	6
Net unrealized gains on financial instruments at fair value and foreign exchange	176	79

Total gross deferred tax liabilities	807	603

Deferred tax assets:
Net operating loss and tax credit carryforwards	99	8
Deferred fee revenue	62	111
Deferred acquisition costs	101	—
Compensation and employee benefits	13	18
Capital gain income adjustments	37	52
Net unrealized losses on insured derivatives	1,288	967
Net unrealized losses on investments	2	—
Investments	88	67
Other	13	—

Total gross deferred tax assets:	1,703	1,223

Valuation allowance	14	24

Net deferred tax asset	$882	$596

Deferred Tax Asset, Net of Valuation Allowance

MBIA Corp. establishes a valuation allowance against its deferred tax asset when it is more likely than not that all or a portion of the deferred tax asset will not be realized. All evidence, both positive and negative, needs to be identified and considered in making the determination. Future realization of the existing deferred tax asset ultimately depends, in part, on the existence of sufficient taxable income of appropriate character (for example, ordinary income versus capital gains) within the carryforward period available under the tax law.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 12: Income Taxes (continued)

As of December 31, 2010, MBIA Corp. reported a net deferred tax asset of $882 million. The $882 million deferred tax asset is net of a $14 million valuation allowance. As of December 31, 2010, MBIA Corp. had a full valuation allowance against the deferred tax asset related to losses from asset impairments and realized losses from sales of investments as these losses are considered capital losses, have a five year carryforward period, and can only be used to offset capital gain income.

MBIA Corp. has concluded that it is more likely than not that the remaining deferred tax assets will be realized. In its conclusion, MBIA Corp. considered the following evidence (both positive and negative):

•

Due to the long-tail nature of the financial guarantee business, it is important to note that MBIA Corp., without regard to any new business, will have a steady stream of scheduled premium earnings with respect to the existing insured portfolio. MBIA Corp.’s announcement in February 2008 of a temporary suspension in writing new structured finance transactions and a permanent cessation with respect to insuring new CDS contracts, except in transactions related to the reduction of existing derivative exposure, would not have an impact on the expected earnings related to the existing insured portfolio. Although MBIA Corp. expects a significant portion of the unrealized losses to reverse over time, MBIA Corp. performed taxable income projections over a fifteen and twenty year period to determine whether it will have sufficient income to offset its deferred tax asset that will generate future ordinary deductions. In this analysis, MBIA Corp. concluded that premium earnings, even without regard to any new business, combined with investment income, less deductible expenses, will be sufficient to recover its net deferred tax asset.

•

MBIA Corp.’s taxable income projections used to assess the recoverability of its deferred tax asset include an estimate of future loss and LAE equal to the present value discount of loss reserves already recognized on MBIA Corp.’s consolidated balance sheets and an estimate of LAE which is generally insignificant. MBIA Corp. does not assume additional losses, with the exception of the accretion of its existing present value loss reserves, because MBIA Corp. establishes case basis reserves on a present value basis based on an estimate of probable losses on specifically identified credits that have defaulted or are expected to default.

•

As of December 31, 2010, MBIA Corp. had a deferred tax asset of $2 million related to unrealized gains and losses on investments. MBIA Corp. intends to hold these investments until maturity or until such time as the value recovers. As such, MBIA Corp. expects that the related deferred tax assets will reverse over the life of the securities.

•

Approximately $1.3 billion of the net deferred tax asset relates to losses on insured credit derivatives of approximately $3.7 billion. MBIA Corp. believes that such deferred tax asset “will more likely than not” be realized as MBIA Corp. expects the unrealized losses and its related deferred tax asset to substantially reverse over time.

•

MBIA Corp. files its U.S. Corporation Income Tax Return as a member of the MBIA Inc. consolidated group and participates in the MBIA Tax Sharing Agreement under which MBIA Corp. is allocated its share of consolidated tax liability or tax benefit as determined under the tax sharing agreement.

•

While the ratings downgrades by the rating agencies have significantly adversely impacted MBIA Corp.’s ability to write new business, the downgrades did not have a material impact on earnings from the existing insured portfolio, which MBIA Corp. believes will be sufficient to absorb losses in the event that the cumulative unrealized losses become fully impaired.

•

With respect to installment policies, MBIA Corp. generally does not have an automatic cancellation provision solely in connection with ratings downgrades. For purposes of projecting future taxable income, MBIA Corp. has applied a haircut to adjust for the possible cancellation of future installment premiums based on recent data. With regard to upfront policies, to the extent that the issuer chooses to terminate a policy, any unearned premium reserve with respect to that policy will be accelerated into earnings (i.e. refundings).

•

With respect to insured CDS contracts, in the event that there are defaults for which MBIA Corp. is required to pay claims on such CDS contracts, MBIA Corp. believes that the losses should be characterized as ordinary losses for tax purposes and, as such, the actual and expected payments will

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 12: Income Taxes (continued)

be recorded as losses incurred for statutory accounting. However, because the federal income tax treatment of CDS contracts is an unsettled area of tax law, in the event that the Internal Revenue Service (“IRS”) has a different view and considers the losses as capital losses, MBIA Corp. may be required to establish a valuation allowance against substantially all of the deferred tax asset related to these losses, until such time as it has sufficient capital gains to offset the losses. The establishment of this valuation allowance would have a material adverse effect on MBIA Corp.’s financial condition at the time of its establishment.

After reviewing all of the evidence available, both positive and negative, MBIA believes that it has appropriately valued the recoverability of its deferred tax assets, net of the valuation allowance, as of December 31, 2010. MBIA Corp. continues to assess the adequacy of its valuation allowance as additional evidence becomes available. MBIA Corp.’s recent financial results have been volatile which has impacted management’s ability to project accurately future taxable income. Continued volatility or losses beyond those projected may cause MBIA Corp. to conclude that certain of the deferred tax assets within the $882 million as of December 31, 2010 may not be realizable.

Ownership Change under Section 382 of the Internal Revenue Code

Section 382 of the Internal Revenue Code of 1986, as amended, imposes annual limitations on the utilization of net operating loss (“NOL”) carryforwards, other tax carryforwards, and certain built-in losses upon an ownership change as defined under that section. In general terms, an ownership change may result from transactions that increase the aggregate ownership of certain stockholders in MBIA Inc.’s stock by more than 50 percentage points over a three year testing period (“Section 382 Ownership Change”).

MBIA Inc. has experienced a shift in ownership as a result a January 2008 Warburg Pincus investment and the February 2008 equity offering and other shareholder transactions involving MBIA’s shares. As of December 31, 2010, MBIA Inc., however, has not triggered a Section 382 Ownership Change. If MBIA Inc. were to experience a Section 382 Ownership Change, an annual limitation would be imposed on certain of MBIA Inc.’s tax attributes, including NOL and capital loss carryforwards and certain other losses, credits, deductions or tax basis. MBIA Inc. cannot give any assurance that it will not undergo an ownership change at a time when this limitation would have a significant effect.

Treatment of Undistributed Earnings of Certain Foreign Subsidiaries—“Accounting for Income Taxes—Special Areas”

No U.S. deferred income taxes have been provided on the undistributed earnings of MBIA UK, MBIA Mexico and MBIA Assurance, which merged into MBIA UK as of December 31, 2007, because of MBIA Corp.’s practice and intent to permanently reinvest its earnings. The cumulative amounts of such untaxed earnings were $114 million, $102 million and $43 million as of December 31, 2010, 2009 and 2008, respectively.

Five-Year NOL Carryback

On November 6, 2009, as part of the Worker, Homeownership, and Business Assistance Act of 2009, the NOL carryback provision of the Internal Revenue Code was amended to allow, through an election, all businesses with NOLs in either 2008 or 2009 (but not both) to claim refunds of taxed paid within the prior five years. In the fifth preceding year of the carryback period, the recovery is limited to the 50% of taxable income for that carryback year. There is no such limitation to the first four preceding years of the carryback period.

In connection with MBIA Inc.’s five year NOL carryback claim, MBIA Corp.’s share of the tax refund under the tax sharing agreement is approximately $251 million.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 12: Income Taxes (continued)

Accounting for Uncertainty in Income Taxes

It is MBIA Corp.’s policy to record and disclose interest and penalties related to income taxes as a component of income taxes in the consolidated statements of operations. For the years ended December 31, 2010, 2009, and 2008, MBIA Corp. recorded in its provision a benefit of $0.2 million, $3 million, and $1 million, respectively, as the total amounts of interest and penalties related to income taxes. As of December 31, 2010 and 2009, the amounts related to interest and penalties in the consolidated balance sheets were not material.

The following table presents the change in the unrecognized tax benefit (“UTB”) during 2009 and 2010:

In thousands
Unrecognized tax benefit as of January 1, 2009	$16,842
The gross amount of the increase (decrease) in UTB as a result of tax positions taken:
During a prior year	1,305
During the current year	152
The amounts of decreases in the UTB related to settlements with taxing authorities	(11,826)

Unrecognized tax benefit as of December 31, 2009	$6,473
The reduction to UTB as a result of the applicable statute of limitations	(5,167)

Unrecognized tax benefit as of December 31, 2010	$1,306

For the years ended December 31, 2010 and 2009, the total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate was approximately $1 million and $6 million, respectively.

MBIA Corp.’s major tax jurisdictions include the U.S. and the United Kingdom.

MBIA and its U.S. subsidiaries file a U.S. consolidated federal income tax return. The IRS is currently examining tax years 2004 through 2009 for which MBIA Corp. expects this examination to be concluded before December 31, 2011, subject to review by the Joint Committee on Taxation. During 2009, the IRS completed its examination of a partnership investment of MBIA and did make an adjustment that had to be accounted for by MBIA Inc. through 2006, but was not material.

The U.K. tax authorities are currently auditing tax years 2005, 2006, 2007 and 2008. MBIA Corp. expects the examinations to be concluded before December 31, 2011. French tax matters have been concluded through 2007 including the settlement, in February 2009, of an unrecognized tax benefit that was established in prior years relating to the timing for recognizing earned premium.

It is reasonably possible that the total amount of unrecognized tax benefit will significantly increase or decrease within the next 12 months due to the possibility of finalizing adjustments and concluding all significant tax examinations. The range of this possible change to the amount of the uncertain tax benefit cannot be estimated at this time.

Note 13: Insurance in Force

MBIA Corp. guarantees the payment of principal of, and interest or other amounts owing on, municipal, asset-backed, mortgage-backed and other non-municipal securities. Additionally, MBIA Corp. has insured CDSs primarily on pools of collateral, which it previously considered part of its core financial guarantee business. The pools of collateral are made up of corporate obligations, but also include commercial and residential mortgage-backed securities-related assets. MBIA Corp.’s insurance in force represents the aggregate amount of the insured principal of, and interest or other amounts owing on insured obligations. MBIA Corp.’s ultimate exposure to credit loss in the event of nonperformance by the issuer of the insured obligation is represented by the insurance in force in the tables that follow.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 13: Insurance in Force (continued)

The financial guarantees issued by MBIA Corp. provide unconditional and irrevocable guarantees of the payment of the principal, and interest or other amounts owing on, insured obligations when due. The obligations are generally not subject to acceleration, except that MBIA Corp. may have the right, at its discretion, to accelerate insured obligations upon default or otherwise. Certain guaranteed investment contracts written by MBIA Inc. and guaranteed by MBIA Corp. are terminable based upon the credit ratings downgrades of MBIA Corp., and if MBIA Inc. were to have insufficient assets to pay the termination payments, MBIA Corp.’s insurance coverage would be drawn on to make such payments. These amounts have been excluded in the tables that follow.

The creditworthiness of each insured obligation is evaluated prior to the issuance of insurance, and each insured obligation must comply with MBIA Corp.’s underwriting guidelines. Further, the payments to be made by the issuer on the bonds or notes may be backed by a pledge of revenues, reserve funds, letters of credit, investment contracts or collateral in the form of mortgages or other assets. The right to such funds or collateral would typically become MBIA Corp.’s upon the payment of a claim by MBIA Corp.

MBIA Corp. maintains underwriting guidelines based on those aspects of credit quality that it deems important for each category of obligation considered for insurance.

In February 2009, MBIA Corp. entered into a quota share reinsurance agreement effective January 1, 2009 pursuant to which MBIA Corp. ceded all of its U.S. public finance exposure to National. The reinsurance enables covered policyholders and certain ceding reinsurers to make claims for payment directly against National in accordance with the terms of the cut-through provisions of the reinsurance agreement. As of December 31, 2010, the aggregate amount of insurance in force ceded by MBIA Corp. to National under the above reinsurance agreement was $509.1 billion As a result of the cut-through provision of the above reinsurance agreement; amounts related to U.S. public finance have been excluded from the following tables and disclosures.

As of December 31, 2010, insurance in force, which represents principal and interest or other amounts owing on insured obligations, had an expected maturity range of 1 to 47 years. The distribution of insurance in force by geographic location, excluding $4.9 billion and $7.3 billion relating to transactions guaranteed by MBIA Corp. on behalf of various investment management services affiliated companies as of December 31, 2010 and 2009, respectively, is presented in the following table:

	As of December 31,
In billions	2010		2009
Geographic Location	Insurance in Force	% of Insurance in Force	Insurance in Force	% of Insurance in Force
Delaware	$1.3	0.5%	$1.4	0.5%
New York	1.1	0.4%	1.3	0.4%
California	0.5	0.2%	0.5	0.2%
Minnesota	0.3	0.1%	0.3	0.1%
Florida	0.2	0.1%	0.2	0.1%
Pennsylvania	0.0	0.0%	0.1	0.0%
Missouri	0.0	0.0%	0.0	0.0%
Alabama	0.0	0.0%	0.0	0.0%
Puerto Rico	0.0	0.0%	0.0	0.0%
Nebraska	—	0.0%	0.2	0.1%

Subtotal	3.4	1.3%	4.0	1.4%
Nationally diversified	138.4	55.9%	170.7	56.7%

Total United States	141.8	57.2%	174.7	58.1%

Internationally diversified	36.9	14.9%	47.7	15.8%
Country specific	68.9	27.9%	78.5	26.1%

Total non-United States	105.8	42.8%	126.2	41.9%

Total	$247.6	100.0%	$300.9	100.0%

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 13: Insurance in Force (continued)

The insurance in force by bond type, excluding $4.9 billion and $7.3 billion relating to transactions guaranteed by MBIA Corp. on behalf of various investment management services affiliated companies as of December 31, 2010 and 2009, respectively, is presented in the following table:

	As of December 31,
In billions	2010		2009
Bond Type	Insurance in Force	% of Insurance in Force	Insurance in Force	% of Insurance in Force
Global public finance—non-United States:
International utilities	18.6	7.5%	19.7	6.5%
Sovereign and sub-sovereign(1)	20.3	8.2%	21.9	7.3%
Transportation	15.9	6.4%	16.7	5.6%
Local governments(2)	0.6	0.2%	0.7	0.2%
Health care	0.0	0.0%	0.2	0.1%
Tax-backed	0.2	0.1%	—	0.0%

Total non-United States	55.6	22.4%	59.2	19.7%

Global structured finance—United States:
Collateralized debt obligations(3)	89.2	36.0%	110.7	36.8%
Mortgage-backed residential	22.5	9.1%	26.3	8.8%
Mortgage-backed commercial	0.6	0.2%	0.6	0.2%
Consumer asset-backed:
Auto loans	2.2	0.9%	4.6	1.5%
Student loans	1.9	0.8%	2.2	0.7%
Manufactured housing	2.5	1.0%	2.8	1.0%
Other consumer asset-backed	0.4	0.1%	0.6	0.2%
Corporate asset-backed:
Operating assets:
Aircraft portfolio lease securitizations	2.9	1.2%	3.3	1.1%
Rental car fleets	0.3	0.1%	2.2	0.7%
Secured airline equipment securitization (EETC)	3.2	1.3%	3.5	1.2%
Other operating assets	0.9	0.4%	1.1	0.4%
Structured insurance securitizations	9.1	3.7%	9.4	3.1%
Franchise assets	0.8	0.3%	1.3	0.4%
Intellectual property	3.7	1.5%	4.0	1.3%
Other corporate asset-backed	1.6	0.6%	2.1	0.7%

Total United States	141.8	57.2%	174.7	58.1%

Global structured finance—non-United States:
Collateralized debt obligations(3)	34.3	13.9%	44.7	14.8%
Mortgage-backed residential	1.6	0.7%	2.9	1.0%
Mortgage-backed commercial	4.8	2.0%	6.1	2.0%
Corporate asset-backed:
Operating assets:
Aircraft portfolio lease securitizations	1.6	0.7%	2.1	0.7%
Secured airline equipment securitization (EETC)	0.3	0.1%	0.4	0.1%
Structured insurance securitizations	0.1	0.0%	0.1	0.0%
Franchise assets	0.8	0.3%	1.2	0.4%
Future flow	1.2	0.5%	2.4	0.8%
Other corporate asset-backed	5.5	2.2%	7.1	2.4%

Total non-United States	50.2	20.4%	67.0	22.2%

Total global structured finance	192.0	77.6%	241.7	80.3%

Total	$247.6	100.0%	$300.9	100.0%

(1)— Includes regions, departments or their equivalent in each jurisdiction as well as sovereign owned entities that are supported by a sovereign state, region or department.

(2)—	Includes municipal owned entities backed by sponsoring local government.

(3)— Includes transactions (represented by structured pools of primarily investment grade corporate credit risks or commercial real estate assets) that do not include typical CDO structuring characteristics, such as tranched credit risk, cash flow waterfalls, or interest and over-collateralization coverage tests.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 13: Insurance in Force (continued)

MBIA Corp. has entered into certain guarantees of derivative contracts, included in the preceding tables, which do not qualify for the financial guarantee scope exception under the provisions of fair value measurements and disclosures. MBIA Corp. generally guarantees the timely payment of principal related to these derivatives upon the occurrence of a credit event with respect to a referenced obligation. Under specified CDS contracts MBIA also guarantees timely interest. The maximum amount of future payments that MBIA Corp. may be required to make under these guarantees is $116.9 billion. MBIA Corp.’s guarantees of derivative contracts have a legal maximum maturity range of 1 to 72 years. A small number of insured credit derivative contracts have long-dated maturities, which comprise the longest maturity dates of the underlying collateral. However, the expected maturities of such contracts are much shorter due to amortizations and prepayments in the underlying collateral pools. In accordance with accounting principles for derivative instruments and hedging activities, the fair values of these guarantees as of December 31, 2010 and 2009 are recorded on the consolidated balance sheets as derivative assets and liabilities, representing gross gains and losses, of $10 million and $4.5 billion, and $765 million and $4.6 billion, respectively. These derivative contracts are discussed further in “Note 10: Derivative Instruments.”

Investment agreement contracts and medium-term notes issued by MBIA Inc. and certain of its subsidiaries are insured by MBIA Corp. and are not included in the previous tables. If MBIA Inc. or these subsidiaries were to have insufficient assets to pay amounts due, MBIA Corp. would be called upon to make such payments under its insurance policies. As of December 31, 2010, the maximum amount of future payments that MBIA Corp. could be required to make under these guarantees is $4.9 billion. These guarantees, which have a maturity range of 1 to 37 years, were entered into on an arm’s length basis and are fully collateralized by marketable securities. MBIA Corp. has both direct recourse provisions and subrogation rights in these transactions. If MBIA Corp. is required to make a payment under any of these affiliate guarantees, it would have the right to seek reimbursement from such affiliate and to liquidate any collateral to recover amounts paid under the guarantee.

Ceded Exposure

Reinsurance enables MBIA Corp. to cede exposure for purposes of syndicating risk and increasing its capacity to write new business while complying with its single risk and credit guidelines. When a reinsurer is downgraded by one or more of the rating agencies, less capital credit is given to MBIA under rating agency models and the overall value of the reinsurance to MBIA is reduced. MBIA Corp. generally retains the right to reassume the business ceded to reinsurers under certain circumstances, including a reinsurer’s rating downgrade below specified thresholds. In 2010, MBIA reassumed par outstanding of $35.0 billion from two reinsurers, Channel Re and Mitsui Sumitomo Insurance Company, Ltd. As of December 31, 2010, MBIA Corp.’s use of reinsurance was immaterial to the insurance operations and MBIA Corp. expects that it will continue to be immaterial in the future.

MBIA Corp. requires certain unauthorized reinsurers to maintain bank letters of credit or establish trust accounts to cover liabilities ceded to such reinsurers under reinsurance contracts. As of December 31, 2010, the total amount available under these letters of credit and trust arrangements was $7 million. MBIA Corp. remains liable on a primary basis for all reinsured risk, and although MBIA Corp. believes that its reinsurers remain capable of meeting their obligations, there can be no assurance of such in the future.

As of December 31, 2010, the aggregate amount of insured par outstanding ceded by MBIA Corp. to third party reinsurers under reinsurance agreements was $5.7 billion, compared with $43.6 billion as of December 31, 2009. The aggregate amount of insurance in force ceded by MBIA Corp. to third-party reinsurers under reinsurance agreements was $9.8 billion and $60.2 billion as of December 31, 2010 and 2009, respectively.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 13: Insurance in Force (continued)

The following table presents information about MBIA Corp.’s reinsurance agreements as of December 31, 2010. Estimated credit impairments represent the reinsurers’ portion of amounts MBIA Corp. expects to pay on insured derivative contracts.

In millions
Reinsurers	Standard & Poor’s Rating (Status)	Moody’s Rating (Status)	Ceded Par Outstanding	LOC / Trust Accounts	Reinsurance Recoverable(1)	Estimated Credit Impairments on Insured Derivatives	Derivative Asset
Assured Guaranty Corp.	AA+ (Stable Outlook)	Aa3 (Negative Outlook)	$4,448	$—	$15	$ —	$—
Assured Guaranty Re Ltd.	AA (Stable)	A1 (Negative Outlook)	676	4	—	—	—
Overseas Private Investment Corporation	AAA (Stable)	Aaa (Stable)	344	—	—	—	—
Export Development Canada	AAA (Stable)	Aaa (Stable)	90	2	—	—	—
Others	A+ or above	A1 or above	120	1	—	—	—

Total			$5,678	$7	$15	$—	$—

(1)—Total reinsurance recoverable of $15 million comprised recoverables on paid and unpaid losses of $1 million and $14 million, respectively.

In the third quarter of 2010, MBIA acquired the remaining equity interest in Channel Re that it did not hold, commuted all reinsurance with Channel Re, and liquidated Channel Re. Channel Re was a financial guarantee reinsurer founded in 2004, which assumed business only from MBIA Insurance Corporation and MBIA UK. Upon the commutation of exposure ceded to Channel Re, MBIA Insurance Corporation, National and MBIA UK assumed $21.6 billion, $7.8 billion, and $2.1 billion, respectively, in insured par outstanding.

Since December 2007, several of MBIA Corp.’s other financial guarantee reinsurers, including Assured Guaranty Corp., Assured Guaranty Re Ltd., and Old Republic Insurance Co. have had their credit ratings either downgraded or put on negative watch by one or more of the major rating agencies. Although there was no material impact on MBIA Corp. for any of these rating agency actions relating to these reinsurers, a further deterioration in the financial condition of one or more of these reinsurers could require the establishment of reserves against any receivables due from the reinsurers.

Premium Summary

The components of financial guarantee net premiums earned, including premiums assumed from and ceded to other companies, are presented in the following tables:

	Years Ended December 31,
In millions	2010	2009	2008
Net premiums earned:
Direct	$528	$740	$945
Assumed	2	3	56

Gross	530	743	1,001
Ceded	(279)	(410)	(121)

Net premiums earned	$251	$333	$880

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 13: Insurance in Force (continued)

For the years ended December 31, 2010, 2009 and 2008, recoveries received on claims for financial guarantee policies under reinsurance contracts totaled $123 million, $180 million and $112 million, respectively. Ceding commissions from reinsurance, before deferrals and net of returned ceding commissions, were revenue of $32 million, $771 million and $25 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Note 14: Insurance Regulations and Dividends

MBIA Corp. is subject to insurance regulations and supervision of the State of New York (their state of incorporation) and all U.S. and non-U.S. jurisdictions in which they are licensed to conduct insurance business. The extent of insurance regulation and supervision varies by jurisdiction, but New York and most other jurisdictions have laws and regulations prescribing minimum standards of solvency and business conduct, which must be maintained by insurance companies. Among other things, these laws prescribe permitted classes and concentrations of investments and limit both the aggregate and individual securities risks that MBIA Corp. may insure on a net basis based on the type of obligations insured. In addition, some insurance laws and regulations require the approval or filing of policy forms and rates. MBIA Corp. is required to file detailed annual financial statements with the NYSID and similar supervisory agencies in other jurisdictions in which it is licensed. The operations and accounts of MBIA Corp. are subject to examination by regulatory agencies at specified intervals.

New York State insurance law regulates the payment of dividends by financial guarantee insurance companies and provides that such companies may not declare or distribute dividends except out of statutory earned surplus. Under New York State insurance law, the sum of (i) the amount of dividends declared or distributed during the preceding 12-month period and (ii) the dividend to be declared may not exceed the lesser of (a) 10% of policyholders’ surplus, as reported in the latest statutory financial statements and (b) 100% of adjusted net investment income for such 12-month period (the net investment income for such 12-month period plus the excess, if any, of net investment income over dividends declared or distributed during the two-year period preceding such 12-month period), unless the Superintendent of the NYSID approves a greater dividend distribution based upon a finding that the insurer will retain sufficient surplus to support its obligations.

In 2010, MBIA Corp. did not declare or pay any dividends to MBIA Inc. or the holders of its preferred stock. MBIA Corp. is currently unable to pay dividends, including those related to its preferred stock, as a result of its earned surplus deficit as of December 31, 2010.

On February 17, 2009, MBIA Corp. declared and paid a dividend of $1.2 billion to MBIA Inc. related to the restructuring of MBIA Insurance Corporation, after receiving prior approval from the Superintendent of the NYSID. The $1.2 billion dividend together with a $945 million return of capital represents the $2.1 billion distributed to MBIA Inc. to further capitalize National.

As a result of the establishment of National and the reinsurance of MBIA Corp. and FGIC portfolios by National, MBIA Corp. exceeded as of the closing date certain single and aggregate risk limits under New York State insurance law. MBIA Corp. obtained waivers from the NYSID of such limits. In connection with the waivers, MBIA Corp. submitted a plan to the NYSID to achieve compliance with the applicable regulatory limits. Under the plan, MBIA Corp. agreed not to write new financial guarantee insurance for certain issuers and categories of business until they were in compliance with their single risk limits and agreed to take commercially reasonable steps, including considering reinsurance, the addition of capital and other risk mitigation strategies, in order to comply with the regulatory single and aggregate risk limits. As a condition to granting the waiver, the NYSID required that, upon written notice from the NYSID, MBIA Corp. as applicable, would cease writing new financial guarantee insurance if it were not in compliance with the risk limitation requirements by December 31, 2009. As of December 31, 2010 and 2009, MBIA Corp. exceeded certain single risk limits under New York insurance law. To date, no such notice has been received from the NYSID. MBIA Corp. continues to work with the NYSID to achieve compliance with the single and aggregate risk limits. In 2010, MBIA Corp. reported a de minimis number of additional overages to the NYSID due to changes in its statutory capital.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 15: Statutory Accounting Practices

The consolidated financial statements have been prepared on a GAAP basis, which differs in certain respects from the statutory accounting practices prescribed or permitted by the insurance regulatory authorities of MBIA Corp. Statutory accounting practices differ from GAAP in the following respects:

•

Upfront premiums are earned on a SAP basis proportionate to the scheduled periodic maturity of principal and payment of interest (“debt service”) to the original total principal and interest insured. Additionally, under SAP, installment premiums are earned on a straight-line basis over each installment period generally one year or less. Under GAAP, MBIA Corp. recognizes and measures premium revenue over the period of the contract in proportion to the amount of insurance protection provided. Upfront and installment premium revenue is measured by applying a constant rate to the insured principal amount outstanding in a given period to recognize a proportionate share of the premium received or expected to be received on a financial guarantee insurance contract. Additionally, under GAAP, installment premiums receivable are recorded at the present value of the premiums due or expected to be collected over the period of the insurance contract using a discount rate which reflects the risk-free rate at the inception of the contract;

•	acquisition costs are charged to operations as incurred rather than deferred and amortized as the related premiums are earned;

•	fixed-maturity investments are generally reported at amortized cost rather than fair value;

•	surplus notes are recorded as a component of policyholders surplus, while under GAAP, surplus notes are treated as a long-term debt obligation;

•	a contingency reserve is computed on the basis of statutory requirements, and is not permitted under GAAP;

•

reserves for losses and LAE for financial guarantee and insured derivatives are established at present value for specific insured issues that are identified as currently or likely to be in default net of insurance loss recoverables. Incurred losses and LAE are discounted using a rate equal to the yield-to-maturity of MBIA Corp.’s fixed-income portfolio, excluding investments in money market funds and alternative investments and including an intercompany secured loan. Under GAAP, a claim liability (loss reserve) is recognized for financial guarantees only on a contract-by-contract basis when the present value of expected net cash outflows to be paid under the contract using a risk-free rate as of the measurement date exceeds the unearned premium revenue and are shown gross of insurance recoverables which are reported as an asset;

•

guarantees of derivatives are not recorded at fair value, while under GAAP, guarantees that do not qualify for the financial guarantee scope exception under accounting principles for derivative instruments and hedging activities are recorded at fair value;

•

changes in net deferred income taxes are recognized as a separate component of gains and losses in surplus. Under GAAP, changes in MBIA Corp.’s net deferred income tax balances are either recognized as a component of net income or other comprehensive income depending on how the underlying pre-tax impact is reflected;

•	VIE’s are not consolidated by the primary beneficiary under statutory requirements; and

•	certain assets designated as “non-admitted assets” are charged directly against surplus but are reflected as assets under GAAP.

Results of operations for MBIA Corp. determined in accordance with statutory accounting practices for the years ended December 31, 2010, 2009 and 2008 were a net loss of $434 million, $681 million and $1.4 billion, respectively. Statutory policyholders’ surplus of MBIA Corp. determined in accordance with statutory accounting practices as of December 31, 2010 and 2009 was $1.0 billion and $1.9 billion, respectively.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 15: Statutory Accounting Practices (continued)

The following is a reconciliation of the consolidated shareholders’ equity of MBIA Corp., presented on a GAAP basis, to the statutory policyholders’ surplus of MBIA Corp. and its subsidiaries:

	As of December 31,
In millions	2010	2009
MBIA Corp.’s GAAP shareholders’ equity	$1,211	$1,575
Premium revenue recognition (financial guarantee)	(282)	(239)
Deferral of acquisition costs, net of ceding commission	(156)	(214)
Investments, including unrealized gains (losses)	(493)	(25)
Surplus notes	953	953
Contingency reserve	(1,656)	(1,448)
Loss reserves	(2,309)	(1,569)
Income tax liabilities, net	76	72
Derivative assets and liabilities	4,511	3,818
VIE assets and liabilities, net	131	(404)
Non-admitted assets and other items	(911)	(634)

Statutory policyholders’ surplus	$1,075	$1,885

The statutory financial statements of MBIA Corp. are presented on the basis of accounting practices prescribed or permitted by the National Association of Insurance Commissioners (“NAIC”) Accounting Practices and Procedures Manual in its entirety subject to any conflicts with state regulations, or where the state statutes or regulations are silent.

Note 16: Employee Benefits

MBIA Corp. participates in MBIA Inc.’s pension plan, which covers substantially all employees. The pension plan is a qualified non-contributory defined contribution pension plan to which MBIA Corp. contributes 10% of each eligible employee’s annual compensation. Annual compensation for determining such contributions consists of base salary, bonus and commissions, as applicable. Pension benefits vest over a five-year period with 20% vested after two years, 60% vested after three years, 80% vested after four years and 100% vested after five years. Pension expense related to the qualified pension plan for the years ended December 31, 2010, 2009 and 2008 was $1 million, $4 million and $4 million, respectively.

MBIA Inc. also maintains a qualified profit-sharing/401(k) plan in which MBIA Corp. participates. The plan is a voluntary contributory plan that allows eligible employees to defer compensation for federal income tax purposes under Section 401(k) of the Internal Revenue Code of 1986, as amended. Employees may contribute, through payroll deductions, up to 25% of eligible compensation. MBIA Corp. matches employee contributions up to the first 5% of such compensation. During 2008, the 401(k) plan was amended to allow 401(k) matching contributions to be made in the form of cash, whereby participants may direct the match to an investment of their choice. Prior to the amendment, the matching contribution was made in the form of MBIA Inc. common stock. The benefit of MBIA Corp.’s contributions vest over a five-year period with 20% vested after two years, 60% vested after three years, 80% vested after four years and 100% vested after five years. Generally, a participating employee is entitled to distributions from the plan upon termination of employment, retirement, death or disability. Participants who qualify for distribution may receive a single lump sum, transfer the assets to another qualified plan or individual retirement account, or receive a series of specified installment payments. Profit-sharing/401(k) expense related to the qualified profit-sharing/401(k) plan for the years ended December 31, 2010, 2009 and 2008 was $587 thousand, $2 million and $1 million, respectively.

In addition to the above two plans, MBIA Corp. also participates in MBIA Inc.’s non-qualified deferred compensation plan. Contributions to the above qualified plans that exceed limitations established by federal regulations are then contributed to the non-qualified deferred compensation plan. The non-qualified pension expense for the years ended December 31, 2010, 2009 and 2008 was $482 thousand, $2 million and $2 million, respectively. The non-qualified profit-sharing/401(k) expense for the years ended December 31, 2010, 2009 and 2008 was $123 thousand, $1 million and $1 million, respectively. In addition, the interest credited to the non-qualified deferred compensation plan for the years ended December 31, 2010, 2009 and 2008 was $87 thousand, $1 million and $3 million, respectively.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 16: Employee Benefits (continued)

MBIA Corp. participates in the MBIA Inc. 2005 Omnibus Incentive Plan (the “Omnibus Plan”), as amended on May 7, 2009. The Omnibus Plan may grant any type of an award including stock options, performance shares, performance units, restricted stock, restricted stock units and dividend equivalents. Following the effective date of the Omnibus Plan, no new options or awards were granted under any of the prior plans authorized by the MBIA Inc. shareholders.

The stock option component of the Omnibus Plan enables key employees to acquire shares of MBIA Inc. common stock. The stock option grants, which may be awarded every year, provide the right to purchase shares of MBIA Inc. common stock at the fair value of the stock on the date of grant. Some of the stock options granted in 2008 have a vesting schedule linked to MBIA Inc.’s market value performance. Options granted will either be Incentive Stock Options (“ISOs”), where they qualify under Section 422(a) of the Internal Revenue Code, or Non-Qualified Stock Options (“NQSOs”). ISOs and NQSOs are granted at a price not less than 100% of the fair value, defined as the closing price on the grant date, of MBIA Inc. common stock. Options are exercisable as specified at the time of grant depending on the level of the recipient (generally four or five years) and expire either seven or ten years from the date of grant (or shorter if specified or following termination of employment).

Under the restricted stock component of the Omnibus Plan, certain employees are granted restricted shares of MBIA Inc.’s common stock. These awards have a restriction period lasting three, four or five years depending on the type of award, after which time the awards fully vest. During the vesting period these shares may not be sold. Restricted stock may be granted to all employees. The majority of restricted stock is granted to employees from the vice-president level up to and including the chief executive officer. In May 2008, the shareholders of MBIA Inc. approved two restricted share grants for the Chief Executive Officer, the first granted in May 2008 and the second granted in February 2009. These two grants did not reduce the shares available for grant under the Omnibus Plan, as the grants were separately approved by the shareholders of MBIA Inc. In addition, the vesting schedules of these grants are linked to MBIA Inc.’s market value performance.

In accordance with the accounting guidance for share-based payments, MBIA Inc. expenses the fair value of employee stock options and other forms of stock-based compensation. In addition, the guidance classifies share-based payment awards as either liability awards, which are remeasured at fair value at each balance sheet date, or equity awards, which are measured on the grant date and not subsequently remeasured. Generally, awards with cash-based settlement, repurchase features or that are settled at a fixed dollar amount are classified as liability awards, and changes in fair value will be reported in earnings. Awards with net-settlement features or that permit a cashless exercise with third-party brokers are classified as equity awards and changes in fair value are not reported in earnings. MBIA Inc.’s long-term incentive plans include features which result in both liability and equity awards. For liability awards, MBIA Inc. remeasures these awards at each balance sheet date. In addition, the guidance requires the use of a forfeiture estimate. MBIA Inc. uses historical employee termination information to estimate the forfeiture rate applied to current stock-based awards.

MBIA Inc. maintains voluntary retirement benefits, which provide certain benefits to eligible employees of MBIA Corp. upon retirement. A description of these benefits is included in MBIA Inc.’s proxy statement. One of the components of the retirement program for those employees that are retirement eligible is to continue to vest all outstanding stock options and restricted share awards linked to growth in modified book value beyond the retirement date in accordance with the original vesting terms and to immediately vest all outstanding time-based restricted share grants. The accounting guidance for share-based payment requires compensation costs for those employees to be recognized from the date of grant through the retirement eligible date, unless there is a risk of forfeiture, in which case the compensation cost is recognized in accordance with the original vesting schedule. Accelerated expense relating to this retirement benefit for both stock option awards and restricted stock awards has been included in the disclosed compensation expense amounts.

In accordance with the accounting guidance for share-based payments, MBIA Inc. valued all stock options granted using an option-pricing model. The value is recognized as an expense over the period in which the options vest. MBIA Corp.’s proportionate share of compensation cost for employee stock options for the years ended December 31, 2010, 2009 and 2008 totaled $1 million, $6 million and $7 million, respectively. MBIA Corp.’s proportionate share of compensation costs for restricted stock awards was $5 million and $8 million for the years

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 16: Employee Benefits (continued)

ended December 31, 2010 and 2009, respectively. MBIA Corp.’s proportionate share of compensation cost for restricted stock awards was a negative expense of $32 million for the year ended December 31, 2008. The negative expense was due to the cancellation and expense reversal of a restricted stock grant that was scheduled to vest in February 2008 and the estimated forfeiture of two restricted stock grants, scheduled to vest in February 2009 and February 2010, respectively, that were all linked to the growth in MBIA Inc.’s modified book value.

During 2010 and 2009, MBIA Corp. granted deferred cash-based long-term incentive awards. These grants have a vesting period of either three or five years, after which time the award fully vests. Payment is generally contingent upon the employee’s continuous employment with MBIA Corp. through the payment date. The deferred cash awards are granted to employees from the vice-president level up. Compensation expense related to the deferred cash awards was $2 million and $3 million for the years ended December 31, 2010 and 2009, respectively.

Note 17: Preferred Stock

MBIA Corp. had access to $400 million through the Money Market Committed Preferred Custodial Trust (“CPCT”) facility issued by eight trusts (the “Trusts”), which were created for the primary purpose of issuing CPCT securities and investing the proceeds in high-quality commercial paper or short-term U.S. government obligations. MBIA Corp. had a put option to sell to the Trusts the preferred stock of MBIA Corp. in exchange for proceeds of $400 million. Any preferred stock issued by MBIA Corp. would be perpetual and non-cumulative. Preferred stock has preference over common stock upon liquidation.

In November 2008, MBIA Corp. exercised the put option to sell to the Trusts the perpetual preferred stock issued by MBIA Corp. Upon MBIA Corp. exercising the put option, the Trusts transferred proceeds of $400 million to MBIA Corp. in exchange for 4,000 shares of non-cumulative perpetual preferred stock. Once the proceeds were received, MBIA Corp. exercised its right to terminate the CPCT facility by making a fixed-rate election. As a result, the Trusts were terminated and third-party investors received a pro-rata share of MBIA Corp.’s preferred stock. Subsequently, MBIA Corp. purchased 1,241 shares of the preferred stock at $10,000 per share.

As of December 31, 2010 and 2009, MBIA Corp. had 2,759 shares of the preferred stock issued and outstanding. In accordance with MBIA’s fixed-rate election, the dividend rate on the preferred stock was determined using a fixed-rate equivalent of LIBOR plus 200 basis points. Each share of preferred stock has a par value of $1,000 with a liquidation preference of $100,000. The holders of the preferred stock are not entitled to any voting rights as shareholders of MBIA Corp. and their consent is not required for taking any corporate action. Subject to certain requirements, the preferred stock may be redeemed, in whole or in part, at the option of MBIA Corp. at any time or from time to time for cash at a redemption price equal to the liquidation preference per share plus any accrued and unpaid dividends thereon at the date of redemption for the then current dividend period and any previously accumulated dividends payable without interest on such unpaid dividends. As of December 31, 2010 and 2009, dividends in the amount of zero and $14 million were declared on the preferred stock, of which $1 million and $13 million had been paid, respectively. Payment of dividends on MBIA Corp.’s preferred stock is subject to the same restrictions that apply to dividends on common stock under New York State insurance law. MBIA Corp. is currently unable to pay dividends, including dividends on its preferred stock, due to earned surplus deficits per its statutory financial statement filing as of December 31, 2010.

The carrying value of the preferred stock was $28 million as of December 31, 2010 and 2009. The carrying value represents the $400 million of proceeds received reduced by the carrying value of the put option at the time of exercise of $360 million and the carrying value of the 1,241 shares repurchased of $12 million. Prior to exercise, change in fair value of the put option was reported within “Net gains (losses) on financial instruments at fair value and foreign exchange” on MBIA Corp.’s consolidated statements of operations.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 18: Related Party Transactions

Related parties are defined as the following:

•

Affiliates of MBIA Corp.: An affiliate is a party that directly or indirectly controls, is controlled by or is under common control with MBIA Corp. Control is defined as having, either directly or indirectly, the power to direct the management and operating policies of a company through ownership, by contract or otherwise.

•	Entities for which investments are accounted for using the equity method by MBIA Corp.

•	Trusts for the benefit of employees, such as pension and profit-sharing trusts, that are managed by or under the trusteeship of management.

•	Principal owners of MBIA Corp. defined as owners of record or known beneficial owners of more than 10 % of the voting interests of MBIA Corp.

•

Management of MBIA Corp. which includes persons who are responsible for achieving the objectives of MBIA Corp. and who have the authority to establish policies and make decisions by which those objectives are to be pursued. Management normally includes members of the Board of Directors, the Chief Executive Officer, Chief Operating Officer, Vice President in charge of principal business functions and other persons who perform similar policymaking functions.

•

Members of the immediate families of principal owners of MBIA Corp. and its management. This includes family members whom a principal owner or a member of management might control or influence or by whom they may be controlled or influenced because of the family relationship.

•

Other parties with which MBIA Corp. may deal if one party controls or can significantly influence the management or policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

•

Other parties that can significantly influence the management or policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to the extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

From time to time MBIA Corp. may enter into transactions with related parties that MBIA Corp. deems immaterial or which occur in the normal course of business and are deemed to be transacted at “arm’s length” by management.

Since 1989, MBIA Corp. has executed five surety bonds to guarantee the payment obligations of the members of the Municipal Bond Insurance Association (the “Association”), a voluntary unincorporated association of insurers writing municipal bond and note insurance as agents for the member insurance companies that had their S&P claims-paying rating downgraded from AAA on their previously issued Association policies. In the event that the Association does not meet their policy payment obligations, MBIA Corp. will pay the required amounts directly to the paying agent. The aggregate outstanding exposure on these surety bonds as of December 31, 2010 was $340 million.

MBIA Corp. owns investments, included in other investments, which are recorded in MBIA Corp.’s consolidated financial statements using the equity method of accounting. These investments comprise equity interests in limited partnerships. All material transactions between MBIA Corp. and these entities have been eliminated in MBIA Corp.’s consolidated financial statements.

Included in other assets were $26 million and $4 million of net receivables from MBIA Inc. and other subsidiaries as of December 31, 2010 and December 31, 2009, respectively.

MBIA Corp.’s investment portfolio is managed by Cutwater Asset Management Corp. (“Cutwater-AMC”) for domestic investments and by Cutwater Asset Management UK Limited (“Cutwater AM-UK”) for international investments, both wholly owned subsidiaries of MBIA Inc., which provide fixed-income investment management services for MBIA Inc. and its affiliates, as well as third-party institutional clients. In 2010, 2009 and 2008,

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 18: Related Party Transactions (continued)

Cutwater-AMC and AM-UK charged fees of $9 million, $6 million and $13 million to MBIA Corp., respectively, based on the performance of its investment portfolio.

Cutwater-AMC, an indirect wholly owned subsidiary of MBIA Inc., is responsible for providing investment advisory services to the MBIA Municipal Bond Inflation Protection Fund (“MIPS Fund”) of FundVantage Trust, an SEC-registered open-end, management investment company launched in November 2007. The investment objective of the MIPS Fund is to seek high after-tax inflation protected returns and it is intended to be marketed to institutional and retail investors. MBIA Corp. invested $25 million in the MIPS Fund as the initial shareholder and waived investment management fees related to the MIPS Fund in 2010, 2009 and 2008. However, MBIA Corp. earned $200 thousand and $800 thousand from its investment in the MIPS Fund in 2009, and 2008, respectively, which is included in net investment income in MBIA Corp.’s consolidated statements of operations. MBIA Corp. redeemed its investment in the MIPS Fund in April 2009.

MBIA Corp. insures outstanding investment agreement liabilities for IMC, which provides customized investment agreements for bond proceeds and other public funds, as well as for funds which are invested as part of asset-backed or structured product issuance.

MBIA Corp. entered into an agreement with MBIA Inc. and IMC whereby MBIA Corp. held a secured loan of $975 million and $1.6 billion, as of December 31, 2010 and 2009, respectively. As of December 31, 2010, the secured loan has a term of less than one year. MBIA Corp. also held and transferred securities under an agreement to repurchase and resell with MBIA Inc. that were terminated in the first quarter of 2009. The interest expense relating to these agreements was $537 thousand and $23 million, respectively, for the years ended December 31, 2009 and 2008. The interest income relating to these agreements was $30 million, $60 million and $45 million, respectively, for the years ended December 31, 2010, 2009 and 2008.

MBIA Corp. insures assets and/or liabilities of MBIA-administered conduits that are consolidated in the financial statements of MBIA Inc. and subsidiaries. Certain of MBIA Inc.’s consolidated subsidiaries have invested in conduit debt obligations or have received compensation for services provided to the conduits.

MBIA Corp. provides credit support and issues financial guarantee policies on credit derivative instruments entered into by LaCrosse, an entity previously consolidated by MBIA Corp. under the criteria for variable interest entities. LaCrosse became an affiliate of MBIA Corp. during the fourth quarter of 2009. The outstanding notional amount of insured CDS contracts entered into by LaCrosse was $100.3 billion and $126.5 billion as of December 31, 2010 and 2009, respectively and the gross outstanding notional amount of insured CDS contracts entered into by LaCrosse ceded to other reinsurers was zero and $20.7 billion as of December 31, 2010 and 2009, respectively. During 2010 and 2009 premiums from LaCrosse for payments received from the counterparties under the insured CDS contracts amounted to $124 million and $143 million, respectively.

MBIA Inc. or its subsidiaries may repurchase their outstanding debt securities at prices that it deems to be economically advantageous. In 2010, MBIA Inc. did not repurchase any surplus notes while in 2009 MBIA Inc. repurchased $7 million par value of surplus notes issued by MBIA Corp. at an average price of $30.67. The gain of $5 million on the repurchase of surplus notes by MBIA Inc. is reflected in its consolidated statements of operations.

During 2010, MBIA Inc. repurchased 251 shares of the outstanding preferred stock of MBIA Corp. at a weighted average purchase price of $10,400 per share or 10.4% of the face value. During 2009, MBIA Inc. repurchased 1,082 shares of the outstanding preferred stock of MBIA Corp. at a purchase price of $10,000 per share or 10% of the face value, of which 1,012 shares were repurchased in connection with a tender offer for the shares. Preferred shares of 1,426 and 1,677 of MBIA Corp. remained outstanding with a carrying value of $14 million and $17 million as of December 31, 2010 and 2009, respectively.

MBIA Corp. had no loans outstanding to any executive officers or directors during 2010 and 2009.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 19: Commitments and Contingencies

In the normal course of operating its business, MBIA Corp. may be involved in various legal proceedings. Additionally, MBIA may be involved in various legal proceedings that directly or indirectly impact MBIA Corp.

MBIA has received subpoenas or informal inquiries from a variety of regulators, regarding a variety of subjects. MBIA has cooperated fully with each of these regulators and has or is in the process of satisfying all such requests. MBIA may receive additional inquiries from these or other regulators and expects to provide additional information to such regulators regarding their inquiries in the future.

On July 23, 2008, the City of Los Angeles filed a complaint in the Superior Court of the State of California, County of Los Angeles, against a number of financial guarantee insurers, including MBIA. At the same time and subsequently, additional complaints against MBIA and nearly all of the same co-defendants were filed by the City of Stockton, the City of Oakland, the City and County of San Francisco, the County of San Mateo, the County of Alameda, the City of Los Angeles Department of Water and Power, the Sacramento Municipal Utility District, the City of Sacramento, the City of Riverside, the Los Angeles World Airports, the City of Richmond, Redwood City, the East Bay Municipal Utility District, the Sacramento Suburban Water District, the City of San Jose, the County of Tulare, the Regents of the University of California , Contra Costa County, the Redevelopment Agency of the City of Riverside, and the Public Financing Authority of the City of Riverside, The Olympic Club, the Jewish Community Center of San Francisco and the Redevelopment Agency of San Jose. These cases are, or are expected to become, part of a coordination proceeding in Superior Court, San Francisco County, before Judge Richard A. Kramer, referred to as the Ambac Bond Insurance Cases, which name as defendants MBIA, Ambac Assurance Corp., Syncora Guarantee, Inc. f/k/a XL Capital Assurance Inc., Financial Security Assurance, Inc., Assured Guaranty Corp., Financial Guaranty Insurance Company, and CIFG Assurance North America, Inc., Fitch Inc., Fitch Ratings, Ltd., Fitch Group, Inc., Moody’s Corporation, Moody’s Investors Service, Inc., The McGraw-Hill Companies, Inc., and Standard & Poor’s Financial Services LLC.

The claims as they now stand allege participation by all defendants in a conspiracy in violation of California’s antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and not-for-profit issuers and thus created market demand for bond insurance. Plaintiffs also allege that the individual bond insurers participated in risky financial transactions in other lines of business that damaged each bond insurer’s financial condition (thereby undermining the value of each of their guaranties), and each failed adequately to disclose the impact of those transactions on their financial condition. In addition to the statutory antitrust claim, plaintiffs assert common law theories in breach of contract, breach of the covenant of good faith and fair dealing, fraud, negligent misrepresentation, negligence, and unjust enrichment. The non-municipal plaintiffs also allege a California unfair competition cause of action. Defendants’ demurrers were filed on September 17, 2010 and plaintiffs’ opposition to demurrers were filed on October 22, 2010. On November 30, 2010, prior to the hearing on the demurrers, the credit rating agency defendants removed the seven actions in which they were named to the United States District Court for the Northern District of California. On December 8, 2010, defendant Ambac Assurance Corp. removed the remaining actions. On January 31, 2011, the district court granted plaintiffs motion to remand the cases back to San Francisco Superior Court.

On July 23, 2008, the City of Los Angeles filed a separate complaint in the Superior Court, County of Los Angeles, naming as defendants MBIA and other financial institutions, and alleging fraud and violations of California’s antitrust laws through bid-rigging in the sale of guaranteed investment contracts and what plaintiffs call “municipal derivatives” to municipal bond issuers. The case was removed to federal court and transferred by order dated November 26, 2008, to the Southern District of New York for inclusion in the multidistrict litigation In re Municipal Derivatives Antitrust Litigation, M.D.L. No. 1950. Complaints making the same allegations against MBIA and nearly all of the same co-defendants were then, or subsequently, filed by the County of San Diego, the City of Stockton, the County of San Mateo, the County of Contra Costa, Los Angeles World Airports, the Redevelopment Agency of the City of Stockton, the Public Financing Authority of the City of Stockton, the County of Tulare, the Sacramento Suburban Water District, Sacramento Municipal Utility District, the City of Riverside, the Redevelopment Agency of the City of Riverside, the Public Financing Authority of the City of Riverside, Redwood City, the East Bay Municipal Utility District, the Redevelopment Agency of the City and County of San Francisco, the City of Richmond, the City of San Jose, the San Jose Redevelopment Agency, the State of

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West Virginia, Los Angeles Unified School District and three not-for-profit retirement community operators, Active Retirement Community, Inc. d/b/a Jefferson’s Ferry, Kendal on Hudson, Inc. and Paconic Landing at Southhold Inc. These cases have all been added to the multidistrict litigation. Plaintiffs in all of the cases assert federal and either California or New York state antitrust claims. In February, 2010, MBIA moved to dismiss the then-existing complaints and, on April 28, 2010, Judge Victor Marrero denied the motion. MBIA’s motion for reconsideration was denied on May 3, 2010. MBIA has answered some of the complaints, denying the material allegations, and is preparing to answer the others. MBIA is also preparing to answer amended versions of some of the complaints.

On March 12, 2010, the City of Phoenix, Arizona filed a complaint in the United States District Court for the District of Arizona against MBIA Corp., Ambac Assurance Corp. and Financial Guaranty Insurance Company relating to insurance premiums charged on municipal bonds issued by the City of Phoenix between 2004 and 2007. Plaintiff’s complaint alleges pricing discrimination under Arizona insurance law and unjust enrichment. MBIA Corp. filed its answer on May 28, 2010.

On April 5, 2010, Tri-City Healthcare District, a California public healthcare legislative district, filed a complaint in the Superior Court of California, County of San Francisco, against MBIA, MBIA Corp., National, certain MBIA employees (collectively for this paragraph, “MBIA”) and various financial institutions and law firms. Tri-City subsequently filed three amended complaints. The Third Amended Complaint, filed on January 26, 2011, purports to state 10 causes of action against MBIA for, among other things, fraud, negligent misrepresentation, breach of contract, breach of the implied covenant of good faith and fair dealing and violation of the California False Claims Act arising from Tri-City Healthcare District’s investment in auction rate securities. On February 17, 2010, MBIA filed its demurrer to the Third Amended Complaint.

On September 30, 2008, MBIA Corp. commenced an action in New York State Supreme Court, New York County, against Countrywide Home Loans, Inc., Countrywide Securities Corp. and Countrywide Financial Corp. (collectively, “Countrywide”). The complaint alleged that Countrywide fraudulently induced MBIA to provide financial guarantee insurance on securitizations of home equity lines of credit and closed-end second-liens by misrepresenting the true risk profile of the underlying collateral and Countrywide’s adherence to its strict underwriting standards and guidelines. The complaint also alleged that Countrywide breached its representations and warranties and its contractual obligations, including its obligation to cure or repurchase ineligible loans as well as its obligation to service the loans in accordance with industry standards. In an order dated July 8, 2009, the New York State Supreme Court denied Countrywide’s motion to dismiss in part, allowing the fraud cause of action to proceed against all three Countrywide defendants and the contract causes of action to proceed against Countrywide Home Loans, Inc. All parties have filed notices of appeal and defendants filed their answer to the complaint on August 3, 2009. On August 24, 2009, MBIA Corp. filed an amended complaint, adding Bank of America and Countrywide Home Loans Servicing LP as defendants and identifying an additional five securitizations. On April 29, 2010, the court denied defendants’ motion to dismiss Bank of America and allowed MBIA Corp.’s claims for successor and vicarious liability to proceed against Bank of America, as well as upholding MBIA Corp.’s fraud claim. On May 28, 2010, defendants filed their notice of appeal with respect to the denial of the dismissal of MBIA Corp.’s claims for fraud and breach of the implied covenant of good faith and fair dealing. On June 11, 2010, MBIA Corp. filed its cross notice of appeal with respect to the dismissal of its claims of negligent misrepresentation and the limitation of its claim for breach of the implied covenant of good faith and fair dealing. Briefing on the appeals was complete as of October 25, 2010, and argument will be heard in the March 2011 Term of the New York Supreme Court, Appellate Division, First Department. On December 22, 2010, the court granted MBIA Corp.’s motion in limine allowing it to offer evidence relating to statistically valid random samples of loans from each of the Countrywide securitizations in support of its contract and fraud cases of action for purposes of determining liability and damages.

On July 10, 2009, MBIA Corp. commenced an action in Los Angeles Superior Court against Bank of America Corporation, Countrywide Financial Corporation, Countrywide Home Loans, Inc., Countrywide Securities Corporation, Angelo Mozilo, David Sambol, Eric Sieracki, Ranjit Kripalani, Jennifer Sandefur, Stanford Kurland, Greenwich Capital Markets, Inc., HSBC Securities (USA) Inc., UBS Securities, LLC, and various Countrywide-affiliated Trusts. The complaint alleges that Countrywide made numerous misrepresentations and omissions of

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material fact in connection with its sale of certain RMBS, including that the underlying collateral consisting of mortgage loans had been originated in strict compliance with its underwriting standards and guidelines. MBIA commenced this action as subrogee of the purchasers of the RMBS, who incurred severe losses that have been passed on to MBIA as the insurer of the income streams on these securities. On June 21, 2010, MBIA Corp. filed its second amended complaint. The court has allowed limited discovery to proceed while otherwise staying the case pending further developments in the New York Countrywide action described in the prior paragraph.

On October 15, 2008, MBIA Corp. commenced an action in the United States District Court for the Southern District of New York against Residential Funding Company, LLC (“RFC”). On December 5, 2008, a notice of voluntary dismissal without prejudice was filed in the Southern District of New York and the complaint was re-filed in the Supreme Court of the State of New York, New York County. The complaint alleges that RFC fraudulently induced MBIA Corp. to provide financial guarantee policies with respect to five RFC closed-end home equity second-lien and HELOC securitizations, and that RFC breached its contractual representations and warranties, as well as its obligation to repurchase ineligible loans, among other claims. On December 23, 2009, the court denied in part RFC’s motion to dismiss MBIA’s complaint with respect to MBIA’s fraud claims. On March 19, 2010, MBIA Corp. filed its amended complaint. On May 14, 2010, RFC filed a motion to dismiss only the renewed negligent misrepresentation claim, which was granted on November 8, 2010. On December 7, 2010, RFC filed its answer to the remaining claims in MBIA Corp.’s amended complaint.

On April 1, 2010, MBIA Corp. commenced an action in New York State Supreme Court, New York County, against GMAC Mortgage, LLC (“GMAC”). The complaint alleges fraud and negligent misrepresentation on the part of GMAC in connection with the procurement of financial guarantee insurance on three RMBS transactions, breach of GMAC’s representations and warranties and its contractual obligation to cure or repurchase ineligible loans and breach of the implied duty of good faith and fair dealing. On December 7, 2010, the court denied in part GMAC’s motion to dismiss allowing MBIA Corp. to proceed on its fraud and breach of contract claims. On January 5, 2011, GMAC filed its answer to the remaining causes of action in the complaint.

On December 14, 2009, MBIA Corp. commenced an action in New York State Supreme Court, New York County, against Credit Suisse Securities (USA) LLC, DLJ Mortgage Capital, Inc., and Select Portfolio Servicing Inc. (“Credit Suisse”). The complaint seeks damages for fraud and breach of contractual obligations in connection with the procurement of financial guarantee insurance on the Home Equity Mortgage Trust Series 2007-2 securitization. The complaint alleges, among other claims, that Credit Suisse falsely represented (i) the attributes of the securitized loans; (ii) that the loans complied with the governing underwriting guidelines; and (iii) that Credit Suisse had conducted extensive due diligence on the securitized loans to ensure compliance with the underwriting guidelines. The complaint further alleges that the defendants breached their contractual obligations to cure or repurchase loans found to be in breach of the representations and warranties applicable thereto and denied MBIA the requisite access to all records and documents regarding the securitized loans. On August 9, 2010, the court denied Credit Suisse’s motion to dismiss in part. On January 27, 2011, the court issued a ruling allowing MBIA Corp. a jury trial on its fraudulent inducement cause of action.

On December 6, 2010, MBIA Corp., commenced an action in New York State Supreme Court, Westchester County, against Morgan Stanley, Morgan Stanley Capital Holdings LLC and Saxon Mortgage Services Inc. (collectively, “Morgan Stanley”). The complaint alleges fraud and breach of contract on the part of Morgan Stanley in connection with MBIA Corp.’s issuance of financial guarantee insurance on the MSM 2007-9SL Alt-A RMBS transaction and breach of Saxon Mortgage Inc.’s servicing obligations. On February 9, 2011, the Westchester County Commercial Division judge who was assigned the case recused himself because of a conflict. On February 16, 2011, the parties filed a joint stipulation with the court to transfer venue to the New York County Commercial Division.

In its determination of expected ultimate insurance losses on financial guarantee contracts, MBIA has considered the probability of potential recoveries arising out of the contractual obligation by the sellers/servicers to repurchase or replace ineligible mortgage loans in certain second-lien mortgage securitizations, which include potential recoveries that may be affected by the legal actions against Countrywide, RFC, Credit Suisse, GMAC and Morgan Stanley. However, there can be no assurance that MBIA will prevail in these actions.

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On April 30, 2009, MBIA Corp. and LaCrosse commenced an action in the New York State Supreme Court, New York County, against Merrill Lynch, Pierce, Fenner and Smith, Inc. and Merrill Lynch International. The complaint (amended on May 15, 2009) seeks damages in an as yet indeterminate amount believed to be in excess of several hundred million dollars arising from alleged misrepresentations and breaches of contract in connection with eleven CDS contracts pursuant to which MBIA wrote protection in favor of Merrill Lynch and other parties on a total of $5.7 billion in CDOs arranged and marketed by Merrill Lynch. The complaint also seeks rescission of the CDS contracts. On April 9, 2010, Justice Bernard Fried denied in part and granted in part Merrill Lynch’s motion to dismiss. On April 13, 2010, MBIA Corp. filed a notice of appeal with respect to the dismissal of its claims for fraud, negligent misrepresentation and breach of the implied covenant of good faith and fair dealing. Merrill Lynch filed its cross notice of appeal regarding the breach of contract claim that survived the motion to dismiss. On February 1, 2011, the New York Supreme Court, Appellate Division, First Department affirmed the lower court’s dismissal and reversed the lower court’s ruling relating to MBIA Corp.’s breach of contract claim. MBIA Corp. intends to appeal the Appellate Division’s ruling to the New York Court of Appeals, and has filed papers with the lower court seeking permission to file an amended complaint.

On January 21, 2010, MBIA Corp. and LaCrosse commenced an action in New York State Supreme Court, Westchester County, against Royal Bank of Canada and RBC Capital Markets Corporation (“RBC”) relating to three CDS transactions and related insurance policies referencing Logan CDO I, Ltd., Logan CDO II, Ltd. and Logan CDO III, Ltd. (the “Logan CDOs”). The complaint alleged RBC fraudulently or negligently induced MBIA Corp. to insure the Logan CDOs, claims for breach of contract and promissory estoppel, and challenges RBC’s failure to issue credit event and related notifications in accordance with contractual obligations for the Logan CDOs. A settlement of this matter was reached between the parties and on January 4, 2011, a stipulation of voluntary discontinuance with prejudice was filed. The settlement also included commutation of certain CDS contracts between RBC and LaCrosse.

On October 14, 2008, June 17, 2009 and August 25, 2009, MBIA Corp. submitted proofs of claim to the Federal Deposit Insurance Corporation (“FDIC”) with respect to the resolution of IndyMac Bank, F.S.B. for both pre- and post-receivership amounts owed to MBIA Corp. as a result of IndyMac’s contractual breaches and fraud in connection with financial guarantee insurance issued by MBIA Corp. on securitizations of home equity lines of credit. The proofs of claim were subsequently denied by the FDIC. MBIA Corp. has appealed the FDIC’s denial of its proofs of claim via a complaint, filed on May 29, 2009, against IndyMac Bank, F.S.B. and the FDIC, as receiver, in the United States District Court for the District of Columbia and alleges that IndyMac fraudulently induced MBIA Corp. to provide financial guarantee insurance on securitizations of home equity lines of credit by breaching contractual representations and warranties as well as negligently and fraudulently misrepresenting the nature of the loans in the securitization pools and IndyMac’s adherence to its strict underwriting standards and guidelines. On February 8, 2010, MBIA Corp. filed its amended complaint against the FDIC both in its corporate capacity and as conservator/receiver of IndyMac Federal Bank, F.S.B. for breach of its contractual obligations as servicer and seller for the IndyMac transactions at issue and for unlawful disposition of IndyMac Federal Bank, F.S.B.’s assets in connection with the FDIC’s resolution of IndyMac Bank, F.S.B. On May 21, 2010, the FDIC filed separate motions to dismiss both in its capacity as a corporate entity and as receiver/conservator. MBIA Corp. filed its opposition to the FDIC’s motions to dismiss on July 1, 2010. The FDIC’s replies were filed on July 30, 2010.

On September 22, 2009, MBIA Corp. commenced an action in Los Angeles Superior Court against IndyMac ABS, Inc., Home Equity Mortgage Loan Asset-Backed Trust, Series 2006-H4, Home Equity Mortgage Loans Asset-Backed Trust, Series INDS 2007-I, Home Equity Mortgage Loan Asset-Backed Trust, Series INDS 2007-2, Credit Suisse Securities (USA), L.L.C., UBS Securities, LLC, JPMorgan Chase & Co., Michael Perry, Scott Keys, Jill Jacobson, and Kevin Callan. The Complaint alleges that IndyMac Bank made numerous misrepresentations and omissions of material fact in connection with its sale of certain RMBS, including that the underlying collateral consisting of mortgage loans had been originated in strict compliance with its underwriting standards and guidelines. MBIA Corp. commenced this action as subrogee of the purchasers of the RMBS, who incurred severe losses that have been passed on to MBIA Corp. as the insurer of the income streams on these securities. On

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October 19, 2009, MBIA Corp. dismissed IndyMac ABS, Inc. from the action without prejudice. On October 23, 2009, defendants removed the case to the United States District Court for the Central District of California. On November 30, 2009, the IndyMac trusts were consensually dismissed from the litigation. On December 23, 2009, federal District Court Judge S. James Otero of the Central District of California granted MBIA Corp.’s motion to remand the case to Los Angeles Superior Court. On March 25, 2010, the case was reassigned to Judge Carl West. On June 4, 2010, defendants filed their Answers and Motion for Judgment on the Pleadings. MBIA Corp.’s opposition was filed on June 23, 2010. On August 3, 2010, the court denied defendants Motion for Judgment on the Pleadings in its entirety.

On December 9, 2009, MBIA Corp. and LaCrosse commenced an action in United States District Court for the Southern District of New York against Cooperatieve Centrale Raiffeisen Boerenleenbank B.A. (“Rabobank”), The Bank of New York Mellon Trust Company, N.A., as Trustee (“Bank of New York Mellon”), and Paragon CDO Ltd. MBIA, as controlling class under the relevant Indenture, commenced the action seeking declaratory relief and damages for breach of contract and negligence relating to the improper sale of certain reference obligations in the Paragon CDO portfolio pool. On January 15, 2010, Rabobank and The Bank of New York Mellon filed their answers. On February 16, 2010, Paragon CDO Ltd. was dismissed from the case with prejudice. On April 16, 2010, Rabobank and Bank of New York Mellon filed respective pleadings opposing MBIA Corp.’s motion for summary judgment and in support of their own cross-motions for summary judgment and briefing is now completed.

On March 11, 2009, a complaint was filed in the United States District Court of the Southern District of New York against MBIA, MBIA Corp. and National, entitled Aurelius Capital Master, Ltd. et al. v. MBIA Inc. et al., 09-cv-2242 (S.D.N.Y.). The lead plaintiffs, Aurelius Capital Master, Ltd., Aurelius Capital Partners, LP, Fir Tree Value Master Fund, L.P., Fir Tree Capital Opportunity Master Fund, L.P., and Fir Tree Mortgage Opportunity Master Fund, L.P. (the “Aurelius Plaintiffs”), purport to be acting as representatives for a class consisting of all holders of securities, instruments, or other obligations for which MBIA Corp., before February 18, 2009, issued financial guarantee insurance other than United States municipal/governmental bond securities. The complaint alleges that certain of the terms of the transactions entered into by MBIA Corp., which were approved by the New York State Department of Insurance, constituted fraudulent conveyances under §§ 273, 274 and 276 of New York Debtor and Creditor Law and a breach of the implied covenant of good faith and fair dealing under New York common law. The Complaint seeks, inter alia, (a) a declaration that the alleged fraudulent conveyances are null and void and set aside, (b) a declaration that National is responsible for the insurance policies issued by MBIA Corp. up to February 17, 2009, and (c) an award of damages in an unspecified amount together with costs, expenses and attorneys’ fees in connection with the action. On February 11, 2010, Judge Sullivan entered an order denying MBIA’s motion to dismiss. On January 20, 2011, in light of the Appellate Division of the New York State Supreme Court’s order dismissing the ABN AMRO Bank N.V. et al. v. MBIA Inc. et al. discussed below, Judge Sullivan stayed this action pending plaintiffs appeal to the New York State Court of Appeals.

On April 6, 2009, a complaint was filed in the Court of Chancery for the State of Delaware entitled Third Avenue Trust and Third Avenue Variable Series Trust v. MBIA Insurance Corp. and MBIA Insurance Corp. of Illinois, CA 4486-UCL. Plaintiffs allege that they are holders of approximately $400 million of surplus notes issued by MBIA Corp. (for purposes of this section, the “Notes”) in January 2008. The complaint alleges (Count I) that certain of the Transactions breached the terms of the Notes and the Fiscal Agency Agreement dated January 16, 2008 pursuant to which the Notes were issued. The complaint also alleges that certain transfers under the Transactions were fraudulent in that they allegedly left MBIA Corp. with “unreasonably small capital” (Count II), “insolvent” (Count III), and were made with an “actual intent to defraud” (Count IV). The complaint seeks a judgment (a) ordering the defendants to unwind the Transactions (b) declaring that the Transactions constituted a fraudulent conveyance, and (c) damages in an unspecified amount. On October 28, 2009, Vice Chancellor Strine entered an order dismissing the case without prejudice. On December 21, 2009, plaintiffs re-commenced the action in New York State Supreme Court. On February 10, 2011, the New York County Commercial Division announced that Hon. O. Peter Sherwood has been assigned to the case to replace Justice Yates, who has resigned.

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On May 13, 2009, a complaint was filed in the New York State Supreme Court against MBIA, MBIA Corp. and National, entitled ABN AMRO Bank N.V. et al. v. MBIA Inc. et al. The plaintiffs, a group of domestic and international financial institutions, purport to be acting as holders of insurance policies issued by MBIA Corp. directly or indirectly guaranteeing the repayment of structured finance products. The complaint alleges that certain of the terms of the transactions entered into by MBIA, which were approved by the New York State Department of Insurance, constituted fraudulent conveyances and a breach of the implied covenant of good faith and fair dealing under New York law. The complaint seeks a judgment (a) ordering the defendants to unwind the Transactions, (b) declaring that the Transactions constituted a fraudulent conveyance, (c) declaring that MBIA and National are jointly and severally liable for the insurance policies issued by MBIA Corp., and (d) ordering damages in an unspecified amount. On February 17, 2010, the court denied defendants’ motion to dismiss. On January 11, 2011, the Appellate Division of the New York State Supreme Court reversed the lower court’s ruling and dismissed the complaint. On January 20, 2011, plaintiffs filed a Notice of Appeal to the New York State Court of Appeals. Argument has been scheduled for May 31, 2011. On February 10, 2011, the New York County Commercial Division announced that Hon. O. Peter Sherwood has been assigned to the case to replace Justice Yates, who has resigned. Seven of the original nineteen plaintiffs have dismissed their claims, several of which dismissals were related to the commutation of certain of their MBIA Corp. insured exposures.

On June 15, 2009, the same group of 19 domestic and international financial institutions who filed the above described plenary action in New York State Supreme Court filed a proceeding pursuant to Article 78 of New York’s Civil Practice Law & Rules in New York State Supreme Court, entitled ABN AMRO Bank N.V. et al. v. Eric Dinallo, in his capacity as Superintendent of the New York State Insurance Department, the New York State Insurance Department, MBIA Inc. et al. In its motions to dismiss the three above-referenced plenary actions, MBIA argued that an Article 78 proceeding is the exclusive forum in which a plaintiff may raise any challenge to the Transformation approved by the Superintendent of the Department of Insurance. The petition seeks a judgment (a) declaring void and to annul the approval letter of the Superintendent of the Department of Insurance, (b) to recover dividends paid in connection with the Transactions, (c) declaring that the approval letter does not extinguish plaintiffs’ direct claims against MBIA in the plenary action described above. MBIA and the New York State Insurance Department filed their answering papers to the Article 78 Petition on November 24, 2009 and argued that based on the record and facts, approval of Transformation and its constituent transactions was neither arbitrary nor capricious nor in violation of New York Insurance Law. As described above, seven of the original nineteen plaintiffs have dismissed their claims. Submission of all papers relating to the original petition are scheduled to be completed by May 30, 2011. On February 10, 2011, the New York County Commercial Division announced that Hon. O. Peter Sherwood has been assigned to the case to replace Justice Yates, who has resigned.

On October 22, 2010, a similar group of domestic and international financial institutions who filed the above described Article 78 proceeding and related plenary action in New York State Supreme Court filed an additional proceeding pursuant to Article 78 of New York’s Civil Practice Law & Rules in New York State Supreme Court, entitled Barclays Bank PLC et. al. v. James Wrynn, in his capacity as Superintendent of the New York State Insurance Department, the New York State Insurance Department, MBIA Inc. et al. This petition challenges the New York State Insurance Department’s June 22, 2010 approval of National’s restatement of earned surplus. On February 10, 2011, the New York County Commercial Division announced that Hon. O. Peter Sherwood has been assigned to the case to replace Justice Yates, who has resigned. The proceeding is currently stayed.

MBIA and MBIA Corp. are defending against the aforementioned actions in which they are a defendant and expect ultimately to prevail on the merits. There is no assurance, however, that they will prevail in these actions. Adverse rulings in these actions could have a material adverse effect on MBIA Corp.’s ability to implement its strategy and on its business, results of operations and financial condition.

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Note 19: Commitments and Contingencies (continued)

There are no other material lawsuits pending or, to the knowledge of MBIA Corp., threatened, to which MBIA Corp. or any of its subsidiaries is a party.

Note 20: Subsequent Events

Refer to “Note 19: Commitments and Contingencies” for information about legal proceedings that developed after December 31, 2010.